Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

ELEMENT PARTNERS, LLC

CLUB SERVICES, INC.

ALLIED ESPORTS MEDIA, INC.

and

ALLIED ESPORTS ENTERTAINMENT, INC.

January 19, 2021

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INDEX OF ANNEXES, EXHIBITS AND SCHEDULES

Annex	Description

Annex A	Certain Defined Terms

Exhibits	Description

Exhibit A	Form of Seller Stockholder Support Agreement
Exhibit B	Form WPT Brand License
Exhibit C	Form of Primo Vital Support Agreement
Exhibit D	Form of Ourgame Stockholder Support Agreement
Exhibit E	Amendment to Employment Agreement
Exhibit F	Restricted Business

Schedules	Description

Schedule 1.3	Pre-Closing Statement
Schedule 2.3(b)(iv)	Required Consents

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of January 19, 2021, is entered into by and among Element Partners, LLC, a Delaware limited liability company (“Buyer”), Club Services, Inc., a Nevada corporation (the “Company”), Allied Esports Media, Inc., a Delaware corporation, Allied Esports Media, Inc., a Delaware corporation (“Seller”), and Allied Esports Entertainment, Inc., a Delaware corporation (“Parent”). Buyer, the Company, Seller and Parent are collectively referred to herein as the “Parties” and each individually as a “Party.”

WITNESSETH

WHEREAS, Parent owns beneficially and of record 100% of the issued and outstanding equity interests of Seller, which owns beneficially and of record 100% of the issued and outstanding equity interests of the Company (the “Acquired Equity Interests”);

WHEREAS, upon the terms and subject to the conditions hereinafter set forth, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Acquired Equity Interests (such purchase and sale, and the related transactions contemplated by this Agreement, the “Transactions”);

WHEREAS, the respective boards of directors of Parent and Seller have each approved and deemed expedient and in the best interests of Parent and Seller, respectively, and their respective stockholders, this Agreement and the Transactions and have recommended that their respective stockholders adopt, authorize and approve this Agreement and the Transactions;

WHEREAS, on or prior to the date hereof, Parent, in its capacity as the sole stockholder of Seller, has adopted, authorized and approved this Agreement and the transactions contemplated hereby; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a material inducement for Buyer to enter into this Agreement and the Transactions, Buyer and the other parties thereto are entering into the Seller Stockholder Support Agreements.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties hereby agree as follows:

Article I
THE STOCK PURCHASE

1.1 Purchase and Sale of Acquired Equity Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase (or cause one or more of its subsidiaries to purchase), and Seller shall sell, all of the Acquired Equity Interests in exchange for aggregate cash payments comprised of (a) $68.25 million in cash, consisting of a payment in the amount of $4.0 million payable upon the Parties’ execution of this Agreement (the “Initial Payment”) and $64.25 million payable upon the Closing (the “Closing Cash Payment”) and (b) the Tournament Payment (collectively with the Initial Payment and the Closing Cash Payment, the “Unadjusted Purchase Price”), as adjusted pursuant to the terms of this Article I, payable in accordance with the terms of this Agreement. The Initial Payment is non-refundable to Buyer for any reason except as set forth in Article IX.

1.2 Tournament Payment. On and subject to the terms of this Section 1.2, Buyer shall pay Seller an aggregate amount equal to the Tournament Payment.

(a) Definitions. For all purposes of this Agreement, “Tournament Payment” shall mean the following amounts, collectively:

(i) the amount equal to the lesser of (A) five percent (5%) of the aggregate entry fees from World Poker Tour-branded tournaments during the period beginning on the first day after the Closing and ending on the last day of the calendar quarter in which the Closing occurs (the “First Quarterly Payment Period”) or (B) by the amount by which $10 million exceeds any amounts offset from the Quarterly Tournament Payments pursuant to Section 8.4(c)(i) (the “First Quarterly Tournament Payment”);

(ii) the amount equal to the lesser of (A) five percent (5%) of the aggregate entry fees from World Poker Tour-branded tournaments during each calendar quarter after the First Quarterly Payment Period (the “Subsequent Quarterly Payment Periods,” and together with the First Quarterly Payment Period, the “Quarterly Payment Periods”) or (B) the amount, which may be zero, by which $10 million exceeds the sum of (1) the First Quarterly Tournament Payment, (2) all Quarterly Tournament Payments on account of Subsequent Quarterly Payment Periods arising under (A) above prior to the date of such Tournament Payment (the “Subsequent Quarterly Tournament Payments,” and together with the First Quarterly Tournament Payment, the “Quarterly Tournament Payments”), and (3) amounts offset from the Quarterly Tournament Payments pursuant to Section 8.4(c)(i); and

(iii) the amount equal to the difference, which may be zero, between $10 million and an amount equal to the sum of (A) the aggregate amount of any Quarterly Tournament Payments theretofore actually made by Buyer to Seller under this Section 1.2 and (B) any amounts offset from the Quarterly Tournament Payments pursuant to Section 8.4(c)(i) (the “Final Tournament Payment”).

(b) Procedures. Not later than ninety (90) days after the end of each of the Quarterly Payment Period, Buyer shall prepare and deliver to Seller a statement setting forth its determination of the aggregate entry fees from World Poker Tour-branded tournaments during such period and Buyer’s calculation of the Quarterly Tournament Payment based thereon, together with such supporting documentation as may be reasonably necessary for Seller to verify and determine the amounts set forth therein (such statement, a “Tournament Statement”). Seller may review once during each calendar year any part or all of a Tournament Statements delivered during such calendar year, which review and resolution shall be subject to the provisions of Section 1.3(d), mutatis mutandis, and any disputes between Buyer and Seller with respect to any Tournament Statement or any amount payable to Seller in respect of the Quarterly Tournament Payments during such calendar year shall be resolved pursuant to the provisions of Section 1.3(e), mutatis mutandis.

(c) Payment Schedule. Buyer shall pay the amounts comprising the Tournament Payment at the times and in the manner set forth below:

(i) Buyer shall pay Seller, via wire transfer of immediately available funds to an account designated by Seller, each Quarterly Tournament Payment contemporaneously with delivery of the Tournament Statement to which the Quarterly Tournament Payment relates.

(ii) Buyer shall pay Seller, via wire transfer of immediately available funds to an account designated by Seller, the Final Tournament Payment, on the third anniversary of the Closing Date. Not later than concurrently with such payment, Buyer shall deliver to Seller a statement showing its calculation of the amount payable in respect of the Final Tournament Payment. Notwithstanding any other provision of this Section 1.2 or otherwise, the maximum aggregate amount payable by Buyer pursuant to this Section 1.2 shall be $10 million. For the purpose of clarification, Buyer’s payment of an aggregate of $10 million to Seller pursuant to this Section 1.2 shall immediately and automatically be deemed to resolve any pending disputes with respect to amounts payable under this Section 1.2; provided, that if Buyer’s payment to Seller of an aggregate of $10 million to Seller resolves any dispute or disputes between such Parties that is then pending with the Accounting Firm, Buyer and Seller shall, notwithstanding the provisions of Section 1.2(b) or Section 1.3(e), each pay to the Accounting Firm fifty percent (50%) of the accrued and unpaid aggregate fees and expenses of the Accounting Firm incurred in connection with such dispute or disputes deemed resolved pursuant to this Section 1.2(c)(ii).

1.3 Calculation of Consideration.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i) “Company Cash” shall mean without duplication, as of the Determination Time and determined in accordance with the Applicable Accounting Principles, the aggregate amount of all cash, cash equivalents and marketable securities held by the Company or any of its Subsidiaries, which shall be (A) reduced by the amount of any drafts, checks and wires issued by the Company or any of its Subsidiaries but not yet cashed or cleared, any amounts paid by the Company or any of its Subsidiaries with respect to Taxes on the Closing Date (and any withholding Tax or other costs of repatriating any cash held by non-U.S. Subsidiaries), and any restricted cash (including any security deposits and cash posted for bonds, letters of credit or similar instruments, and amounts held in escrow), and (B) increased by the amount of all drafts, checks, incoming wires and other deposits made to the Company or any of its Subsidiaries but not yet credited or cleared.

(ii) “Company Indebtedness” shall mean, without duplication, as of the Determination Time and determined in accordance with the Applicable Accounting Principles, an amount equal to the sum of all outstanding guaranties and indebtedness for borrowed money owed to third parties (whether short- or long-term, whether or not due and payable, to the extent they are owed or guaranteed by the Company or any Subsidiary), including all unfunded severance payment obligations, bank debt and notes, and all fees, expenses or termination payments, or accumulated interest in connection therewith, but excluding any outstanding principal, accrued interest and other amounts payable under the PPP Loan.

(iii) “Determination Time” shall mean 12:01 a.m. Pacific Time on the Closing Date, provided that the Determination Time with respect to Pre-Closing Taxes shall be 11:59 p.m. Pacific Time on the Closing Date.

(iv) “Total Closing Consideration” shall mean an amount equal to (A) the Total Consideration, minus (B) the Tournament Payment, minus (C) the Initial Payment.

(v) “Total Consideration” shall mean an amount equal to (A) the Unadjusted Purchase Price, plus (B) the Company Cash, if any, minus (C) any Transaction Expenses remaining unpaid at Closing, minus (D) any Company Indebtedness remaining unpaid at Closing, and minus (E) a good faith estimate of Pre-Closing Taxes to the extent not previously paid or satisfied.

(vi) “Transaction Expenses” shall mean, without duplication, whether or not payable prior to, on or after the Closing Date, all fees and expenses incurred by or on behalf of the Company or any Subsidiary, or for or with respect to which the Company or any Subsidiary has any obligation or liability, in connection with this Agreement and the Transactions and unpaid as of the Determination Time, including all fees and expenses incurred by the Company or any Subsidiary with respect to: (a) all third-party legal, accounting, financial advisory, consulting, finders and all other fees and expenses of third parties incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions; (b) Transaction Payroll Taxes, and (c) all sale, “stay-around,” retention, change of control, severance or similar bonuses or amounts that will become payable by the Company or any Subsidiary prior to the Closing with respect to employees, in connection with or as a result of the consummation of the Transactions. For the avoidance of doubt, Transaction Expenses shall be calculated without duplication of any amounts included in Company Indebtedness.

(b) Preparation and Delivery of Pre-Closing Statement. No later than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver, or cause to be prepared and delivered, to Buyer a certificate (the “Pre-Closing Statement”), executed by an officer of the Company, setting forth the Company’s good faith calculation of Total Consideration, showing in sufficient detail the applicable calculations and descriptions for each line item therein, including, without limitation, (i) the Company Cash, (ii) each item of any unpaid Company Indebtedness with a description of the nature of such Company Indebtedness and the Person to whom such Company Indebtedness is owed, and (iii) each item of unpaid Transaction Expenses, with a description of the nature of such Transaction Expenses and the Person to whom such Transaction Expenses are or were owed. The Pre-Closing Statement shall be accompanied by such supporting documentation, information and calculations as are necessary for Buyer to verify and determine the amounts set forth therein, as listed in Schedule 1.3. An illustrative example of the Pre-Closing Statement to be prepared by the Company and delivered to Buyer is set forth on Schedule 1.3.

(c) Preparation and Delivery of Post-Closing Statement. As promptly as practicable, but in no event later than 90 calendar days after the Closing Date, Buyer shall prepare and deliver, or cause to be prepared and delivered, to Seller a certificate (the “Post-Closing Statement”), executed by an officer of Buyer, setting forth Buyer’s good faith calculation of (i) the Company Indebtedness, (ii) the Transaction Expenses as of the Determination Time, (iii) the Pre-Closing Taxes as of the Determination Time, and (iv) the Company Cash, in each case, showing in reasonable detail the calculation thereof. The Post-Closing Statement shall be set out in accordance with the Pre-Closing Statement and on the basis delineated in Section 1.3(d).

(d) Review of Post-Closing Statement. Seller shall have 30 days following its receipt of the Post-Closing Statement (the “Review Period”) to review the Post-Closing Statement, and Buyer shall, promptly upon Seller’s request, provide relevant portions of books and records necessary for Seller to review the items set forth in the Post-Closing Statement during the Review Period. On or before the expiration of the Review Period, Seller shall deliver to Buyer a written statement accepting or disputing the Post-Closing Statement. In the event that Seller shall dispute the Post-Closing Statement, such statement shall include an itemization of Seller’s objections and the reasons therefor including any supporting documentation, information and calculations (such statement, a “Dispute Statement”). Any component of the Post-Closing Statement that is not disputed in a Dispute Statement shall be final and binding on the Parties and not subject to appeal. If Seller does not deliver a Dispute Statement to Buyer within the Review Period or delivers a statement accepting the Post-Closing Statement, the Post-Closing Statement shall be final and binding on the Parties and not subject to appeal.

(e) Dispute Resolution. If Seller delivers a Dispute Statement during the Review Period, Buyer and Seller shall promptly meet and attempt in good faith to resolve their differences with respect to the disputed items set forth in the Dispute Statement during the 30 calendar days immediately following Buyer’s receipt of the Dispute Statement, or such longer period as Buyer and Seller may mutually agree in writing (the “Resolution Period”). Any such disputed items that are resolved by Buyer and Seller during the Resolution Period shall be in writing and shall be final and binding on the Parties and not subject to appeal. If Buyer and Seller do not resolve all such disputed items by the end of the Resolution Period, Buyer and Seller shall submit all items remaining in dispute with respect to the Dispute Statement to RSM US LLP or such other independent certified public accounting firm that is acceptable to both Buyer and Seller (the “Accounting Firm”) for review and resolution. The Accounting Firm shall make all calculations in accordance with the practices used in preparation of the Post-Closing Statement, shall determine only those items remaining in dispute between Buyer and Seller, and shall only be permitted or authorized to determine an amount with respect to any such disputed item that is either the amount of such disputed item as proposed by Buyer in the Post-Closing Statement or the amount of such disputed item as proposed by Seller in the Dispute Statement. Each of Buyer and Seller shall (i) enter into a customary engagement letter with the Accounting Firm at the time such dispute is submitted to the Accounting Firm and otherwise cooperate with the Accounting Firm, (ii) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Accounting Firm in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other Party’s position with respect to such disputed items and (iii) subject to customary confidentiality and indemnity agreements, provide the Accounting Firm with access to their respective books, records, personnel and Representatives and such other information as the Accounting Firm may require in order to render its determination. The Accounting Firm shall be instructed to deliver to Buyer and Seller a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by Buyer and Seller) of the disputed items within 15 calendar days of receipt of the disputed items, which determination shall be final and binding on the Parties and not subject to appeal. All fees and expenses relating to the work, if any, to be performed by the Accounting Firm will be allocated between Buyer, on the one hand, and Seller, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Accounting Firm that is unsuccessfully disputed by each such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of such items so submitted.

(f) Final Total Consideration. The Total Consideration, as deemed final and binding on the Parties pursuant to this Section 1.3, is referred to herein as the “Final Total Consideration.”

1.4 Further Action. If at any time from and after the Closing, any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to vest Buyer with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and its Subsidiaries, Buyer, Parent, Seller, and the officers and directors of the Company, the manager of Buyer and, if applicable, the officers and directors of Parent and Seller, are fully authorized in the name of their respective entities or otherwise to take, and shall take, all such lawful and necessary action.

Article II
THE CLOSING

2.1 The Closing. The Parties shall consummate the Transactions at a closing (the “Closing”) to take place electronically by the exchange of .PDF copies of documents as soon as practicable (but in no event more than three (3) Business Days) following the satisfaction or waiver of all of the conditions set forth in Section 2.3 other than those conditions that by their nature are to be satisfied at the Closing (but subject to the fulfillment or waiver of such conditions at the Closing), unless another date is mutually agreed upon in writing by Buyer and Seller. The date upon which the Closing occurs hereunder is referred to herein as the “Closing Date.”

2.2 Closing Deliveries.

(a) Parent and Seller Closing Deliveries. At the Closing and subject thereto, Parent and Seller shall deliver (or cause to be delivered) to Buyer the following:

(i) all certificates held by Seller evidencing the Acquired Equity Interests, duly endorsed for transfer in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer;

(ii) the written resignations of the directors and officers of the Company and WPT, duly executed by such directors and officers;

(iii) the Seller Stockholder Support Agreements, duly executed by the parties thereto other than Buyer;

(iv) unless previously delivered to Buyer pursuant to Section 7.12, the Ourgame Stockholder Support Agreements, duly executed by the parties thereto other than Buyer;

(v) unless previously delivered to Buyer pursuant to Section 7.12, the Primo Vital Support Agreement, duly executed by the parties thereto other than Buyer;

(vi) Payoff Letter(s) (each, a “Payoff Letter” and, collectively, the “Payoff Letters”) and Release(s) of Guarantees, in form and substance reasonably satisfactory to Buyer, with respect to the Company Indebtedness;

(vii) the written consent of Parent, in its capacity as the sole stockholder of Seller, adopting, authorizing and approving this Agreement and the Transactions, which consent constitutes the Seller Stockholder Approval;

(viii) a certificate, signed by an officer of Seller, certifying that true, complete and correct copies of the Fundamental Documents of the Company and each Subsidiary, as in effect on the Closing Date, are attached to such certificate;

(ix) a transition services agreement with respect to the services of certain employees of the Company and Parent after the Closing Date in a form mutually and reasonably agreed to by Parent and the Company duly executed by the parties thereto (the “Transition Services Agreement”); and

(x) an amendment of that certain Executive Engagement Agreement dated January 24, 2018, as amended by that certain Amendment 1 dated June 1, 2018, originally entered into by Ourgame and Adam Pliska and subsequently assigned by Ourgame to Parent pursuant to that certain Assignment and Assumption Agreement dated April 24, 2020 in the form attached as Exhibit E, duly executed by Parent, the Company and Mr. Pliska; and

(xi) such other documents and instruments as Buyer may reasonably request in order to effectively transfer to Buyer, and vest in Buyer full and marketable title in and to, the Acquired Equity Interests, free and clear of all liabilities and all Liens, including Encumbrance And Restriction Free Company Intellectual Property.

(b) Buyer Closing Deliveries. At the Closing and subject thereto, Buyer shall deliver (or cause to be delivered) the following:

(i) to Seller, a cash payment via wire transfer of immediately available funds in the aggregate amount of the Total Closing Consideration, to the account(s) of Seller designated on the Payment Spreadsheet;

(ii) to each of the applicable lender(s) under the respective Payoff Letters, the cash payments, in each case via wire transfer of immediately available funds, set forth in such Payoff Letter(s) and the Payment Spreadsheet in order to fully satisfy all outstanding Company Indebtedness to which such Payoff Letter(s) relate;

(iii) to the vendors owed any Transaction Expenses that have not been paid as of immediately prior to the Closing, cash payments via wire transfer of immediately funds in the respective amounts owed to such vendors and to their respective accounts designated in the Payment Spreadsheet;

(iv) the Seller Stockholder Support Agreements, duly executed by Buyer;

(v) unless previously delivered by Buyer to Parent and the signatories to the Ourgame Stockholder Support Agreements pursuant to Section 7.12, the Ourgame Stockholder Support Agreements, duly executed by Buyer; and

(vi) unless previously delivered by Buyer to Parent and Ourgame pursuant to Section 7.12, the Primo Vital Support Agreement, duly executed by Buyer.

2.3 Closing Conditions.

(a) Mutual Conditions. The respective obligations of the Parties to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(i) Stockholder Approval. The Parent Stockholder Approval shall have been obtained.

(ii) No Injunctions or Restraints; Illegality. No Order or other Law preventing or making illegal the consummation of the Transactions shall be in effect.

(iii) No Litigation. There shall be no pending Action by any Governmental Entity (A) challenging the Transactions, seeking to restrain or prohibit the consummation of the Transactions or seeking to obtain from Parent and/or Seller any damages that are material in relation to Parent, Seller and their respective subsidiaries taken as a whole, or (B) seeking to prohibit Buyer from effectively controlling in any material respect the business or operations of the Company and its Subsidiaries as a result of the Closing.

(b) Conditions to Obligations of Buyer. The obligation of Buyer to effect the Transactions is also subject to the satisfaction, or waiver by Buyer, at or prior to the Closing, of the following conditions:

(i) Representations and Warranties. Subject to the standard set forth in Section 2.3(d), the representations and warranties of Parent, Seller and the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer or the Chief Financial Officer of Seller to the foregoing effect.

(ii) Performance of Obligations of Seller and Parent. Each of Seller and Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing; and Buyer shall have received a certificate signed on behalf of each of Seller and Parent by their respective Chief Executive Officer or the Chief Financial Officer to such effect.

(iii) No Parent, Seller or Company Material Adverse Effect. Between the date hereof and Closing, no Material Adverse Effect with respect to Parent, Seller or the Company shall have occurred and Buyer shall have received a certificate signed on behalf of each of Seller and Parent by their respective Chief Executive Officer or the Chief Financial Officer to such effect.

(iv) Third Party Consents. Buyer shall have received copies of the consents and approvals set forth on Schedule 2.3(b)(iv), duly executed by the Persons respectively giving the same.

(v) FIRPTA Certificate. Buyer shall have received a certificate from Seller certifying as to Seller’s status as a U.S. person in a form reasonably acceptable to Buyer for purposes of satisfying Buyer’s obligations under Treasury Regulation Section 1.1445-2(b), duly executed by Seller.

(vi) Parent and Seller Closing Deliveries. Each of Parent and Seller shall have made all of the Closing deliveries specified in Section 2.2(a).

(c) Conditions to Obligations of Parent and Seller. The obligation of Parent and Seller to effect the Transactions is also subject to the satisfaction or waiver by Seller at or prior to the Closing of the following conditions:

(i) Representations and Warranties. Subject to the standard set forth in Section 2.3(d), the representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Seller shall have received a certificate signed on behalf of Buyer by the Manager of Buyer to the foregoing effect.

(ii) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and Seller shall have received a certificate signed on behalf of Buyer by the Manager of Buyer to such effect.

(iii) Buyer Closing Deliveries. Buyer shall have made all of the Closing deliveries specified in Section 2.2(b).

(d) Standard. For purposes of Sections 2.3(b)(i) and 2.3(c)(i) only, no representation or warranty of the Company contained in Article III, or of Parent and Seller contained in Article IV, or of Buyer contained in Article V shall be deemed untrue, inaccurate or incorrect under this Agreement as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of the Company, or Article IV, in the case of Seller or Parent, or Article V, in the case of Buyer, has had or would reasonably be expected to have a Material Adverse Effect with respect to the Company, Seller or Buyer, respectively (disregarding, except as it relates to Section 4.8, all qualifications or limitations set forth in any representations or warranties as to “materiality,” “Material Adverse Effect” and words of similar import). Notwithstanding the immediately preceding sentence, the representations and warranties contained in Sections 3.1(a), 3.2(a), 3.4(a), 3.5, 3.9, 3.21 and 3.28, in the case of the Company (the “Company Fundamental Representations”); Sections 4.2(a), 4.2(b)(i), 4.6(c), 4.8 and 4.11, and the last sentence of Section 4.6(b) in the case of Parent and Seller (the “Parent and Seller Fundamental Representations”); and Sections 5.1, 5.2(a), 5.2(b)(i), and 5.4, in the case of Buyer (the “Buyer Fundamental Representations” and collectively with the Company Fundamental Representations and Parent and Seller Fundamental Representations, the “Fundamental Representations”), shall be deemed untrue and incorrect if not true and correct in all respects (other than the representations and warranties of the Company contained in Sections 3.9 and 3.28, which shall be true and correct in all material respects).

(e) Frustration of Closing Conditions. Neither Parent or Seller, on the one hand, nor Buyer, on the other hand, may rely on the failure of any condition set forth in Section 2.3(a), Section 2.3(b), or Section 2.3(c), as applicable, to be satisfied if such failure was primarily caused by the Party relying on such failure to perform any of its material obligations under this Agreement.

2.4 Payment of Closing Consideration.

(a) Payment Spreadsheet. At least two (2) Business Days prior to the Closing, the Company shall deliver to Buyer a spreadsheet (the “Payment Spreadsheet”) setting forth the following information, in form and substance reasonably satisfactory to Buyer and accompanied by documentation reasonably satisfactory to Buyer in support of the information set forth therein:

(i) a calculation of the Total Consideration and all components thereof;

(ii) a listing of (A) each lender with respect to any Company Indebtedness to which a Payoff Letter relates, together with the aggregate amount payable to such lender and the wire transfer information for the account or accounts at which such lender is to receive such payment, in each case as set forth on the applicable Payoff Letter, and (B) each vendor owed any Transaction Expenses in connection with the Transactions, together with the aggregate amount payable to such vendor and the wire information for the account or accounts at which such vendor is to receive payment of such amount; and

(iii) with respect to Seller: (A) the name and address of Seller, (B) the number, class and series of all of the Company Equity Capital held by Seller, (C) the date of acquisition all of the Company Equity Capital held by Seller, (D) the aggregate Total Closing Consideration that Seller is entitled to receive pursuant to Section 1.3, (E) withholding Tax deducted and withheld under Section 2.6, (F) with respect to any shares of Company Equity Capital that are “covered securities” within the meaning of Treasury Regulations Section 1.6045-1(a)(15), the adjusted tax basis of such shares, and (G) wire information for the designated account or accounts at which Seller is to receive the Total Closing Consideration.

(b) No Liability. Notwithstanding anything to the contrary in this Section 2.4, none of Buyer, the Company and Seller shall be liable to any Person for any amount required to be paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.5 Payment of Post-Closing Adjustment to Consideration.

(a) Positive Adjustment. If (i) the amount of the Final Total Consideration exceeds the amount of the Total Consideration, in each case, disregarding the Tournament Payment (such excess amount, the “Positive Adjustment Amount”), then within three (3) Business Days after the determination of the Final Total Consideration pursuant to Section 1.3, Buyer shall deliver to Seller an amount in cash equal to the Positive Adjustment Amount as set forth on the Payment Spreadsheet, in immediately available funds by wire transfer to an account designated by Seller in writing.

(b) Negative or No Adjustment. If (i) the amount of the Total Consideration exceeds the amount of the Final Total Consideration, in each case, disregarding the Tournament Payment (such excess amount, the “Negative Adjustment Amount”), then Seller shall deliver to Buyer an amount in cash equal to the portion of the Negative Adjustment Amount as set forth on the Payment Spreadsheet, in immediately available funds by wire transfer to an account designated by Buyer in writing.

(c) Tax Treatment. Any payment made under this Section 2.5, to the maximum extent permitted by applicable Law, shall be treated for all Tax purposes as an adjustment to the Total Consideration.

2.6 Withholding Taxes. The Company and Buyer shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or non-U.S. Tax Law or under any Laws or Orders. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are specifically set forth in the appropriate section, subsection or subclause of the disclosure letter supplied by Parent, Seller and the Company to Buyer on the date of this Agreement (the “Disclosure Letter”) or in any other section, subsection or subclause of the Disclosure Letter if and to the extent that it is reasonably apparent that it applies to such other section, subsection or subclause of Article III and Article IV, the Company hereby represents and warrants to Buyer as follows:

3.1 Organization and Good Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of Nevada. The Company has the requisite power to own, lease and operate its assets and properties and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign entity in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification or license necessary to the Company’s business as currently conducted, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company has made available to Buyer true, correct and complete copies of its Fundamental Documents, each in full force and effect on the date of this Agreement (collectively, the “Charter Documents”). The Board of Directors of the Company has not approved or proposed, nor has any Person proposed, any amendment to any of the Charter Documents.

(c) Section 3.1(c) of the Disclosure Letter sets forth a true, correct and complete list of: (i) the names of the members of the Board of Directors of the Company and of the Board of Directors of each of the Subsidiaries and (ii) the names and titles of the officers of the Company and each of the Subsidiaries.

(d) Except as set forth on Section 3.1(d) of the Disclosure Letter, the Company and its Subsidiaries has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, business name or other name, other than its corporate name as set forth in this Agreement.

3.2 Authority, Enforceability, and Noncontravention.

(a) The Company has all requisite power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary action on the part of the Company (including the approval of the Board of Directors of the Company) and no further action is required on the part of the Company to authorize this Agreement or to consummate the Transactions.

(b) This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other Parties, constitutes the valid and binding obligations of the Company enforceable against it in accordance with its terms, subject to (x) Laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (y) rules of Law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

(c) The execution and delivery of this Agreement by the Company does not, and the consummation of the Transactions will not, (i) result in the creation of any Liens (other than Permitted Liens), on any of the properties or assets of the Company or any Subsidiary, or any of the Company Equity Capital or any equity interest of a Subsidiary, (ii) except as set forth in Section 3.2(c) of the Disclosure Letter, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Charter Documents or any resolution adopted by Seller (in its capacity as the Company’s sole shareholder) or the Board of Directors of the Company, (B) any Contract or (C) any Law, or (iii) contravene, conflict with or result in a violation of any Order to which the Company or any of the assets owned or used by the Company is subject.

3.3 Governmental Approvals. No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity, is required by, or with respect to, the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the Transactions.

3.4 Conflicts. The execution and delivery by the Company of this Agreement, and the consummation of the Transactions, will not conflict with or result in any violation of or default under or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (a) any provision of the Charter Documents or Fundamental Documents of any Subsidiary, as amended, (b) any Material Contract to which the Company or any Subsidiary is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound, or (c) any Law or Order applicable to the Company or any Subsidiary or any of their respective properties or assets (whether tangible or intangible). Section 3.4 of the Disclosure Letter sets forth all necessary consents, waivers and approvals of parties to any such Material Contracts as are required thereunder in connection with the Transactions, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the Closing so as to preserve all rights of, and benefits to, the Company and the Subsidiaries, as the case may be, under such Material Contracts from and after the Closing.

3.5 Company Capital Structure.

(a) The authorized equity capital of the Company consists of two shares of common stock, $0.01 par value per share, of which two shares are issued and outstanding. All of the outstanding Company Equity Capital is held by Seller. All outstanding Company Equity Capital is duly authorized, validly issued, fully paid and non-assessable and is not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound. The Company holds no treasury shares.

(b) All outstanding Company Equity Capital has been issued in compliance with all applicable Laws. There are no declared or accrued but unpaid dividends with respect to any Company Equity Capital. The Company has no other equity interests authorized, issued or outstanding.

(c) Except as disclosed in Section 3.5(c) of the Disclosure Letter, none of the Company nor its Subsidiaries has adopted, sponsored or maintained any equity option plan or any other plan or agreement providing for equity-related compensation to any Person (whether payable in shares, cash or otherwise).

(d) No bonds, debentures, notes or other Indebtedness of the Company or any Subsidiary is outstanding as of the date of this Agreement (i) having the right to vote on any matters on which holders of Company Equity Capital may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting interests of the Company.

(e) Except as disclosed in Section 3.5(c) of the Disclosure Letter, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound obligating the Company or any Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity interests of the Company or any Subsidiary or obligating the Company or any Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized equity appreciation, phantom unit, profit participation, or other similar rights with respect to the Company or any Subsidiary (whether payable in shares, cash or otherwise). There are no voting trusts, proxies, or other agreements or understandings with respect to the voting interests of the Company or any Subsidiary, and there are no agreements to which the Company or any Subsidiary is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Equity Capital or equity interests of any Subsidiary.

3.6 Company Subsidiaries. Other than WPT, Peerless Holdings and Peerless (each, a “Subsidiary”), the Company does not own, directly or indirectly, any of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body of any corporation, limited liability company, partnership, association, joint venture or other business entity. Each Subsidiary is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each Subsidiary has the power to own its assets and properties and to carry on its business as currently conducted and as currently contemplated to be conducted. Each Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications or licenses necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All of the outstanding equity interests of each Subsidiary are owned of record and beneficially, directly or indirectly, by the Company. All outstanding equity interests of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Fundamental Documents of such Subsidiary, or any agreement to which such Subsidiary is a party or by which it is bound, and have been issued in compliance with all applicable Laws.

3.7 No Changes. Since the Balance Sheet Date through the date of this Agreement, except as set forth on Section 3.7 of the Disclosure Letter, or in connection with the authorization, preparation, negotiation, execution or performance of this Agreement or the consummation of the Transactions, (a) no Material Adverse Effect has occurred, and (b) neither the Company nor any Subsidiary has taken any action that would be prohibited by Section 6.2 if proposed to be taken after the date of this Agreement.

3.8 Accounts Receivables. The accounts receivable of the Company and its Subsidiaries reflected in the Financials arose in the ordinary course of business, consistent with past practices, represented bona fide claims against debtors for sales and other charges, and have been collected or, to the Company’s Knowledge, are collectible in the book amounts thereof, less an amount not in excess of the allowances for doubtful accounts provided for in the Financials. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP. None of the accounts receivable of the Company or any Subsidiary shown on the Financials is subject to any asserted claim of offset, recoupment, setoff or counter-claim. Except as set forth on Section 3.8(i) of the Disclosure Letter, no Person has any Lien on any of such accounts receivable, and no agreement for deduction or discount has been made with respect to any of such accounts receivable. Section 3.8(ii) of the Disclosure Letter sets forth an aging of the Company’s and the Subsidiaries’ accounts receivable in the aggregate and by customer as of November 30, 2020, and indicates the amounts of allowances for doubtful accounts and warranty returns. Each account receivable is free and clear of all Liens (other than Permitted Liens). No accounts receivable of the Company and the Subsidiaries are subject to asserted warranty claims by customers.

3.9 Tax Matters.

(a) Parent, Seller, the Company and its Subsidiaries have timely filed all returns, estimates, information statements and reports including any schedules or attachments thereto or any amendments thereof (“Tax Returns”) relating to any and all Taxes concerning or attributable to the Company, its Subsidiaries or their operations, as applicable, and all such Tax Returns are true, complete and correct in all material respects. All Taxes required to have been paid by or with respect to the Company or any of its Subsidiaries have been timely paid. The Company and its Subsidiaries have delivered or made available to Parent accurate and complete copies of all income or other material Tax Returns of or with respect to the Company or any of its Subsidiaries filed since January 1, 2015.

(b) Each of the Company and its Subsidiaries: (i) has timely deducted and withheld all required amounts from its employees, agents, shareholders, contractors and other third parties and timely remitted such amounts to the appropriate Governmental Entity; (ii) has timely filed all withholding Tax Returns; and (iii) has complied with all laws with respect to withholding Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, and 1446 of the Code or similar provisions under any non-U.S. Law).

(c) Neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the Balance Sheet Date outside of the ordinary course of business. Neither the Company nor any of its Subsidiaries is liable for any Pre-Closing Taxes that are due and payable.

(d) There are no jurisdictions in which the Company or any of its Subsidiaries is required to file a Tax Return other than the jurisdictions in which Parent, Seller, the Company or its Subsidiaries, as applicable, has filed Tax Returns. Neither the Company nor any of its Subsidiaries is subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a branch, permanent establishment, place of control and management or other place of business in that jurisdiction. No claim has ever been made by a Governmental Entity in a jurisdiction where Parent, Seller, the Company or any of its Subsidiaries does not file Tax Returns that the Company or its Subsidiary, as applicable, is or may be required to file a Tax Return in, or be subject to Tax by, that jurisdiction.

(e) There are no extensions of time currently in effect or requested by or on behalf of the Company or any of its Subsidiaries with respect to dates on which any Tax Returns are due to be filed by Parent, Seller, the Company or any of its Subsidiaries. None of Parent, Seller, the Company nor any of its Subsidiaries has waived or consented to the extension of any statute of limitations in respect of Taxes, which waiver or extension is still outstanding.

(f) None of Parent, Seller, the Company nor any of its Subsidiaries is the subject of any audit, examination or other proceeding by any Governmental Entity with respect to Taxes concerning or attributable to the Company, its Subsidiaries or their operations, and to the Company’s Knowledge, no such proceeding is pending or threatened with respect to the Company or any of its Subsidiaries. None of Parent, Seller, the Company nor any of its Subsidiaries has received from any Governmental Entity notice indicating an intent to open such proceeding. There are no Liens for Taxes upon any of the assets of the Company or any of its Subsidiaries except Liens for current Taxes not yet due and payable (and for which there are full and adequate accruals in accordance with GAAP).

(g) None of Parent, Seller, the Company nor any of its Subsidiaries has received any written notice of a proposed adjustment, deficiency, or underpayment of Taxes from any Governmental Entity.

(h) The Company and each of its Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of: (i) any change in accounting method made prior to the Closing; (ii) any deferred intercompany gain or any excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of U.S. state (including any deferred intercompany stock account pursuant to Cal. Code Regs., tit. 18 section 25106.5-1), local or non-U.S. law) in connection with a transaction consummated on or prior to the Closing Date; (iii) any installment sale or other open transaction disposition made on or prior to the Closing Date; (iv) any prepaid amount received outside the ordinary course of business on or prior to the Closing Date; (v) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Law) executed on or prior to the Closing Date; or (vi) the application of Section 965 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Law). None of Parent, Seller, the Company has made an election pursuant to Section 965(h) of the Code (or any corresponding or similar provision of U.S. state, local, or non-U.S. Law) relating to the Company or its Subsidiaries or their operations.

(i) Neither the Company nor any of its Subsidiaries has distributed the stock of another entity or had its stock distributed by another entity in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes transactions contemplated in this Agreement.

(j) No power of attorney granted by or with respect to the Company or any of its Subsidiaries for Taxes is currently in force.

(k) No ruling with respect to Taxes has been requested by or on behalf of the Company or any of its Subsidiaries.

(l) Neither the Company nor any of its Subsidiaries is or has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(m) The Company and each of its Subsidiaries are in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company. The prices for any property or services (or for the use of any property) provided by or to the Company or any Subsidiary are arm’s length prices for purposes of the relevant transfer pricing Laws, including Treasury Regulations promulgated under Section 482 of the Code.

(n) The Company and each of its Subsidiaries are not, and have never been, a party to a “Listed Transaction” or a “Reportable Transaction,” as defined in Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of U.S. state, local, or non-U.S. Laws. The Company and each Subsidiary has disclosed on its Tax Returns or those of Parent or Seller any Tax reporting position taken in any Tax Return which reasonably could be expected to result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of U.S. state, local, or non-U.S. Law). Neither the Company nor any of its Subsidiaries has consummated or participated in, nor is the Company or any of its Subsidiaries currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

(o) Parent, Seller, the Company and each of its Subsidiaries use the accrual method of accounting for income Tax purposes.

(p) The Company and each of its Subsidiaries are in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”), and the consummation of the Transactions will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive. Buyer and its Affiliates will not be liable to any Governmental Entity after the Closing for any amount benefitting the Company or any of its Subsidiaries before the Closing under or with respect to any such Tax Incentives (including as a result of a termination thereof or disqualification therefrom).

(q) The Company has (i) paid all payroll or employment Taxes and made all required deposits of such Taxes when due, determined without regard to any provisions of the 2020 Tax Acts, and (ii) not applied for or received any credits of any payroll or employment Taxes described in the 2020 Tax Acts.

(r) No non-U.S. Subsidiary of the Company holds assets that could constitute U.S. property within the meaning of Section 956 of the Code or has participated in or cooperated with, or has agreed to participate in or cooperate with, an international boycott within the meaning of Section 999 of the Code.

(s) Neither the Company nor any of its Subsidiaries has made an election pursuant to Section 362(e)(2)(c) of the Code to reduce the stock basis of any Subsidiary in connection with any transaction to which Section 362(e)(2) of the Code applied.

(t) Prior to and as of the Closing Date, Peerless Holding has no or nominal aggregated current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) that have not been previously taxed.

(u) The settlement, discharge or satisfaction prior to the Closing of all (i) obligations or amounts due, payable, or outstanding, including but not limited to intercompany payables or receivables, between the Company or any Subsidiary, on the one hand, and Seller, Parent or any of their subsidiaries or Affiliates (excluding the Company and the Subsidiaries), on the other hand, and (ii) other obligations or amounts due, payable, or outstanding from the Company or any Subsidiary to any Related Party, has not and will not as of the Closing Date reduce (x) the inside basis (other than amortization or depreciation in the ordinary course of business) of any intangibles or any other assets of Peerless Holdings and Peerless or (y) the outside basis of Peerless Holdings.

3.10 Real and Tangible Property; Sufficiency of Assets.

(a) Neither the Company nor any Subsidiary owns any real property, nor has the Company or any Subsidiary ever owned any real property. Section 3.10 of the Disclosure Letter lists, as of the date of this Agreement, all real property currently leased or subleased by the Company and any Subsidiary or otherwise used or occupied by the Company or any Subsidiary (the “Leased Real Property”). The Company has made available to Buyer true, correct, and complete copies of all leases, lease guaranties, subleases, and other agreements for the leasing, use or occupancy of, or otherwise granting a right in the Leased Real Property, including all modifications, amendments and supplements thereto (collectively, the “Lease Agreements”). The Company and any Subsidiary have adequate rights of ingress and egress into any real property used in the operation of their respective businesses. Each of the Company and the Subsidiaries has good, marketable and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, reflected on the Financials or acquired after the Balance Sheet Date, except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practice, or, with respect to leased properties and assets, valid leasehold interests in such properties and assets which afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Liens, except for Permitted Liens and those Liens set forth on Section 3.10(a) of the Disclosure Letter. As of the date of this Agreement, all such tangible properties, assets, and equipment of each of the Company and each Subsidiary that are used in the operations of their respective businesses are in good operating condition and repair, subject to normal wear and tear, as necessary for the conduct of the business of the Company and such Subsidiaries as currently conducted. All properties used in the operations of the Company or any Subsidiary are reflected on the Financials to the extent required under GAAP to be so reflected.

(b) The Company and its Subsidiaries collectively have valid or marketable title, free of Liens (except Permitted Liens), in all tangible and intangible properties and assets necessary to conduct the business of the Company and its Subsidiaries as currently conducted. None of Parent, Seller, or any of their Affiliates (other than the Company and its Subsidiaries) or their respective predecessors conducts or has conducted any poker-related business or has or has had any financial or other interest in any Person that conducts or has conducted such business.

3.11 Intellectual Property.

(a) Section 3.11(a) of the Disclosure Letter lists all of the Company Intellectual Property. For purposes of this Agreement, “Company Intellectual Property” means and constitutes all Intellectual Property used, held for use and/or needed by the Company and any Subsidiary to operate their businesses as such businesses are conducted as of the date of this Agreement, whether such Intellectual Property Rights are owned or purported to be owned by the Company or any Subsidiary or are subject to a Company Intellectual Property License. As of the date of this Agreement, no item of Company Intellectual Property is invalid or unenforceable.

(b) The Company and the Subsidiaries, as applicable: (i) own all right, title and interest in all Company Intellectual Property, free and clear of all Liens other than Permitted Liens set forth in Section 3.11(b) of the Disclosure Letter; and (ii) have the right to use, sell, license and dispose of, and have the right to bring actions for the infringement, misappropriation or other violation of any rights in, the Company Intellectual Property (subject, in the case of any Company Intellectual Property that is subject to a Company Intellectual Property License, to the terms of such license) (collectively referred to as “Encumbrance And Restriction Free”).

(c) The Company and each of its Subsidiaries has a policy requiring all its employees, independent contractors and consultants engaged in the creation of any Technology for the Company or such Subsidiary to execute an assignment Contract substantially in the form of the Company’s standard form, a true, correct and complete copy of which has been provided to Buyer, and each such employee, independent contractor and contractor has entered into such agreement with the Company or the applicable Subsidiary.

(d) Neither the Company Products and Services nor the operation of the business of the Company or any Subsidiary as conducted as of the date of this Agreement infringes upon or misappropriates the Intellectual Property Rights of any other Person.

(e) There is no Action currently pending or, to the Knowledge of the Company, threatened prior to the date of this Agreement by any other Person against the Company or any Subsidiary with respect to any alleged infringement or misappropriation by the Company or such Subsidiary of the Intellectual Property Rights of a third Person. As of the date of this Agreement, to the Knowledge of the Company, there is no Action currently pending or threatened prior to the date of this Agreement challenging the registrability, validity, or enforceability of, or contesting the Company’s or any Subsidiary’s ownership, or rights in or use of, any Company Intellectual Property. As of the date of this Agreement, neither the Company nor any Subsidiary is maintaining any Action or has threatened Action against other Persons for infringement or misappropriation of Company Intellectual Property.

(f) Neither the Company nor any Subsidiary has distributed with any Company Product or Service any Open Source Materials in a manner that has resulted in any obligation to license software authored by the Company or any Subsidiary.

(g) None of the Company and the Subsidiaries, nor any other Person acting on their behalf, is currently obligated to disclose, deliver, or maintain with any escrow agent any source code to any software in or related to any Company Product, and neither the execution of this Agreement or the consummation of the Transactions will result in any obligation to deliver or disclose any source code to any software that is in or related to any Company Product to any third Person.

3.12 Material Contracts.

(a) Section 3.12(a) of the Disclosure Letter identifies any Contract that has not expired or terminated as of the date of this Agreement (x) to which the Company or any Subsidiary is a party or (y) by which the Company or any Subsidiary or any of their respective assets is or may become bound, in each case as of the date of this Agreement:

(i) Any sports programming, network television, or similar Contract;

(ii) any continuing Contract for the purchase, sale or license of materials, supplies, equipment, services, software, Intellectual Property or other assets involving in the case of any such Contract more than $250,000 annually;

(iii) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(iv) any Lease Agreements involving Leased Real Property;

(v) any Contract under which the Company or any Subsidiary made aggregate payments in excess of $250,000 annually (other than employment-related Contracts);

(vi) any Contract for capital expenditures in excess of $10,000 in the aggregate;

(vii) any Contract pursuant to which the Company or any Subsidiary is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in excess of $25,000 annually;

(viii) any Contract (A) with any of its officers, directors, employees or shareholders or any member of their immediate families or other closely related Persons or (B) with any Person with whom the Company or any Subsidiary does not deal at arm’s length;

(ix) any Contract pursuant to which another Person made aggregate payments to the Company or any Subsidiary in excess of $250,000 annually;

(x) any Contract providing for the acquisition of any Person or other business enterprise or division thereof (whether by merger, consolidation, sale of equity, purchase of assets or otherwise);

(xi) any Contract that provides for the formation, creation, operation, management or control of any legal partnership or any joint venture entity pursuant to which the Company or any Subsidiary has an obligation (contingent or otherwise);

(xii) any Contract under which the Company has incurred Indebtedness with a principal or notional amount in excess of $50,000;

(xiii) any settlement agreement for an amount in excess of $50,000 or with obligations that remain in effect;

(xiv) any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Transactions, either alone or in combination with any other event;

(xv) any Contract under which the Company or any Subsidiary has licensed any Company Intellectual Property to a third Person, other than Contracts made in the ordinary course of business and that involved payments to the Company or a Subsidiary of less than $250,000;

(xvi) any Contract that grants any currently operative (A) most favored customer pricing provisions for the benefit of any third Person or (B) covenant that expressly limits the freedom of the Company or any Subsidiary to operate in any line of business or geographic region, in each case of (A) and (B) other than any such Contract that may be canceled without liability to the Company or such Subsidiary; or

(xvii) any Contract, or group of Contracts with a third Person (or group of affiliated third Persons) other than Lease Agreements, the termination or breach of which by the third Person would reasonably be expected to have a material impact on the Company and its Subsidiaries taken as a whole and is not disclosed pursuant to Section 3.12(a)(i) through Section 3.12(a)(xvi).

(b) The Company and the Subsidiaries have made available true and complete copies of each Contract disclosed pursuant to Section 3.12(a) (such Contracts, the “Material Contracts”). As of the date of this Agreement, each of the Company and the Subsidiaries is not in material breach or default under any Material Contract. As of the date of this Agreement, to the Knowledge of the Company, no other party thereto is in material breach or default under any Material Contract. Assuming the due authorization, execution and delivery by the other parties thereto, each Material Contract constitutes the valid and binding obligation of the Company and the Subsidiaries, as applicable, and the other parties thereto, enforceable against the Company and the Subsidiaries, as applicable, and the other parties thereto in accordance with its terms, except as such enforceability may be subject to (i) the Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (ii) general principles of equity.

3.13 Service Provider Plans.

(a) Schedule. Section 3.13(a) of the Disclosure Letter lists, as of the date of this Agreement, each Company Service Provider Plan, including, without limitation, all amounts owed or payable to employees of the Company or any Subsidiary with respect to performance awards or remuneration of any kind with respect to services provided by any such employee in 2020 (the “2020 Bonus Payments”) and all change of control payments or similar payments of any kind owed or payable with respect to the Transactions (the “Change of Control Payments”). Neither the Company nor any of its ERISA Affiliates has made any plan or commitment (whether written or oral) to establish, adopt or enter into any new Company Service Provider Plan, or to modify any Company Service Provider Plan (except to the extent required by applicable Law).

(b) Service Provider Plan Compliance. Each Company Service Provider Plan has, been established and maintained in accordance with its terms and all applicable Laws. The Company and its ERISA Affiliates have performed all obligations required to be performed by them under each Company Service Provider Plan. Each Company Service Provider Plan intended to be qualified under Section 401(a) of the Code has timely obtained a favorable determination letter (or opinion letter, if applicable) from the IRS as to its qualified status under the Code or has a remaining period of time under applicable U.S. Treasury Department regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion letter for a prototype or volume submitter plan. No non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Service Provider Plan. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of the Company, threatened (other than routine claims for benefits and administrative expenses) against any Company Service Provider Plan or the assets thereof. As of the date of this Agreement, there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS, U.S. Department of Labor or any other Governmental Entity with respect to any Company Service Provider Plan. The Company and its ERISA Affiliates are not subject to any penalty or Tax with respect to any Company Service Provider Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code, nor to the Knowledge of the Company, has any Service Provider committed any breach of fiduciary duty imposed by Title I of ERISA.

(c) No Pension Plans, Etc. Neither the Company nor any of its ERISA Affiliates maintains, establishes, sponsors, participates in, or contributes to, any (i) employee benefit plan subject to Section 412 of the Code or Title IV of ERISA, (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA, (iii) “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA (in each case under clause (ii) and (iii), whether or not subject to ERISA), or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(d) No Post-Employment Obligations. No Company Service Provider Plan provides post-termination or retiree life insurance, health or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Law.

(e) Effect of Transaction. The execution of this Agreement and the consummation of the Transactions will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Service Provider Plan that will or may result in (i) any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits, or (ii) the payment of any amount that may be deemed an “excess parachute payment” under Section 280G of the Code with respect to any Service Provider. There is no Contract to which the Company or any Subsidiary is a party or by which any of them is bound to compensate any Service Provider for excise Taxes paid pursuant to Section 4999 or Section 409A of the Code.

(f) Section 409A. Each Company Service Provider Plan that is subject to Section 409A of the Code and the regulations and guidance thereunder (“Section 409A”) is currently and has been maintained in operational and documentary compliance with Section 409A.

3.14 Employment Matters.

(a) The Company has made available a complete and accurate list of all current Company and Subsidiary employees as of the date of this Agreement, on a redacted basis where required by Law (the “Company Employee List”), which reflects each such employee’s (including any temporary employees): (i) name and employee identification number, (ii) date(s) of hire, (iii) position or job title, (iv) full-time or part-time status, (v) classification as either exempt or non-exempt from the overtime requirements under any Law, (vi) annual base salary or hourly wage rate, as applicable, (vii) total target bonus or commission, earned, and total for which they remain eligible, as applicable, (viii) any other compensation payable or material fringe benefits for which each such employee is eligible, including housing allowance, deferred compensation, or commission arrangements, vacation/paid time off entitlement and amount accrued, travel pay and car entitlement, if applicable, sick leave entitlement and accrual, recuperation pay entitlement and accrual, (ix) extent of notice period to which such employee is entitled in advance of termination, if any, except as required by applicable Law; (x) state and country, if applicable, of employment, and (xi) whether the employee is on leave (and if so, the date on which such leave commenced and the date of expected return to work, if known). Except as set forth on Section 3.14(a) of the Disclosure Letter, the services provided by all employees are terminable at the will of the Company or applicable Subsidiary and any such termination would result in no liability to the Company or applicable Subsidiary. The Company and the Subsidiaries have not made any promises or commitments to any of their employees, whether in writing or not, with respect to any future changes or additions to any of their compensation or benefits. Other than as provided in the Company Employee List, (A) there are no other employees employed by the Company or any Subsidiary, and (B) all current and former employees of the Company and the Subsidiaries have signed an employment agreement, offer letter, standard employee proprietary information and invention assignment agreement, or similar agreement substantially in the form or forms delivered or made available to Buyer. No employee is entitled (whether by virtue of any law, contract or otherwise) to any benefits, entitlement or compensation that is not set forth in the Company Employee List or Section 3.13(a) of the Disclosure Letter or that should be reclassified as part of their determining salary for all intent and purposes, including for the social contributions. As of the date of this Agreement, there is no Person who has accepted an offer of employment made by the Company or any Subsidiary but whose employment has not yet started. Except as set forth in the Company Employee List, no senior management level employee of the Company or any Subsidiary has been dismissed in the last 12 months prior to the date of this Agreement.

(b) The Company and the Subsidiaries have made available to Buyer a complete and accurate list of all their current contractors, including the following for each such contractor (i) total compensation, (ii) the location where such Company or Subsidiary contractor performs services, (iii) the initial date of such individual’s engagement, (iv) the term of engagement and any notice period related to the termination of such engagement, (v) a summary of the services provided, and (vi) any prior periods of service provided by such contractor to the Company or any Subsidiary. Except as set forth on the Company Employee List as a temporary employee, neither the Company nor any Subsidiary engages any personnel through manpower agencies. Every contractor has signed a standard proprietary information and invention assignment agreement.

(c) The Company and the Subsidiaries have paid in full to its employees, or adequately accrued for in accordance with GAAP, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of employees.

(d) Except as set forth on Section 3.14(d) of the Disclosure Letter, none of the Company and the Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Labor Agreement”). As of the date of this Agreement, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or the Subsidiaries. No Labor Agreement is being negotiated by the Company or the Subsidiaries. As of the date of this Agreement, there is no strike, lockout, slowdown, or work stoppage against the Company or the Subsidiaries pending or threatened that may interfere with the respective business activities of the Company or the Subsidiaries. There are no claims or proceedings pending, or to the Company’s Knowledge, threatened, against the Company or any Subsidiary with respect to any labor dispute, grievance, arbitration, discrimination complaint or litigation relating to labor matters, including violation of any U.S. federal, state, local or non-U.S. labor, safety or employment laws, charges of unfair labor practices or discrimination complaints within the meaning of the National Labor Relations Act.

(e) Neither the Company nor any of its Subsidiaries has implemented any relocation, “plant closing” or “mass layoff” of associates of the Company or any of its Subsidiaries that would trigger the Worker Adjustment and Retraining Notification Act or any other similar applicable Law, rule or regulation of any Governmental Entity, and no layoffs are currently contemplated that could reasonably be expected to result in a violation of such laws or regulations.

(f) Since January 1, 2016, the Company and the Subsidiaries are in compliance with applicable Laws with respect to employment (including applicable Laws regarding wage and hour requirements, correct classification of independent contractors and of employees as exempt and non-exempt, immigration status, anti-discrimination in employment, anti-harassment, anti-retaliation, benefits, leaves, disability rights or benefits, pay equity, employee privacy, employment and reemployment rights of members of the uniformed services, unemployment insurance, the collection and payment of social security Taxes and/or applicable withholdings, plant closings and layoffs, employee health and safety, and collective bargaining).

(g) There are no material liabilities of the Company or its Subsidiaries relating to workers’ compensation benefits that are not fully insured against by a third-party insurance carrier. With respect to each Company employment plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.

(h) Except as set forth on Section 3.14(h) of the Disclosure Letter, in the last five years, no allegations of harassment (including sexual harassment), employment discrimination, or retaliation have been made against any employee, and neither the Company nor any Subsidiary has entered into any settlement agreement related to the allegation of harassment (including sexual harassment), employment discrimination, retaliation, or misconduct by any employee.

(i) To the Company’s Knowledge, no current Company or Subsidiary employee is in violation of any term of any employment agreement, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Subsidiary because of the nature of the business or to the use of trade secrets or proprietary information of others. To the Company’s Knowledge, no current Company or Subsidiary contractor is in violation of any term of any invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement or any restrictive covenant to a former employer relating to the right of any such Company or Subsidiary contractor to be providing services to the Company or any Subsidiary because of the nature of the business or to the use of trade secrets or proprietary information of others. No current Company or Subsidiary employee has given notice to the Company or the Subsidiary and, to the Knowledge of the Company, no current Company or Subsidiary employee, intends to terminate his or her employment with the Company or any Subsidiary. The employment of each of the current Company and Subsidiary employees is in accordance with the Law and neither the Company nor any Subsidiary has any obligation to provide a written prior notice prior to terminating the employment of any current Company or Subsidiary employee or to provide any severance or other termination payment upon the termination of any current Company or Subsidiary employee’s employment except, in each case, as required by applicable Law or as set forth on Section 3.14(i) of the Disclosure Letter. As of the date hereof, neither the Company nor any Subsidiary has, and to the Knowledge of the Company, no other Person has, (i) entered into any Contract that obligates or purports to obligate Buyer to make an offer of employment or engagement to any present or former employee or contractor of the Company or any Subsidiary and/or (ii) promised or otherwise provided any assurances (contingent or otherwise, whether written or not) to any present or former employee or contractor of the Company or any Subsidiary of any terms or conditions of employment with Buyer following the Closing. As of the date hereof, (A) no Company or Subsidiary employee is on a statutory or non-statutory leave of absence or has given notice of his or her intention to go on a leave of absence, and (B) the termination of the employment of any Company or Subsidiary employee is not prohibited and does not require a special permit under Laws as a result of his or her personal or leave status or otherwise.

(j) Other than as expressly contemplated by this Agreement, none of the execution and delivery of this Agreement, the consummation of the Transactions or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, except as set forth on Section 3.14(j) of the Disclosure Letter, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) increase or otherwise enhance any amount of compensation or benefits otherwise payable by the Company or any Subsidiary thereof, (iii) result in the acceleration of the time of payment, funding or vesting of any such amount of compensation or benefits, except as required under Section 411(d)(3) of the Code, (iv) require any contributions or payments to fund any obligations to any present or former employee, contractor or director of the Company or any Subsidiary under any Company Service Provider Plan, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any Subsidiary thereof to any Person.

(k) Neither the Company nor any Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business, consistent with past practice). There are no pending claims against the Company or any Subsidiary under any workers’ compensation plan or policy or for short or long term disability, other than routine sick leave entitlements.

(l) The Company and its Subsidiaries have been in compliance with all applicable Laws relating to (i) the verification of identity and employment authorization of individuals in the United States and (ii) the employment of Persons subject to the U.S. visa program. All statements made in connection with visa applications for employees sponsored by the Company or any Subsidiary are true.

(m) Neither the Company nor any Subsidiary currently engages any employee or contractor, whose employment or engagement, to the Knowledge of the Company, requires special visas, licenses or permits. Neither the Company nor any Subsidiary has entered into any contractual obligations with any employee or prospective employee to assist in obtaining permanent residence on behalf of such employee or prospective employee.

(n) Each of the Company and each Subsidiary has complied with all Laws regarding the 2019 novel coronavirus (COVID-19), including all applicable federal, state and local Orders (whether in the United States or any other jurisdiction) regarding shelters-in-place or similar Orders in effect as of the date hereof and have taken appropriate precautions regarding their service providers. As of the date hereof, all service providers of the Company or any applicable Subsidiary are reasonably able to conduct their duties remotely.

3.15 Company Authorizations. Each material consent, license, permit, grant or other authorization which is required for the operation of the business of the Company and its Subsidiaries as currently conducted or for any interest in any of the assets or properties of the Company or any Subsidiary (collectively, the “Company Authorizations”) has been issued or granted to the Company or such Subsidiary and is in full force and effect. Each of the Company and the Subsidiaries is in compliance in all material respects with all such Company Authorization. As of the date of this Agreement, to the Company’s Knowledge, no suspension, cancellation, modification, revocation or nonrenewal of any Company Authorization is pending or threatened. All of the Company Authorizations are in full force and effect. Neither the Company nor any Subsidiary has received any written notice or other written communication from any Governmental Entity regarding (a) any actual or possible violation of any Company Authorization or any failure to comply with any term or requirement of any Company Authorization or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization. None of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Transactions.

3.16 Privacy and Data Security. Each of the Company and the Subsidiaries is in compliance with applicable Laws relating to privacy and data protection, and its applicable posted privacy policies, with respect to its collection, use, maintenance, and disclosure of personally identifiable information and personal data of natural persons (“Personal Data”). Each of the Company and the Subsidiaries maintains commercially reasonable administrative, physical, and technical security measures designed to protect Personal Data it holds or maintains from data security breaches resulting in loss of such Personal Data, or unauthorized access, use, acquisition, modification, or disclosure of such Personal Data (each, a “Data Security Breach”). As of the date of this Agreement, the Company has not in the past three years suffered any Data Security Breach, except for any such Data Security Breach that did not have a material adverse impact on the Company and its Subsidiaries taken as a whole.

3.17 Litigation. As of the date of this Agreement, except as set forth on Section 3.17 of the Disclosure Letter, there is no private or governmental Action by or before any Governmental Entity pending or, to the Company’s Knowledge, threatened, against the Company, any Subsidiary, or any of their respective assets or properties or any of their respective directors, officers, or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary). There is no inquiry or investigation of any Governmental Entity pending or, to the Company’s Knowledge, threatened against or affecting the Company, any Subsidiary, or any of their respective assets or properties (including any inquiry as to the qualification of the Company or any Subsidiary to hold or receive any Company Authorization). There is no unresolved Order against the Company or any Subsidiary, any of their respective assets or properties, or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary). Neither the Company nor any Subsidiary is in default with respect to any Order of any Governmental Entity Known to or served in writing upon the Company or any Subsidiary. Neither the Company nor any Subsidiary has any Action pending against any other Person.

3.18 Insurance. All insurance policies maintained by the Company and the Subsidiaries are in full force and effect and all premiums due and payable thereon have been timely paid, and the none of the Company or any Subsidiary is not in breach or default of any such insurance policies. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company and the Subsidiaries are otherwise in compliance with the terms of such policies and bonds. Copies of all such insurance policies have been made available to Buyer. All such policies and bonds remain in full force and effect, and the Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

3.19 Compliance with Laws. Each of the Company and the Subsidiaries is in material compliance with, is not in material violation of, and has not received any written notices of violation which have not been remedied with respect to, any applicable Laws with respect to the conduct of its business, or the ownership or operation of its business.

3.20 Interested Party Transactions. Except as set forth on Section 3.20 of the Disclosure Letter, no officer, director of the Company or any Subsidiary (nor, to the Knowledge of the Company, any immediate family member of any of such Persons or of any employee or shareholder of the Company or any Subsidiary) (each, an “Interested Party”), has (a) any interest in any Person which furnishes or sells services, products, technology or Intellectual Property Rights that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell, (b) any interest in any Person that purchases from or sells or furnishes to the Company or any Subsidiary, any goods or services, or (c) any interest in, or is a party to, any Contract to which the Company or any Subsidiary is a party; provided, however, that ownership of no more than 5% of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 3.20.

3.21 No Brokers. Neither the Company nor any Subsidiary is or will be obligated for any finder’s or broker’s fee or commission in connection with this Agreement or the Transactions with respect to any Person engaged by Parent, Seller, the Company or any Subsidiary.

3.22 Restrictions on Business Activities. There is no Contract binding upon the Company or any Subsidiary or any Order issued by a Governmental Entity with respect to the Company or any Subsidiary, which has or would reasonably be expected to have, whether before or after consummation of the Transactions, the effect of prohibiting or impairing the conduct of business by the Company or any Subsidiary as currently conducted by the Company or the Subsidiaries.

3.23 Books and Records. The Company made available to Buyer true, correct and complete copies of (a) all documents identified on the Disclosure Letter, (b) the Charter Documents and the Fundamental Documents of each Subsidiary, (c) the complete minute books containing records of all material proceedings, consents, actions and meetings of the Board of Directors of the Company, committees of the Board of Directors of the Company and the Company shareholder, and (d) the shareholders register, journal and other records reflecting all share issuances and transfers and all share option and warrant grants and agreements of the Company. The minute books of the Company made available to Buyer contain a true, correct and complete summary of all resolutions of the Board of Directors of the Company and of the Company shareholder, or actions by written consent since the time of incorporation of the Company through the date hereof. There has not been any violation of any of the provisions of the Charter Documents, including all amendments thereto, and the Company has not taken any action that is inconsistent with any resolution adopted by the Company shareholder or the Board of Directors of the Company. The books, records and accounts of the Company (x) are true, correct and complete in all material respects, and (y) have been maintained in accordance with reasonable business practices on a basis consistent with prior years.

3.24 Foreign Corrupt Practices. None of the Company, its Subsidiaries, their respective directors, officers, and employees, and, to the Knowledge of the Company, any agents or any Company shareholder acting on its behalf, has (i) taken any action directly or indirectly in furtherance of an offer, payment, promise to pay, or authorization or approval of any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person (including any Governmental Entity (or employee or Representative thereof), government owned or controlled enterprise, public international organization, political party and candidate for public office) private or public, regardless of what form, whether in money, property, or services (A) to obtain favorable treatment for business or Contracts secured, (B) to pay for favorable treatment for business or Contracts secured, (C) to obtain special concessions or for special concessions already obtained, (D) to improperly influence or induce any act or decision, (E) to secure any improper advantage, or (F) in violation of applicable Law (including the U.S. Foreign Corrupt Practices Act) or (ii) established or maintained any fund or asset that has not been accurately recorded in the books and records of the Company. The Company has established adequate internal controls and procedures to promote and achieve compliance with the U.S. Foreign Corrupt Practices Act and with the representation and warranty contained in the first sentence of this Section 3.24 and has made available to Buyer all such documentation. The Company has not conducted or initiated an internal investigation, made a voluntary or other disclosure to a Governmental Entity, or received written notice that it is the subject of any legal proceedings or governmental inquires or received any written notice or citation from any Governmental Entity related to alleged violations of applicable criminal law including anti-bribery and anti-money laundering laws such as the U.S. Foreign Corrupt Practices Act.

3.25 Environmental, Health and Safety Matters. Neither the Company nor any Subsidiary is in material violation of any applicable Law relating to the environment or occupational health and safety, and no expenditures are required in order to comply with any such applicable Law. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by the Company or, to the Knowledge of the Company, by any other Person on any property owned, leased or used by the Company in violation of applicable Law. For the purposes of the preceding sentence, “Hazardous Materials” shall mean (a) materials that are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal and/or non-U.S. applicable Law that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials, or (b) any petroleum products or nuclear materials.

3.26 Export Control and Economic Sanctions Laws.

(a) The Company, its Subsidiaries, their respective directors, officers, and employees, and, to the Knowledge of the Company, any agents acting on their behalf, have conducted its international business transactions, including its export, re-export and import transactions, in accordance in all respects with applicable provisions of import, export control, and economic sanctions laws and regulations, including but not limited to those of the United States. Without limiting the foregoing: (i) the Company and its Subsidiaries have obtained all necessary export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (A) the export, import and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”), (ii) the Company is in compliance with the terms of all applicable Export Approvals, (iii) there are no pending legal proceedings or, to the Knowledge of the Company, threatened claims against the Company with respect to such Export Approvals, and (iv) there are no actions, conditions or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any future claims.

(b) Neither the Company nor any of its Subsidiaries is, or has at any time been, done business, directly or indirectly, in a country subject to an embargo by the United States (currently Cuba, Iran, Syria, North Korea, and the Crimea region of the Ukraine), or conducted any business related to any U.S. embargoed country. Neither the Company nor any of its Subsidiaries is, or has at any time been, done business, directly or indirectly, including as a counterparty to any commercial agreement, with any Person who is listed on or otherwise covered by any sanctions persons list, administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce, and the United Nations.

3.27 Customers and Suppliers.

(a) Neither the Company nor any Subsidiary has any outstanding disputes concerning Company Products and Services with any customer or distributor who, in the year ended December 31, 2019 or the nine-month period ended on the Balance Sheet Date, was one of the 10 largest sources of revenues for the Company and the Subsidiaries, on a consolidated basis, based on amounts paid or payable during such periods (each, a “Significant Customer”), and to the Knowledge of the Company, there is no material dissatisfaction on the part of any Significant Customer. Each Significant Customer is listed in Section 3.27(a) of the Disclosure Letter. Neither the Company nor any Subsidiary has been notified in writing by any Significant Customer that such customer shall not continue as a customer of the Company or any Subsidiary (or Buyer or its Affiliates) after the Closing or that such customer intends to terminate, allow to expire, or adversely modify existing Contracts with the Company or any Subsidiary (or Buyer or its Affiliates).

(b) Neither the Company nor any Subsidiary has any outstanding dispute concerning services provided by any supplier who, in the year ended December 31, 2019 or the nine-month period ended on the Balance Sheet Date, was one of the 10 largest suppliers of services to the Company and the Subsidiaries, on a consolidated basis, based on amounts paid or payable during such periods (each, a “Significant Supplier”), and to the Knowledge of the Company, there is no material dissatisfaction on the part of any Significant Supplier. Each Significant Supplier is listed in Section 3.27(b) of the Disclosure Letter. Neither the Company nor any Subsidiary has been notified in writing by any Significant Supplier that such supplier shall not continue as a supplier to the Company or any Subsidiary (or Buyer or its Affiliates) after the Closing or that such supplier intends to terminate, allow to expire, or adversely modify existing Contracts with the Company or any Subsidiary (or Buyer or its Affiliates).

3.28 PPP Loan.

(a) Each of the certifications made by the Company or WPT in connection with the PPP Loan were true and correct when made, and remain true and correct, and WPT properly applied for the PPP Loan in accordance with the terms of the Small Business Act, the CARES Act and any other applicable Law. WPT (i) satisfies all of the criteria for the PPP Loan under the Paycheck Protection Program set forth in the Small Business Act (including Sections 7(a)(36)(D) and 7(a)(36)(G) of the Small Business Act), the CARES Act and any other applicable Law, (ii) has complied with the requirements of the PPP Loan and all applicable requirements of the Paycheck Protection Program, the Small Business Act, the CARES Act and any other applicable Law with respect to the PPP Loan, including with respect to use of the proceeds of the PPP Loan, (iii) maintained and maintains all records required to be retained or submitted in connection with the forgiveness of the PPP Loan, and (iv) has submitted an application for forgiveness with respect to amounts outstanding under the PPP Loan with the lender of the PPP Loan and the U.S. Small Business Administration (the “Forgiveness Application”). Each of the certifications made by the Company or WPT in connection with the Forgiveness Application were true and correct when made, and remain true and correct, and WPT properly prepared and submitted the Forgiveness Application and applied for forgiveness of the entirety of the indebtedness under the PPP Loan in accordance with the terms of the Small Business Act, the CARES Act and any other applicable Law. None of Parent, Seller, the Company or WPT or any other Subsidiary has received any communication from the lender of the PPP Loan, the U.S. Small Business Administration, or any Affiliate or Representative thereof that the Forgiveness Application will not be approved or that otherwise relates to the PPP Loan or the Forgiveness Application.

(b) The original principal amount of the PPP Loan was $685,300, and, as of the date hereof, the aggregate amount outstanding under the PPP Loan remains $685,300.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

Subject to such exceptions as are specifically set forth in the appropriate section, subsection or subclause of the Disclosure Letter, or in any other section, subsection or subclause of the Disclosure Letter if and to the extent that it is reasonably apparent that it applies to such other section, subsection or subclause, Parent and Seller hereby jointly represent and warrant to Buyer as follows:

4.1 Organization. Each of Parent and Seller is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Each of Parent and Seller has the proper power to own its properties and to carry on its business as currently being conducted. Each of Parent and Seller has made available to the Company a true and correct copy of its Fundamental Documents. Each of Parent and Seller are not in material violation of any of the provisions of its Fundamental Documents.

4.2 Authority; No Violation.

(a) Each of Parent and Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized and approved by the board of directors of each of Parent and Seller. The board of directors of each of Parent and Seller has determined that the Transactions are advisable and in the best interests of such Party and its stockholders, recommended that such Party’s stockholders approve the Transactions, and has directed that this Agreement and the Transactions be submitted to such Party’s stockholders for approval and adoption by written consent of such stockholders, together with the recommendation of each such board of directors that such Party’s stockholders approve and adopt this Agreement and the Transactions (collectively, the “Board Recommendation”) and has adopted a resolution to the foregoing effect. Except for (i) the approval and adoption of this Agreement by the affirmative vote or written consent of the holders of Parent Common Stock representing a majority (in voting power) of the outstanding shares of Parent Common Stock (the “Parent Stockholder Approval”) and (ii) the approval and adoption of this Agreement and the transactions contemplated hereby by Parent as the sole stockholder of Seller, no other corporate proceedings on the part of Parent or Seller are necessary to approve the Transactions. This Agreement has been duly and validly executed and delivered by each of Parent and Seller and (assuming due authorization, execution and delivery by Buyer) constitutes the valid and binding obligation of Parent and Seller, enforceable against Parent and Seller in accordance with its terms, except as may be limited by (x) Laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (y) rules of Law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

(b) Neither the execution and delivery of this Agreement by Parent and Seller nor the consummation by Parent and Seller of the Transactions, nor compliance by Parent and Seller with any of the terms or provisions of this Agreement, will (i) violate any provision of the Fundamental Documents of Parent or Seller, or (ii) assuming that the consents, approvals and filings referred to in Section 4.3 are duly obtained and/or made, (A) violate any Law applicable to Parent or Seller or any of their respective subsidiaries (other than the Company and its Subsidiaries), properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (other than a Permitted Lien) upon any of the respective properties or assets of Parent, Seller or any of their respective subsidiaries (other than the Company and its Subsidiaries) under, any of the terms, conditions or provisions of any Contract to which Seller, Parent or any of their respective subsidiaries (other than the Company and its Subsidiaries) is a party or by which any of them or any of their respective properties or assets is bound.

4.3 Consents and Approvals.

(a) Except for (i) the filing with the SEC of a proxy or consent solicitation statement (as amended or supplemented from time to time, including the form of proxy or consent card, the “Proxy Statement”) to be delivered to the stockholders of Parent in order to obtain the Parent Stockholder Approval, (ii) such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions pursuant to the Exchange Act, and (iii) any notices, consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of The Nasdaq Stock Market or any other applicable self-regulatory organization (“SRO”) (collectively as the “Seller Regulatory Approvals”), no other consents, authorizations, approvals, or exemptions from, or notices to, or filings with, any Governmental Entity are necessary in connection with the execution and delivery by Parent and Seller of this Agreement or the consummation by Parent and Seller of the Transactions.

(b) Except for receipt of the Parent Stockholder Approval, the Seller Stockholder Approval, the matters covered in the immediately preceding Section 4.3(a) and as set forth on Section 4.3(b) of the Disclosure Letter, no consents or approvals of, or notices to, any Person are necessary in connection with the execution and delivery by Parent or Seller of this Agreement or the consummation by Parent and Seller of the Transactions.

4.4 Reports; Regulatory Matters.

(a) Each of Parent, Seller and their respective subsidiaries (other than the Company and its Subsidiaries) has timely filed all reports, registration statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since August 9, 2019 with (i) the SEC, (ii) The Nasdaq Stock Market, and (iii) any other applicable SRO or Governmental Entity, and all other reports and statements required to be filed by them since August 9, 2019, including any report or statement required to be filed pursuant to the Laws of the United States, any state, any foreign entity, or any SRO or Governmental Entity (the “Governmental Reports”), and have paid all fees and assessments due and payable in connection therewith. No SRO or Governmental Entity has initiated since August 9, 2019 or has pending any proceeding, enforcement action or, to the Knowledge of Seller, investigation into the business, disclosures or operations of Parent, Seller or any of their respective subsidiaries. Since August 9, 2019, no SRO or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Parent or Seller, investigation into the business, disclosures or operations of Parent, Seller or any of their respective subsidiaries. There is no unresolved, or, to Seller’s Knowledge, threatened comment or stop order by any SRO or Governmental Entity with respect to any report or statement relating to any examinations or inspections of Parent, Seller or any of their respective subsidiaries (other than the Company and its Subsidiaries). Since August 9, 2019, there have been no formal or informal inquiries by, or disagreements or disputes with, any SRO or Governmental Entity with respect to the business, operations, policies or procedures of Parent, Seller or any of their respective subsidiaries (other than normal examinations conducted by a SRO or Governmental Entity in the ordinary course of business of Parent, Seller and their respective subsidiaries). All Governmental Reports complied in all material respects with applicable Law as in effect at the time they were filed and did not at the time there were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) None of Parent, Seller or any of their respective subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since August 9, 2019 a recipient of any supervisory letter from, or since August 9, 2019 has adopted any policies, procedures or board resolutions at the request or suggestion of, any SRO or Governmental Entity that currently restricts in any material respect the conduct of its business or to Seller’s knowledge that, upon consummation of the Transactions, would restrict in any material respect the conduct of the business of Buyer or any of its subsidiaries (including the Company), or that in any material manner relates to its credit, risk management or compliance policies, its internal controls, its management or its business (each item in this sentence, a “Seller Regulatory Agreement”), nor have Parent or Seller or any of their respective subsidiaries been advised since August 9, 2019 by any SRO or Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Seller Regulatory Agreement.

4.5 Parent SEC Reports. Parent has filed on the Electronic Data Gathering, Analysis, and Retrieval database (EDGAR system) of the SEC each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Seller or any of its subsidiaries pursuant to the Securities Act or the Exchange Act since August 9, 2019 (as may be amended, the “Parent SEC Reports”) and prior to the date of this Agreement and (b) communication mailed by Seller to its stockholders since August 9, 2019 and prior to the date of this Agreement. No such Parent SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all of Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

4.6 Company Financial Statements; Internal Financial Controls.

(a) The consolidated financial statements of the Company and its Subsidiaries included in the Parent SEC Reports filed on and after August 9, 2019, (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Parent and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. No independent public accountant of Parent has resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Seller as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither the Company nor any of its Subsidiaries has any liability or obligation of any nature whatsoever required by GAAP to be reserved for in a balance sheet (whether absolute, accrued, contingent or otherwise and whether due or to become due) or of which Seller has Knowledge, except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 (including any notes thereto), and (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice, since the date of such balance sheet.

(c) Without limiting Section 4.6(b), (A) except for the PPP Loan, there is no Indebtedness not set forth in the Payoff Letter(s) and the Payment Spreadsheet, and (B) the amounts reflected on the Payment Spreadsheet in respect of Transaction Expenses collectively constitute the full amount necessary to satisfy all Transaction Expenses that are unpaid as of immediately prior to the Closing.

(d) Parent has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Seller by others within those entities in connection with the reports it files under the Exchange Act.

(e) Since August 9, 2019, the principal executive officer and the principal financial officer of Seller have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and under the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market. The principal executive officer and the principal financial officer of Parent have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to each Parent SEC Document filed by Parent. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) As used in this Agreement, (i) “Year-End Financials” refers to the audited consolidated balance sheets of Parent and subsidiaries as of December 31, 2019 and the related audited consolidated statements of operations, cash flow and changes in shareholder’s equity for the 12 months then ended, each as included in the Parent SEC Reports, (ii) “Balance Sheet Date” refers to the unaudited consolidated balance sheet of Parent and its subsidiaries as of September 30, 2020 included in the Parent SEC Reports, (iii) the “Interim Financials” refers to the unaudited consolidated balance sheet of Parent and its subsidiaries as of September 30, 2020 and the related unaudited consolidated statements of operations, cash flow and changes in shareholder’s equity for the nine months then ended, each as included in the Parent SEC Reports, and (iv) the “Financials” refers to the Year-End Financials and the Interim Financials, collectively.

4.7 Actions; Orders. There is no Action by or before any Governmental Entity pending or, to the Knowledge of Seller, threatened against Parent or Seller that would reasonably be expected to be, individually or in the aggregate, materially adverse to Parent’s or Seller’s ability to perform its obligations hereunder.

4.8 Ownership of Acquired Equity Interests. Except as set forth on Section 4.8 of the Disclosure Letter, Seller has good and valid title to the Acquired Equity Interests, free and clear of all Liens. Upon delivery of the Acquired Equity Interests at Closing pursuant to this Agreement and receipt of payment therefor by Seller, Buyer will acquire good and valid title in respect of such Acquired Equity Interests. Other than the Acquired Equity Interests, none of Parent or Seller or their respective Affiliates holds any options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, obligating the Company or any of its Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity interest of the Company or any of its Subsidiaries to Parent, Seller or their respective Affiliates. Neither Parent nor Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting interests of the Company or any of its Subsidiary, nor any agreement relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Equity Capital or equity interests of any Subsidiary.

4.9 State Takeover Laws. The board of directors of each of Parent and Seller has unanimously approved this Agreement, the Seller Stockholder Support Agreements, each ancillary document entered into in connection with any of the foregoing, and the Transactions as required to render inapplicable to this Agreement and such transactions the restrictions on “business combinations” set forth in Section 203 of the DGCL or any other “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law or any similar anti-takeover provision in the Fundamental Documents of Parent (any such laws, “Takeover Statutes”).

4.10 Opinion. The board of directors of each of Parent has received the opinion of Shot Tower Securities LLC to the effect that, subject to certain assumptions, limitations, qualifications and other matters, the Total Consideration is fair, from a financial point of view, to Seller; it being agreed that Buyer is not entitled to rely upon such opinion.

4.11 Parent and Seller Information. The Proxy Statement and each other application, notification or other document filed with any other SRO or Governmental Entity in connection with the Transactions, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, with the exception of the information provided by Buyer in writing specifically for inclusion therein. The Proxy Statement as it relates to Parent, Seller and their respective subsidiaries and other portions within the reasonable control of Parent will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

4.12 Tax Withholding Information. Any and all information made available to Buyer by or on behalf of Seller for purposes of enabling Buyer to determine the amount to be deducted and withheld from the consideration payable to Seller pursuant to this Agreement under applicable Law is true, correct and complete in all respects.

4.13 No Other Representations or Warranties. Except for the representations and warranties contained in Article III and Article IV (including the related portions of the Disclosure Letter) and in any document or instrument delivered to Buyer in connection with this Agreement, none of Parent, Seller, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, Parent or Seller. Without limiting the generality of the foregoing, none of the Company, Parent, Seller or any other Person has made or makes, and Buyer hereby expressly disclaims reliance upon, any representation or warranty with respect to any projections, estimates, or budgets of future revenues, future results of operations, future cash flows, or future financial condition (or any component of any of the foregoing) of Parent, Seller, the Company or its Subsidiaries, including any information made available in the electronic data room maintained by Parent for purposes of the Transactions, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Buyer or its Representatives, or in any other form in connection with the Transactions. Notwithstanding the foregoing, nothing contained in this Section 4.13 is intended or will be deemed or construed to affect the representations and warranties contained in Article III and Article IV (including the related portions of the Disclosure Letter) or Buyer’s right to rely thereon.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Parent, the Company and Seller as follows:

5.1 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. Buyer has the proper power to own its properties and to carry on its business as currently being conducted.

5.2 Authority; No Violation.

(a) Buyer has full limited liability company power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by Buyer and no other proceedings on the part of Buyer are necessary to approve this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Parent and Seller) constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by (x) Laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (y) rules of Law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the Transactions, nor compliance by Buyer with any of the terms or provisions of this Agreement, will (i) violate any provision of the Buyer Organizational Documents, or (ii) assuming that the consents, approvals and filings referred to in Section 5.3 are duly obtained and/or made, (A) violate any Law applicable to Buyer or any of its properties or assets, or (B) except as would not, individually or in the aggregate, have a Material Adverse Effect on Buyer, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Buyer under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, agreement or other instrument or obligation to which Buyer is a party or by which Buyer’s properties or assets is bound.

5.3 Consents and Approvals.

(a) Except for (i) any notices, consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any SRO (the “Buyer Regulatory Approvals”), no other consents, authorizations approvals, or exemptions from, or notices to, or filings with, any Governmental Entity are necessary in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the Transactions.

(b) Except for matters covered in the immediately preceding Section 5.3(a), no consents or approvals of any Person are necessary in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the Transactions.

5.4 Broker’s Fees. None of Buyer nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transactions.

5.5 State Takeover Laws. None of Buyer nor any of its Affiliates or associates (as defined in the DGCL) has been, at any time during the three (3) years preceding the date hereof, an “interested stockholder” of Parent, as defined in Section 203 of the DGCL. As of the date of this Agreement, none of Buyer nor any of its Affiliates or associates owns (directly or indirectly, beneficially or of record) any Parent Common Stock and none of Buyer nor any of its Affiliates holds any rights to acquire any Parent Common Stock except pursuant to this Agreement.

5.6 Buyer Information. The information relating to Buyer that is provided by Buyer or its Representatives for inclusion in the Proxy Statement, or in any application, notification or other document filed with any other SRO or Governmental Entity in connection with the Transactions, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, including, with respect to the Proxy Statement, at the time the Proxy Statement is first mailed to Parent’s stockholders or at the time of any amendment or supplement thereof.

5.7 Actions; Orders. There is no Action by or before any Governmental Entity pending or, to the knowledge of Buyer, threatened against Buyer that would reasonably be expected to have, individually or in the aggregate, a material adverse impact on Buyer’s ability to satisfy its obligations hereunder. Neither Buyer nor any of its subsidiaries is subject to any Order that would reasonably be expected to have, individually or in the aggregate, a material adverse impact on Buyer’s ability to consummate the Transactions and to satisfy its obligations hereunder.

5.8 Sufficient Funds. As of the date hereof and at the Closing, Buyer has and will have sufficient immediately available funds to pay all of the amounts required to be provided by Buyer for the consummation of the Transactions, including the payment of the aggregate Total Closing Consideration and the payment of all associated costs and expenses of the Transactions.

5.9 No Arrangements with Management or Stockholders. Other than this Agreement, and the Seller Stockholder Support Agreements, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings, whether written or oral, in each case that are binding, between Buyer or any of its Affiliates, on the one hand, and any member of the management or the board of directors of Parent or Seller, or any stockholder of Parent, on the other hand, relating to the Transactions or the operations of the Company or its Subsidiaries following Closing. To the actual knowledge of Buyer, neither Buyer nor its beneficial owners are Connected Persons of Ourgame.

5.10 Status of Buyer. Buyer is a “sophisticated” investor and/or an “accredited” investor as that term is defined in Rule 501 of Regulation D under the Securities Act, and a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act of 1940, as amended, and is able to bear the economic risk associated with the purchase of the Acquired Equity Interests.

Article VI
CONDUCT OF COMPANY BUSINESS

6.1 Conduct of Company Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing (the “Pre-Closing Period”), except as expressly permitted or required by this Agreement or as expressly set forth in Section 6.1 of the Disclosure Letter or otherwise consented to by Buyer in writing in its sole discretion, the Company and the Subsidiaries shall use their reasonable best efforts to operate and conduct their respective businesses in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted (subject to any changes to the operation of such business as a result of the 2019 novel coronavirus (COVID-19) and Orders affecting such businesses as a result thereof) and, to the extent consistent with such business, preserve intact the present business organizations of the Company and the Subsidiaries, keep available the services of the present officers of the Company and the Subsidiaries and preserve the relationships of the Company and the Subsidiaries with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company and the Subsidiaries at the Closing. Without limiting the foregoing, from the date hereof until the Closing Date, the Company and its Subsidiaries will:

(a) continue to collect accounts receivable in a manner consistent with past practice, without discounting such accounts receivable;

(b) pay its Indebtedness, Taxes and accounts payable when due;

(c) promptly provide Buyer true, correct and complete copies of any written communications (including emails), and promptly inform Buyer of any oral communications, received on and after the date hereof from the lender of the PPP Loan, the U.S. Small Business Administration, or any Representative of the foregoing with respect to the PPP Loan, including, without limitation, the Forgiveness Application, and use commercially reasonable efforts to provide Buyer the opportunity to review, comment on and approve any responses; and

(d) subject to complying with the provisions of Section 6.1(c), use commercially reasonable efforts to promptly, completely and accurately respond to any communications received on and after the date hereof from the lender of the PPP Loan, the U.S. Small Business Administration, or any Representative of the foregoing with respect to the PPP Loan, including, without limitation, the Forgiveness Application.

6.2 Restrictions on Company Activities. During the Pre-Closing Period, except as expressly contemplated by this Agreement or as expressly set forth in Section 6.1 of the Disclosure Letter, Parent and the Company shall not and shall cause each Subsidiary to not, without the prior written consent of Buyer in its sole discretion:

(a) cause or permit any modifications, amendments or changes to the Charter Documents or the Fundamental Documents of Parent or any Subsidiary; provided that the foregoing shall not prohibit Parent from taking any of the foregoing actions to the extent that such action would not, and would not reasonably be expected to, individually or in the aggregate, adversely affect the Parent’s ability to satisfy those conditions set forth in Section 2.3(a) or 2.3(b);;

(b) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, equity interests or property) in respect of any Company Equity Capital or equity interests of any Subsidiary, or split, combine or reclassify any Company Equity Capital or equity interests of any Subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for interests of Company Equity Capital or equity interests of any Subsidiary, or directly or indirectly repurchase, redeem or otherwise acquire any interests of Company Equity Capital or equity interests of any Subsidiary (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Equity Capital or equity interests of any Subsidiary);

(c) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Equity Capital, or equity interests of Parent or any Subsidiary or other equity-based awards (whether payable in cash, equity interests or otherwise) or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities; provided that the foregoing shall not prohibit Parent from (i) issuing any Parent Common Stock pursuant to the terms of any outstanding securities convertible into, exercisable or exchangeable for Parent Common Stock that are outstanding as of the date of this Agreement, or (ii) taking any of the foregoing actions to the extent that such action would not, and would not reasonably be expected to, individually or in the aggregate, adversely affect the Parent’s ability to satisfy those conditions set forth in Section 2.3(a) or 2.3(b);

(d) (i) make any payments to any Company or Subsidiary employees (other than any payment of accrued standard base salary or wages and benefits in accordance with the Company’s or a Subsidiary’s standard payroll practices and employment agreements) or forgive or issue any loans, (ii) hire any officers or any Company or Subsidiary employees (other than hiring a Company or Subsidiary employee to replace the employment of any Company or Subsidiary employee who terminated his or her employment (but not, for the avoidance of doubt, any employee terminated by the Company or a Subsidiary) with compensation substantially similar), (iii) terminate the employment (other than for cause), or change the title, office or position, reduce the responsibilities of any Company or Subsidiary employee, or make any increase to the compensation or benefits of any Company or Subsidiary employee (other than scheduled changes in accordance with existing employment agreements), (iv) enter into, amend or extend the term of any employment or consulting agreement with any officer, employee, consultant or independent contractor of the Company or a Subsidiary, including to provide for any increase in the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of the foregoing, or (v) grant any bonus, incentive compensation or other awards or otherwise establish, enter into, amend, modify, terminate, or take any action to accelerate the vesting or payment of any existing compensation or benefits under any Company Service Provider Plan;

(e) transfer or license from any Person any rights to any Intellectual Property or transfer or license to any Person any Company Intellectual Property other than nonexclusive licenses from third parties or to customers granted in the ordinary course of business, or transfer or provide or agree to provide (on a contingent basis or otherwise) a copy of any Company software source code any Person;

(f) enter into any Contract primarily for payments by or to the Company or any Subsidiary in excess of $250,000 that would constitute a Material Contract, or violate, terminate, adversely amend, or otherwise adversely modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any Material Contracts in excess of $250,000;

(g) form, or enter into any commitment to form, a subsidiary, or acquire, or enter into any commitment to acquire, an interest in any corporation, association, joint venture, partnership or other business entity or division thereof;

(h) acquire or agree to acquire or dispose or agree to dispose of any assets of the Company or any Subsidiary or, in case, any business enterprise or division thereof outside the ordinary course of the business of the Company or any Subsidiary, as the case may be, and consistent with past practice;

(i) incur or commit to any new Indebtedness or make any pre-payments on existing Indebtedness (including Company Indebtedness) in excess of $25,000 individually or $50,000 in the aggregate;

(j) make or commit to any capital expenditures, capital additions or capital improvements in excess of $50,000 individually or $100,000 in the aggregate;

(k) except as set forth in Section 7.9(c), change the amount of, or terminate, any insurance coverage;

(l) commence a lawsuit other than (i) for the routine collection of bills or (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Buyer prior to the filing of such a suit;

(m) adopt or change accounting methods or practices other than as required by GAAP or in the ordinary course of business;

(n) make or change any Tax election, file any Tax Return unless such Tax Return has been provided to Buyer for Buyer’s review and approval, amend any Tax Return, adopt or change any Tax accounting method, enter into any closing agreement in respect of Taxes, settle any Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(o) cancel, release or waive any claims or rights held by the Company or any Subsidiary, except in the ordinary course of business consistent with past practice; or

(p) take, commit, or agree in writing or otherwise to take, any of the actions described in clause (a) through (o) of this Section 6.2.

Article VII
ADDITIONAL AGREEMENTS

7.1 Closing Efforts. Subject to the terms and conditions provided in this Agreement, each of the Parties shall use its commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions as promptly as practicable, including by using commercially reasonable efforts to take all action necessary to satisfy all of the conditions to the obligations of the other Party or Parties to effect the Transactions set forth in Article I, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the Transactions for the purpose of securing to the Parties the benefits contemplated by this Agreement. In addition to the foregoing, neither Buyer, on the one hand, nor the Company or Seller, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Transactions or the ability of such Party to fully perform its obligations under this Agreement.

7.2 Regulatory and Other Matters.

(a) The Parties shall cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the Transactions, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. Parent and Seller, on the one hand, and Buyer, on the other hand, shall have the right to review in advance, and, to the extent practicable, each will consult with the other on, in each case subject to applicable Law relating to the confidentiality of information, all information relating to Parent, Seller and/or their subsidiaries, or Buyer, as the case may be, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as reasonably practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Transactions, and each Party will keep the others apprised of the status of matters relating to completion of the Transactions. Notwithstanding the foregoing, in no event shall Buyer be obligated to pay any fee, Taxes or grant any concession in connection with delivering notices to third parties or obtaining any consents from third parties in connection with the Transactions.

(b) Without in any way limiting Section 7.2(a), as promptly as reasonably practicable after the date of this Agreement, Parent shall prepare (with Buyer’s reasonable cooperation), and use its commercially reasonable efforts to file, within five (5) Business Days following the date of this Agreement, the preliminary Proxy Statement with the SEC, which Proxy Statement shall comply with the rules and regulations promulgated by the SEC. No filing of, or amendment or supplement to, the Proxy Statement as it relates to Buyer or the Transactions will be made by Parent without providing Buyer a reasonable opportunity to review and comment thereon, which comments Parent will consider for inclusion in good faith. In connection with the foregoing, each of Buyer and Parent shall, upon request, furnish, and cause its accountants and other agents and service providers to furnish, to the other and the other’s agents, all information concerning itself and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement and the disclosure requirements thereof. Parent shall advise Buyer promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, and shall promptly provide Buyer with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto. Parent shall promptly provide responses, or additional information, to the SEC with respect to all comments or requests received with respect to the Proxy Statement and use its commercially reasonable efforts to promptly file any amendments or supplements to the Proxy Statement. If, at any time prior to the Closing, any information relating to Parent or Buyer, or any of their respective Affiliates, officers or directors, should be discovered by Parent or Buyer that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and Parent shall promptly file with the SEC an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, shall disseminate the same to stockholders of Parent; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any Party hereunder or otherwise affect the remedies available hereunder to any Party. Parent shall cause the Proxy Statement to be mailed to its stockholders as of the record date as promptly as reasonably practicable once the Proxy Statement is cleared by the SEC (which shall include upon the expiration of the ten (10) day period following the filing the preliminary Proxy Statement in the event the SEC does not review the Proxy Statement), and the Proxy Statement, in definitive form, is filed with the SEC.

(c) To the extent permitted by applicable Law, each of Buyer and Seller shall promptly advise the other upon receiving any communication from any Governmental Entity, the consent or approval of which is required for consummation of the Transactions, that causes such Party to believe that there is a reasonable likelihood that any required Buyer Regulatory Approval or Seller Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed.

7.3 Access to Information.

(a) Upon reasonable notice and subject to applicable Law relating to the confidentiality of information, and existing confidentiality agreements to which Parent, Seller or the Company is bound, Parent and Seller shall, and shall cause each of their subsidiaries to, afford to the Representatives of Buyer, reasonable access, during normal business hours during the period prior to the Closing, to the properties, books, contracts, commitments, management employees and records of Parent, Seller and their subsidiaries, and, during such period, Parent and Seller shall, and shall cause their subsidiaries to, make available to Buyer (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws (other than reports or documents that such Party is not permitted to disclose under applicable Law) and (ii) all other information concerning its poker-related business, properties and personnel as Buyer may reasonably request. None of Parent, Seller or their subsidiaries shall be required to provide access to or to disclose information to the extent such access or disclosure would jeopardize the attorney-client privilege of such Party or its subsidiaries or contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Parent shall file with the SEC all periodic reports required to be filed by it between the date hereof and the Closing Date. Each such filing shall be prepared in accordance with the applicable forms, rules and regulations of the SEC and shall satisfy the standard set forth in Section 4.5 for Parent SEC Reports.

(c) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between Parent and West Edge Tech Services dated September 28, 2020 (the “Confidentiality Agreement”).

(d) No investigation by a Party or its Representatives shall affect the representations and warranties of the any other Party set forth in this Agreement.

7.4 Stockholder Approval.

(a) As promptly as reasonably practicable following Parent’s receipt of notice from the SEC that the SEC has completed its review of the Proxy Statement (or, if the SEC does not inform Seller that it intends to review the Proxy Statement on or before the 10th calendar day following the filing of the preliminary Proxy Statement pursuant to Rule 14a-6 under the Exchange Act, as promptly as reasonably practicable following such 10th calendar day), Parent shall use its commercially reasonable efforts to solicit from its stockholders proxies or consents in favor of the Parent Stockholder Approval and take all other action necessary or advisable to secure the Parent Stockholder Approval. In furtherance of the foregoing, Parent shall, not later than five (5) Business days after the filing with the SEC of the definitive Proxy Statement, engage a nationally recognized proxy solicitation firm to assist Parent in the solicitation of proxies or consents as contemplated by this Section 7.4(a).

(b) Except as expressly permitted in Section 7.6(e) and 7.6(f), neither the board of directors of Parent nor any committee thereof shall (i) fail to include the Board Recommendation in the Proxy Statement, (ii) withhold, withdraw or modify or qualify, or propose publicly to withhold, withdraw or modify or qualify the Board Recommendation, (iii) fail to reaffirm the Board Recommendation or fail to publicly state that the Transactions are in the best interests of Parent’s stockholders, within ten (10) Business Days after Buyer requests in writing that such action be taken, (iv) fail to publicly announce, within ten (10) Business Days after a tender offer or exchange offer relating to the securities of Parent shall have been commenced, an unqualified statement disclosing that the board of directors of Parent rejection of such tender offer or exchange offer, (v) take or resolve to take any other action or make any other public statement inconsistent with the Board Recommendation, or (vi) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Competing Proposal (any action described the foregoing (i) through (vi) being referred to as an “Adverse Recommendation Change”).

7.5 Advice of Changes. Each of Buyer, on the one hand, and Parent and Seller, on the other hand, shall promptly advise the other of any change or event (a) having or reasonably likely to have a Material Adverse Effect on it, or (b) that it believes would or would be reasonably likely to cause or constitute a breach of any of its representations, warranties or covenants contained in this Agreement that would result in the conditions to Closing set forth in Section 2.3 not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

7.6 No Solicitation.

(a) Subject to Section 7.6(d), Parent shall, and shall cause Seller and its subsidiaries and the respective Representatives of Parent, Seller and such subsidiaries to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party relating to any Competing Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to a Competing Proposal.

(b) Until the earlier of the Closing or termination of this Agreement, Parent shall, as promptly as reasonably practicable, and in any event within two (2) Business Days of receipt by Parent, Seller or their respective subsidiaries or any of the Representatives of Parent, Seller or such subsidiaries of any Competing Proposal, any inquiry or request for nonpublic information that would reasonably be expected to lead to a Competing Proposal, deliver to Buyer a written notice setting forth: (i) the identity of the Third Party making such Competing Proposal or inquiry or request for nonpublic information (to the extent not prohibited by any applicable confidentiality agreement existing prior to the date of this Agreement), (ii) the material terms and conditions of any such Competing Proposal, and (iii) copies of any draft agreements or other written materials setting forth the terms of such Competing Proposal, inquiry or request for nonpublic information. Parent shall (A) keep Buyer reasonably informed of any and all discussions, negotiations or developments in respect of and the status and details of any such Competing Proposal, inquiry or request and all discussions, modifications, developments or proposed modifications thereto on a prompt basis, and (B) provide Buyer with copies of all correspondence and all drafts and other versions of all letters of intent, memorandums of understanding, acquisition agreements, merger agreements, joint venture agreements, partnership agreements, commitment letters or similar or related documents or agreements, in each case, on a prompt basis (and in any event, for each of clauses (A) and (B), within two (2) Business Days).

(c) Except as otherwise provided in this Agreement (including Section 7.6(d)), until the earlier of Closing or termination of this Agreement, Parent and Seller shall not, and shall cause their respective subsidiaries and the Representatives of Parent, Seller and such subsidiaries not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage the making of any proposal or offer with respect to a Competing Proposal or (ii) engage in negotiations or substantive discussions with, or furnish any information to, or enter into any agreement, arrangement or understanding with, any Third Party relating to a Competing Proposal or any inquiry or proposal that could reasonably be expected to lead to a Competing Proposal; provided however, that notwithstanding the foregoing, (A) Parent and Seller may inform Persons of the provisions contained in this Section 7.6, and (B) Parent shall be permitted to grant a waiver of, or terminate, any “standstill” or similar obligation of any Third Party with respect to Parent in order to allow such Third Party to confidentially submit a Competing Proposal.

(d) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the date that the Parent Stockholder Approval is obtained, in the event that Parent, Seller or any of their subsidiaries (or their respective Representatives) receives a Competing Proposal from any Third Party, (i) Parent and Seller and their respective representatives may contact such Third Party to clarify any ambiguous terms and conditions thereof (without the board of directors of Parent being required to make the determination in clause (ii) of this Section 7.6(d)) and (ii) Parent, Seller and the respective boards of directors of Parent and Seller (and their respective Representatives) may engage in negotiations or substantive discussions with, or furnish any information and other access to, any Third Party making such Competing Proposal and its Representatives if the board of directors of each of Parent and Seller determines in good faith (after consultation with its outside financial advisors and legal counsel) that (A) such Competing Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal, and (B) failure to consider such Competing Proposal would reasonably be expected to be inconsistent with the fiduciary duties of the directors of Parent and Seller under applicable Law; provided, that (x) such Competing Proposal did not result from any breach of any of the provisions set forth in this Section 7.6, (y) prior to furnishing any material non-public information concerning Parent, Seller or their respective subsidiaries, Parent and Seller receive from such Third Party a confidentiality agreement containing confidentiality terms that are not less favorable in the aggregate to Parent than those contained in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not restrict the making of Competing Proposals (and related communications) to Parent or the board of directors of Parent) (an “Acceptable Confidentiality Agreement”) and (z) Parent shall (subject to the terms of any confidentiality agreement existing prior to the date hereof) simultaneously furnish or make available to Buyer any material non-public information concerning Parent, Seller or their respective subsidiaries that Parent or Seller furnishes to any Third Party given such access that was not previously made available to Buyer or its Representatives.

(e) The respective boards of directors of Parent and Seller shall not (i) effect an Adverse Recommendation Change, or (ii) approve or recommend, or allow Parent or Seller to execute or enter into, any letter of intent, memorandum of understanding, acquisition agreement, merger agreement, joint venture agreement, partnership agreement, commitment letter or similar or related document or agreement with respect to any Competing Proposal (other than an Acceptable Confidentiality Agreement); provided however, that notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Parent Stockholder Approval, the boards of directors of Parent and Seller may (A) other than in response to a Competing Proposal, make an Adverse Recommendation Change if the board of directors of Parent determines in good faith (after consultation with its outside financial advisor and legal counsel) that failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, or (B) if Parent, Seller or any of their respective subsidiaries (or the Representatives of such Persons) has received a Competing Proposal that the boards of directors of Parent and Seller have determined in good faith (after consultation with their respective outside financial advisors and legal counsel), constitutes a Superior Proposal, authorize, adopt or approve such Superior Proposal and cause or permit Parent and/or Seller to enter into a definitive agreement with respect to such Superior Proposal concurrently with the termination of this Agreement in accordance with Section 9.1(f), but in each case only after providing the Notice of Adverse Recommendation or Notice of Superior Proposal, as applicable, and complying with Section 7.6(f).

(f) Notwithstanding anything to the contrary in this Agreement, no Adverse Recommendation Change may be made and no termination of this Agreement pursuant to Section 9.1(f) may be effected, in each case until 5:00 p.m. Pacific Time on the third (3rd) Business Day following Buyer’s receipt of written notice from Parent and Seller advising Buyer that Parent and Seller intend to make an Adverse Recommendation Change (a “Notice of Adverse Recommendation”) or that termination of this Agreement pursuant to Section 9.1(f) may occur (a “Notice of Superior Proposal”) and specifying the material terms and conditions of any such Superior Proposal. At the option of Buyer, Parent and Seller shall negotiate in good faith with Buyer during such period to amend this Agreement in such a manner that the offer that was determined to constitute a Superior Proposal no longer constitutes a Superior Proposal. In determining whether to make an Adverse Recommendation Change or in determining whether a Competing Proposal constitutes a Superior Proposal, the boards of directors of Parent and Seller shall take into account any revisions to the terms of this Agreement proposed in writing by Buyer in response to a Notice of Adverse Recommendation or a Notice of Superior Proposal. Any material amendment to such Superior Proposal shall require a new Notice of Superior Proposal and Parent and Seller shall be required to comply again with the requirements of this Section 7.6(f); provided, however, that the notice period for subsequent notices shall end at 5:00 p.m. Pacific Time on the third (3rd) Business Day after receipt of such subsequent notice.

(g) Nothing in this Agreement shall restrict Parent from taking or disclosing a position contemplated by Rules 14d-9 or 14e-2(a), or Item 1012(a) of Regulation M-A, each promulgated under the Exchange Act, or otherwise making disclosure if, in the good faith judgment of the board of directors of Parent, failure to make such disclosure is reasonably likely to be inconsistent with the fiduciary duties of the board of directors of Parent under applicable Law (it being agreed that a “stop, look and listen” communication by the board of directors of Parent to its stockholders pursuant to Rule 14d-9(f) under the Exchange Act or a factually accurate public statement by Parent that describes Parent’s receipt, as applicable, of a Competing Proposal and the operation of this Agreement with respect thereto shall not be deemed to be an Adverse Recommendation Change); provided that the foregoing shall in no way eliminate or modify the effect that any such disclosure or communication would otherwise have under this Agreement.

7.7 Takeover Statutes. The Parties shall use their respective commercially reasonable efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Transactions, and (b) if any such Takeover Statute is or becomes applicable to the Transactions, to take all action necessary so that the Transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Transactions.

7.8 Litigation. Parent shall give Buyer the opportunity to participate in the defense or settlement of any stockholder litigation against Parent, Seller, the Company or the Subsidiaries and/or the directors or executive officers of Parent, Seller the Company or the Subsidiaries relating to the Transactions. Each of Parent, Seller and the Company agrees that it shall not, and shall not cause or permit the Subsidiaries to, settle or offer to settle any litigation commenced on or after the date hereof against Parent, Seller, the Company, the Subsidiaries and/or the directors or executive officers of Parent, Seller, the Company or the Subsidiaries by any stockholder of Parent, Seller, the Company or Subsidiaries relating to this Agreement or the Transactions or otherwise, without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

7.9 Indemnification.

(a) By Company and its Subsidiaries. From and after the Closing, Buyer will cause the Company and its Subsidiaries to indemnify and hold harmless each present and former director or officer of the Company and such Subsidiaries (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Person” and collectively, the “D&O Indemnified Persons”) from any losses, costs or expenses relating to any Action related to such present or former director’s or officer’s service to the Company or any of such Subsidiaries in such capacity to the same extent as set forth in the Fundamental Documents of the Company or any indemnification agreements of the Company in effect on the date hereof and disclosed in Section 7.9 of the Disclosure Letter. In the event of any such Action, Buyer and the D&O Indemnified Person shall cooperate with each other in the defense of any such Action.

(b) Survival of Indemnification. To the fullest extent permitted by the existing Charter Documents of the Company, from and after the Closing, all rights to indemnification now existing in favor of the D&O Indemnified Persons (including the right to advancement of expenses) with respect to their activities as such prior to or on the date of the Closing, as provided in each of the respective Charter Documents or indemnification agreements of the Company in effect on the date of such activities or otherwise in effect on the date hereof, shall survive the Closing and shall continue in full force and effect for a period of not less than six (6) years from the Closing Date; provided that, in the event any claim or claims are asserted or made within such survival period, all such rights to indemnification in respect of any claim or claims shall continue until final disposition of such claim or claims.

(c) Insurance. Upon the election of Parent, Parent may obtain a non-cancellable “tail” insurance policies (“Tail Insurance Policies”) with a claims period of at least six (6) years from and after the Closing Date from insurance carriers with the same or better claims-paying ability ratings as the Company’s current insurance carriers with respect to directors’ and officers’ liability insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance”), for the Persons who are or were prior to the Closing, covered by the Parent’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as the Parent’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Closing (including in connection with this Agreement or the Transactions). If Parent acquires the Tail Insurance Policies, all of the fees and expenses incurred in connection with obtaining the Tail Insurance Policies, shall be borne 50% by Seller, on the one hand, and 50% by Buyer, on the other hand.

(d) Successors. In the event that after the date of Closing, the Company or any of its Subsidiaries or Buyer or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or a substantial portion of its properties and assets to any Person, then, and in either such case, proper provisions shall be made so that the successors and assigns of the Company, any of its Subsidiaries or Buyer, as the case may be, shall assume the obligations set forth in this Section 7.9.

(e) Benefit. The provisions of this Section 7.9 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person, his or her heirs, executors or administrators and his or her other Representatives and cannot be amended in a manner adverse to a D&O Indemnified Person without such person’s consent. The Parties agree that each D&O Indemnified Person (including his or her heirs, executors or administrators and his or her other Representatives) is intended to be, and shall be, a third party beneficiary of this Agreement for the purpose of this Section 7.9.

7.10 Tax Matters.

(a) Income Tax Returns. Seller shall prepare, or cause to be prepared, and shall file or cause to be filed, all income Tax Returns of or with respect to the Company and any of its Subsidiaries for which items of income, gain, loss and deduction flow-through to Seller for all taxable periods ending on or prior to the Closing Date, whether required to be filed prior to, on or after the Closing Date (“Income Tax Returns”). Such Income Tax Returns shall be prepared in accordance with applicable Law and consistent with past practices.  Buyer shall provide Seller upon request reasonable access to the books and records of the Company and its Subsidiaries necessary to prepare and file such Income Tax Returns. Seller shall permit Buyer to review and comment on each such Income Tax Return during a reasonable period prior to filing and shall consider in good faith Buyer’s reasonable comments.  The Parties agree that all payments of Transaction Expenses shall be treated as deductible in Seller’s Income Tax Returns to the maximum extent permitted by applicable Law.

(b) Tax Returns for Pre-Closing Tax Periods. Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns for the Company required to be filed after the Closing Date, and shall timely remit to the appropriate taxing authority, or cause the timely remittance of, all Taxes reflected on such Tax Returns, subject to Buyer’s right to indemnification pursuant to Section 8.2(a).

(c) Straddle Period. For purposes of this Agreement, in the case of any Tax period that includes, but does not end on, the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, sales, use, receipts, or other similar items of the Company for the Tax period or portion of a period ending on or prior to the Closing Date (each, a “Pre-Closing Tax Period”) shall be determined based on an interim closing of the books as of the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis, and the amount of any other Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.

(d) Transfer Taxes. All sales, use, value-added, gross receipts, excise, registration, stamp duty, transfer or other similar taxes or governmental fees imposed or levied by reason of, in connection with or attributable to the Transactions (“Transfer Taxes”) shall be borne by Seller. The Party responsible for filing any Tax Return with respect to Transfer Taxes shall pay the Transfer Taxes when due and, at Seller’s expense, will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, if required by applicable Law. The Parties will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation, as necessary.

(e) Tax Refunds and Benefits. Any Tax refunds that are actually received by Buyer, the Company or its Subsidiaries, and any amounts credited against Taxes to which Buyer, the Company or its Subsidiaries actually become entitled, that relate to Pre-Closing Tax Periods, shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit within ten (10) Business Days after receipt or entitlement thereto (in each case, net of (i) any Taxes of Buyer, the Company or its Subsidiaries attributable to such refund or credit; (ii) any reasonable out-of-pocket costs of Buyer or the Company or its Subsidiaries incurred in connection with obtaining such refund, and (iii) amounts required by Law to be withheld from such payment to Seller, if any); provided, however, that Seller will promptly repay to Buyer any amount received by Seller pursuant to this Section 7.10(e), together with any related interest and/or penalties, in the event Buyer, the Company or its Subsidiaries are subsequently required to return such Tax refund to the applicable Governmental Authority or such Tax credit is subsequently disallowed or otherwise nullified.

(f) Cooperation. Seller shall cooperate, as and to the extent reasonably requested by Buyer, in connection with (i) the filing of any Tax Returns of or with respect to the Company or its operations, and (ii) any audit, examination, voluntary disclosure or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment with respect to Taxes of the Company or its operations. Such cooperation shall include retaining and providing records and information that are reasonably relevant to the matters described in the previous sentence, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Buyer shall have the right to initiate discussions with any Governmental Entity to enter into any voluntary disclosure agreement with any Governmental Entity for any Pre-Closing Taxes. In the event Buyer initiates such discussions, or any Governmental Entity initiates discussions with Buyer or the Company with respect to any payment for alleged Pre-Closing Taxes, Buyer shall control the discussions and settlement process, and shall keep Seller reasonably informed as to the status thereof. Neither Buyer nor the Company shall enter into any voluntary disclosure or settlement agreement that requires the payment of any Pre-Closing Taxes by Seller or Parent (whether directly to any Governmental Entity or as a result of any claim hereunder by Buyer), without the prior written consent of Seller, which will not be unreasonably withheld, conditioned or delayed. All out-of-pocket costs and expenses (including any costs and expenses of counsel and other professionals and reasonable out-of-pocket expenses) paid by Buyer or the Company in connection with the foregoing shall be paid by Seller.

(g) Tax Elections. Seller shall (i) file, or cause to filed, an election pursuant to Treasury Regulation 1.1502-36(d)(6)(i)(A) with Seller’s relevant Income Tax Return to reduce to the maximum extent permitted under the Unified Loss Rule of Treasury Regulation 1.1502-36 (the “ULR Rules”) its Tax basis in the shares of the Company’s stock so as to eliminate or minimize to the maximum extent permitted under the ULR Rules any reduction in the tax basis of the assets or other Tax attributes of the Company that would otherwise occur without such election in connection with the Transactions; (ii) not file, or cause to be filed, an election pursuant to Treasury Regulation 1.1502-36(d)(6)(i)(B) or 1.1502-36(d)(6)(i)(C) to reattribute any of the Company’s Tax attributes; and (iii) not file any other election or take any other action, or fail to file any other election or take any other action, if such election or action, or the failure to make such election or take such action, could reasonably be expected to have a material adverse impact on the Company’s assets, including tax basis and other Tax attributes, in the Post-Closing Tax Period.

7.11 PPP Loan Forgiveness.

(a) From and after the Closing and until the PPP Maturity Date, upon reasonable advance notice, Buyer shall provide Seller with reasonable access to all management-level personnel of the Company having knowledge of matters relating to the PPP Loan, all books and records to the extent relating to the PPP Loan and all filings and communications between or among the Company or Buyer, on the one hand, and the lender of the PPP Loan, the U.S. Small Business Administration or any other Governmental Entity, on the other hand, with respect to the PPP Loan or the application for forgiveness with respect to amounts outstanding under the PPP Loan.

(b) Within three (3) Business Days after the date on which either (x) Seller or Parent or (y) Buyer or the Company receives a copy of the final written confirmation from the lender of the PPP Loan and/or the U.S. Small Business Administration of the amount of the PPP Loan that is officially forgiven in accordance with applicable Law and pursuant to the PPP Loan (any such written confirmation, a “PPP Loan Forgiveness Confirmation”), Parent or Buyer, as applicable, shall provide the other Party with a copy of such PPP Loan Forgiveness Confirmation.

(c) If the PPP Loan Forgiveness Confirmation for all of the PPP Loan obligations is not received by the PPP Maturity Date, then the Company shall pay off and fully satisfy all outstanding principal, interest and fees on account of the PPP Loan (less any amounts forgiven pursuant to the PPP Loan Forgiveness Confirmation) on the PPP Maturity Date, in which event Buyer shall be entitled to indemnification therefor pursuant to the PPP Indemnification; provided, that if, after the PPP Maturity Date and after Buyer actually receives such indemnification from Parent and/or Seller (including, for the purpose of clarification, by way of setoff against the Tournament Payment), the Company or any of its Affiliates actually receives reimbursement from either the lender of the PPP Loan and/or the U.S. Small Business Administration for any amounts previously paid by the Company to the lender of the PPP Loan pursuant to the PPP Indemnification, then the Company shall pay, and Buyer shall cause the Company to pay, to Seller an amount equal to the lesser of (x) the amount of such reimbursement received by the Company or (y) the amount of such indemnification received by Buyer.

7.12 Support Agreements. Each of Parent and Seller shall use reasonable efforts to cooperate with Buyer to obtain executed copies of the Ourgame Stockholder Support Agreements and the Primo Vital Support Agreement, from each party thereto other than Buyer as promptly as possible after the date of this Agreement (and, with respect to the Ourgame Stockholder Support Agreements, not later than one (1) Business Day after the date hereof). As promptly as possible after the receipt by Parent or Seller from any signatory to the Ourgame Stockholder Support Agreements or from all of the signatories of the Primo Vital Support Agreement (in each case, other than Buyer and Parent) of such signatory’s (or signatories’, as the case may be) executed counterpart of such agreement, (a) Parent shall execute its counterpart of the Ourgame Stockholder Support Agreements or the Primo Vital Support Agreement, as the case may be and (b) Parent or Seller, as the case may be, shall deliver, or cause to be delivered, to Buyer such executed counterpart, together with Parent’s executed counterpart of such agreement. Promptly after its receipt of any such executed counterpart of the Ourgame Stockholder Support Agreements, Buyer shall execute the Ourgame Stockholder Support Agreements and deliver, or cause to be delivered, its executed counterpart of such agreement to Parent (and Parent shall promptly deliver, or cause to be delivered, to the signatory thereto whose executed counterpart was previously delivered to Parent, a correct copy of Buyer’s and Parent’s respectively executed counterparts of such agreement). Promptly after its receipt of such executed counterparts of the Primo Vital Stockholder Support Agreement, Buyer shall execute the Primo Vital Support Agreement and deliver, or cause to be delivered, its executed counterpart of such agreement to Parent (and Parent shall promptly deliver, or cause to be delivered, to Primo Vital a correct copy of Buyer’s and Parent’s respectively executed counterparts of such agreement).

7.13 Non-Competition and Non-Solicitation. For a period of five (5) years after the Closing Date (the “Restricted Period”), each of Parent and Seller shall not, and shall not cause or permit any of their Affiliates (which, for the purposes of this Section 7.13, shall not include the Company and its Subsidiaries) (collectively, Parent, Seller and such Affiliates being referred to as the “Covered Persons”) to, directly or indirectly, in any capacity whatsoever, alone or through or in connection with any Person:

(a) engage in, or manage, operate or control, or participate in the ownership, management, operation or control of, provide consulting services to, have any equity or other interest in, lend money to or permit the use of its name by, any other Person that is engaged in or proposes to engage in, or which at the time is engaged in or proposes to engage in, anywhere in the world, the Restricted Business.

(b) (i) divert or attempt to divert (by solicitation, diversion, contact or otherwise) from Buyer, the Company or its Affiliates (collectively, the Company and such Affiliates and any of their respective successors being referred to individually as a “Protected Person” and collectively as the “Protected Persons”) any business with any customer, prospective customer or account of any of the Protected Persons related to the Restricted Business; (ii) accept the business of any customer, prospective customer or account of any of the Protected Persons, whether or not solicited by any of the Covered Persons, related to the Restricted Business; or (iii) solicit, cause or induce or attempt to solicit, any broker, salesperson, distributor, supplier, vendor, representative, agent or other Person transacting business with any of the Protected Persons to change or terminate their relationship or association with any of the Protected Persons.

(c) call upon any individual who is an employee of any of the Protected Persons and is involved in the Restricted Business for the purpose or with the intent of soliciting such employee away from or out of the employ of any of the Protected Persons, or employ or offer employment to any such employee (other than employees of the Protected Persons in connection with such employees’ provision of transition services to Parent or Seller after the Closing Date pursuant to the Transition Services Agreement) as an independent contractor, employee or other service provider unless such individual will have ceased to be employed by any of the Protected Persons for a period of at least one (1) year prior thereto. Notwithstanding the foregoing, the Covered Persons shall be free to conduct general, non-directed solicitation advertisements or web postings for employment, invite individuals to connect on LinkedIn or similar websites or utilize an independent employment search firm who has been instructed not to target employees of any of the Protected Persons.

(d) The Restricted Period will automatically be extended for an additional period of time equal to any period during which any of the Covered Persons is found to be in breach of its obligations under this Section 7.13.

(e) The covenants of Parent and Seller set forth in this Agreement constitute a material inducement for Buyer to execute, deliver and consummate this Agreement and are an essential element of the Transactions and, but for such covenants, Buyer would not have executed and delivered this Agreement and would not have been willing to consummate the Transactions. Each of Parent and Seller acknowledges that the restrictions contained in this Agreement are reasonable in nature, scope, and duration for the purpose of preserving for Buyer’s benefit the proprietary rights, going business value and goodwill of the business of the Company and its Subsidiaries.

7.14 Intercompany and Related Party Payments. Parent and Seller shall settle, discharge or satisfy, or cause to be settled, discharged or satisfied, in full prior to the Closing all (a) obligations or amounts due, payable or outstanding, including but not limited to intercompany payables or receivables, between the Company or any Subsidiary, on the one hand, and Seller, Parent or any of their subsidiaries or Affiliates (excluding the Company and the Subsidiaries), on the other hand, and (b) any other amounts due, payable or outstanding from the Company or any Subsidiary to any Related Party.

7.15 Payment of Bonuses and Change of Control Payments. Parent and Seller shall settle, discharge or satisfy, or cause to be settled, discharged or satisfied, in full prior to the Closing all performance awards or remuneration of any kind with respect to services provided by any past or present employee of the Company or any Subsidiary for all periods prior to Closing (excluding, for the sake of clarity, any accrued PTO for such employees), including, without limitation, the 2020 Bonus Payments and any change of control payments owed to any past or present employee of the Company or any Subsidiary including, without limitation, the Change of Control Payments.

Article VIII
SURVIVAL; INDEMNIFICATION

8.1 Survival of Representations, Warranties, Covenants and Agreements.  The representations and warranties of Buyer, Parent, Seller and the Company contained in this Agreement shall survive the Closing and shall terminate on the date that is eighteen (18) months after the Closing Date and shall thereafter be of no further force or effect; provided, however, that (a) the Fundamental Representations shall survive the Closing and shall terminate on the third (3rd) anniversary of the Closing Date, and (b) the foregoing survival periods shall not limit any indemnification claims to the extent based on fraud; and provided, further, that any representation or warranty that is the subject of an indemnification claim asserted in accordance with this Article VIII within the applicable survival period specified in this Section 8.1 shall survive until such claim is finally resolved in accordance with this Article VIII. The covenants and agreements of Buyer, Seller and the Company contained in this Agreement shall terminate at the Closing except that such covenants and agreements which by their terms survive the Closing shall so survive the Closing in accordance with their respective terms. For the purpose of clarification, the survival periods are intended to supersede any statute of limitations or similar time limitation that may otherwise apply to any Action based on any breach of the representations, warranties, covenants or agreements stated in this Agreement.

8.2 Indemnification Obligations.

(a) Indemnification by Seller Indemnifying Party. Subject to the limitations set forth in this Article VIII and otherwise in accordance with this Article VIII, from and after the Closing, Parent and Seller (the “Seller Indemnifying Party”) shall, jointly and severally, indemnify Buyer, and (after the Closing) the Company and its Subsidiaries, and the respective Representatives of Buyer and (after the Closing) the Company and any of its Subsidiaries (the “Buyer Indemnified Parties”) for (1) any Losses suffered or incurred and paid by each such Buyer Indemnified Party to the extent resulting from or arising out of any breach of, or inaccuracy in, any (A) Company Fundamental Representation or Parent and Seller Fundamental Representation as of the date hereof or as of the Closing, or (B) representation or warranty made by the Company in Article III or Parent and Seller in Article IV of this Agreement (other than any Company Fundamental Representation or Parent and Seller Fundamental Representation) as of the date hereof or as of the Closing, (2) any Losses suffered or incurred and paid by each such Buyer Indemnified Party to the extent resulting from or arising out of (i) the failure by the Company to perform or comply with any covenant or agreement of the Company contained in this Agreement to the extent required to be performed prior to the Closing Date or (ii) the failure by Parent or Seller to perform or comply with any covenant or agreement of Parent or Seller contained in this Agreement, (3) fraud of Parent, Seller, or (prior to the Closing Date) the Company, (4) (i) any amounts paid by the Company to the lender under the PPP Loan pursuant to Section 7.11(c) and/or (ii) the failure to obtain the prior written consent from the lender of the PPP Loan or the U.S. Small Business Administration with respect to the Transactions or any violation of the Small Business Act, the CARES Act or any other applicable Law with respect to any such failure (the “PPP Indemnification”), (5) with respect to any breach or alleged breach of any Company Service Provider Plan by Seller, Parent, or any Affiliate thereof (other than any such breach or alleged breach by the Company or its Subsidiaries after the Closing) and (6) except to the extent such amount is taken into account in determining the Final Total Consideration, (i) any and all Taxes imposed on the Company or any Subsidiary for any Pre-Closing Tax Period (including, for the avoidance of doubt, Taxes imposed on the Company or any Subsidiary and attributable to or resulting from any item of income in, or the exclusion of any item of deduction from, Taxable income for any Post-Closing Tax Period in connection with any deferred intercompany gain or any excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of U.S. state (including but not limited to, any deferred intercompany stock account pursuant to Cal. Code Regs., tit. 18 section 25106.5-1), local or non-U.S. law) in connection with a transaction consummated on or prior to the Closing Date), (ii) any and all Taxes of Seller (including, for the avoidance of doubt, Taxes imposed on any deemed dividends under Section 951 through Section 965 (including Section 951A) of the Code and the rules and Treasury Regulations promulgated thereunder), (iii) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or non-U.S. law or regulation, (iv) any and all Taxes of any Person (other than the Company or any Subsidiary) imposed on the Company or any Subsidiary as a transferee or successor, by contract (other than a contract entered into in the ordinary course of business the principal purpose of which is not the sharing of taxes) or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing, (v) any and all Taxes attributable to any increase in taxable income (including attributable to cancellation of indebtedness income) attributable to forgiveness, cancellation or reduction of the PPP Loan; (vi) any and all Taxes related to any deferral of withholding and remittance of Applicable Taxes with respect to Applicable Wages pursuant to IRS Notice 2020-65 (or any comparable regime for state or local Tax purposes) and (vii) any and all Transfer Taxes.

(b) Indemnification by Buyer Indemnifying Party. Subject to the limitations set forth in this Article VIII and otherwise in accordance with this Article VIII, from and after the Closing, Buyer and the Company (the “Buyer Indemnifying Party,” and together with the Seller Indemnifying Party, each an “Indemnifying Party”) agrees, jointly and severally, to indemnify Parent, Seller and their Representatives (the “Seller Indemnified Parties,” and together with Buyer Indemnified Parties, each the “Indemnified Parties”) for any Losses suffered or incurred and paid by each such Seller Indemnified Party to the extent resulting from (1) any breach of, or inaccuracy in, any (i) Buyer Fundamental Representation as of the date hereof or as of the Closing, or (ii) representation or warranty made by Buyer in Article V of this Agreement (other than any Buyer Fundamental Representation) as of the date hereof or as of the Closing, (2) any failure by Buyer prior to the Closing Date to perform or comply with any covenant or agreement of Buyer contained in this Agreement, and (3) fraud of Buyer.

8.3 Indemnification Procedures.

(a) If an Indemnified Party becomes aware of a claim, whether between the Parties or a Third Party Claim, for which it is or may be entitled to indemnification for Losses under this Article VIII, in order to be entitled to indemnification under this Article VIII for such Losses, the Indemnified Party shall promptly give notice to the Indemnifying Party of such claim by providing an Officer’s Certificate to the Indemnifying Party, together with all documents and materials supporting such claim as are reasonably available to the Indemnified Party; provided, that the failure by the Indemnified Party to provide such notice of any such claim shall not affect the Indemnifying Party’s obligations under this Article VIII with respect to such claim except to the extent the Indemnifying Party is actually prejudiced thereby.

(b) Following notice of a claim (other than a Third Party Claim, which will be governed by Section 8.3(c)) for indemnification under this Agreement in accordance with Section 8.3(a), the Indemnifying Party shall have 30 days (such 30-day period, the “Dispute Period”) to respond to such claim. The Indemnified Party shall make available to the Indemnifying Party all the material information related to such claim relied upon by, or in the possession or control of, the Indemnified Party to substantiate such claim. If the Indemnifying Party disagrees with the validity of all or a portion of such claim made by the Indemnified Party or the amount of all or a portion of such claim made by the Indemnified Party, the Indemnifying Party shall deliver to the Indemnified Party written notice thereof (the “Dispute Notice”) prior to the expiration of the Dispute Period. If no Dispute Notice is given within the Dispute Period or if Parent provides notice to the Indemnified Party that it does not have a dispute with respect to such claim, such claim will be deemed approved and consented to by the Indemnifying Party (such claim being referred to herein as an “Undisputed Claim”). If a Dispute Notice is given within the Dispute Period and the Indemnified Party and the Indemnifying Party do not agree to the validity or amount of such disputed claim, no payment on the disputed portion of the claim will be made to the Indemnified Party until such dispute is resolved, whether by adjudication of such matter, agreement between the Indemnified Party and the Indemnifying Party or otherwise.

(c) If requested in writing by the Indemnified Party concurrently or within twenty (20) days after the Indemnifying Party’s receipt of notice from the Indemnified Party of a Third Party Claim, the Indemnifying Party, on behalf of the Indemnified Party, shall undertake the defense of any Third Party Claim, by counsel or other Representatives qualified to undertake and assist with such defense of the Indemnifying Party’s own choosing and at the Indemnifying Party’s expense. If the Indemnifying Party does not timely undertake the defense of the Third Party Claim after receiving the foregoing proper notice, Indemnified Party shall, at the Indemnifying Party’s expense, undertake the defense of any Third Party Claim on behalf of the Indemnifying Party. The Party not undertaking the defense of the Third Party Claim (whether Buyer and the Company, on the one hand, or Parent and Seller, on the other hand) may participate in the defense of such Third Party Claim and may retain its own counsel in each jurisdiction for which such Party reasonably determines counsel is required. The Party undertaking the defense of the Third Party Claim shall use all reasonable efforts to defend such claim and shall consult with and consider in good faith any recommendation made by the other Party or its counsel regarding the strategy for defense of such Third Party Claim; provided, however, that neither Party may settle, compromise, or otherwise dispose of any such Third Party Claim without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned, or delayed.

(d) Any Undisputed Claim or any other claim pursuant to this Article VIII (including a Third Party Claim) that is finally resolved hereunder, whether by adjudication of such matter, agreement between the Indemnified Party (or the Indemnifying Party on behalf of the Indemnified Party), on the one hand, and the Indemnifying Party, on the other hand, shall be an “Approved Indemnification Claim”. For the avoidance of doubt, in no event shall any Indemnifying Party have any obligation to indemnify any Indemnified Parties pursuant to this Article VIII for a claim that is not an Approved Indemnification Claim.

8.4 Indemnification Limitations.

(a) The maximum aggregate Losses indemnifiable by the Indemnifying Party hereunder shall in no event exceed the amount of Final Total Consideration (the “Indemnification Cap”); provided, however, that (i) the maximum aggregate Losses indemnifiable by the Seller Indemnifying Party pursuant to Section 8.2(a)(1)(B) shall be limited to $8,000,000 (the “Non-Fundamental Claim Cap”), (ii) the maximum aggregate Losses indemnifiable by the Buyer Indemnifying Party pursuant to Section 8.2(b)(1)(ii) shall be limited to the Non-Fundamental Claim Cap and (iii) the amount of any such Losses resulting from fraud by any Indemnifying Party or the PPP Indemnification shall not be subject to the Indemnification Cap or the Non-Fundamental Claim Cap.

(b) Notwithstanding anything to the contrary herein, (i) no Buyer Indemnified Party shall be entitled to recover for Losses pursuant to Section 8.2(a)(1)(B) unless and until the Buyer Indemnified Parties have incurred Losses pursuant to this Article VIII in excess of $1,000,000 in the aggregate (the “Basket Amount”), after which the Buyer Indemnified Party shall, subject to any other applicable provisions of this Article VIII, be entitled to recover all such Losses in excess of the Basket Amount and (ii) no Seller Indemnified Party shall be entitled to recover for Losses pursuant to Section 8.2(b)(1)(ii) unless and until the Seller Indemnified Parties have incurred Losses pursuant to this Article VIII in excess of the Basket Amount, after which the Seller Indemnified Party shall, subject to any other applicable provisions of this Article VIII, be entitled to recover all such Losses in excess of the Basket Amount.

(c) Notwithstanding anything to the contrary contained herein:

(i) any Losses recoverable by any Buyer Indemnified Party hereunder in respect of an Approved Indemnification Claim shall first be satisfied by offsetting the amount of such Losses against any then unpaid portion of the Tournament Payment, and, to the extent such offset amount is insufficient to completely satisfy the indemnification obligations of Parent and Seller in respect of such Losses, such Buyer Indemnified Party shall, subject to any other applicable provisions of this Article VIII, be entitled to recover the remaining portion of such Losses from Parent and Seller on a joint and several basis. Any such amounts offset against any part or all of the Tournament Payment pursuant to this Section 8.4(c)(i) (A) shall be reflected in a written notice prepared by Buyer and delivered to Parent reasonably promptly following Buyer’s application of such offset and (B) shall be deemed paid to Seller for all purposes of Section 1.2 and deemed paid by Parent and Seller in respect of their indemnification obligations with respect to the Losses to which such offset amount relates.

(ii) any Losses recoverable hereunder shall be reduced in amount by any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by any Indemnified Party in connection with such Losses and the Indemnified Parties shall use commercially reasonable efforts to realize such benefits, proceeds, payments or reimbursements;

(iii) the amount of Losses on account of any claims arising under this Article VIII shall be calculated net of any Tax benefits actually realized by the Indemnified Party in the taxable period in which such Loss is incurred;

(iv) an Indemnified Party will be deemed to realize a net Tax benefit in the taxable period in which such Loss is incurred by such Indemnified Party to the extent that the liability for Taxes of such Indemnified Party for such taxable period, calculated with such Loss excluded, exceeds the actual liability for Taxes of such Indemnified Party for such taxable period, calculated with such Loss included;

(v) if any recovery is made pursuant to Section 8.4(c)(ii) or any Tax benefit is actually realized pursuant to Section 8.4(c)(iii), in each case with respect to any Loss for which the Indemnified Party has been indemnified hereunder, then a refund equal to the amount of such recovery or actual Tax benefit shall be made promptly to the Indemnifying Party that made or directed such indemnification payments to such Indemnified Party;

(vi) the amount of any Losses subject to recovery under this Article VIII shall exclude any amounts taken into account in the calculation of the Final Total Consideration, including any Positive Adjustment Amount payable hereunder;

(vii) for the purposes of this Article VIII, any breach, violation, inaccuracy or omission of any representation, warranty, covenant or agreement, shall be determined without regard to any (A) qualifications to the representations, warranties, covenants and agreements with respect to materiality, including for “material,” “in all material respects,” and “Material Adverse Effect,” or similar qualifications, and (B) update of or modification to the Disclosure Letter made or purported to have been made on or after the date of this Agreement; and

(viii) for the purposes of calculating the amount of any Losses resulting from, arising out of, relating to, imposed upon or incurred by any Indemnified Party by reason of any breach, violation, inaccuracy or omission of any representation, warranty, covenant or agreement, any (A) qualifications to the representations, warranties, covenants and agreements with respect to materiality, including for “material,” “in all material respects,” and “Material Adverse Effect,” or similar qualifications, and (B) update of or modification to the Disclosure Letter made or purported to have been made on or after the date of this Agreement shall be disregarded.

(d) For the avoidance of doubt, no Indemnified Party shall be entitled to be indemnified under this Article VIII more than once for the same Losses.

8.5 Purchase Price Adjustment.  Any payment pursuant to this Article VIII (including, for the purpose of clarification, any amounts offset against the Tournament Payment pursuant to Section 8.4(c)) shall be treated as an adjustment to the Total Consideration for all Tax purposes to the fullest extent permitted by Law.

8.6 Effect of Investigation.  The representations, warranties, covenants and agreements of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 2.3.

8.7 Mitigation of Losses. Upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise to a Loss for which it seeks or intends to seek indemnification hereunder, each Indemnified Party shall, and shall cause its Affiliates to, take such actions to mitigate such Loss as may be required under applicable Law.

8.8 Exclusive Remedies.  Except as otherwise provided in Article IX in the event of the termination of this Agreement prior to the Closing, each of Parent, Seller, the Company, and Buyer acknowledges and agrees that its and their sole and exclusive remedy (and the sole and exclusive remedy of any other Seller Indemnified Party or Buyer Indemnified Party, as the case may be) with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement (including, for the avoidance of doubt, for fraud), shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each of Parent and Seller, on behalf of themselves and any other Seller Indemnified Party, Buyer, on behalf of any other Buyer Indemnified Party, and the Company, hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement (including, for the avoidance of doubt, for fraud) it may have against Buyer and its Affiliates, or against Parent or Seller and their Affiliates (other than, after the Closing, the Company), as the case may be, and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.8 shall limit any Person’s right to seek and obtain any equitable relief to which such Person shall be entitled pursuant to Section 10.6. Each of Parent, Seller, the Company and Buyer expressly acknowledges and agrees that, with respect to the release of claims as set forth above, it expressly waives all rights under Section 1542 of the California Civil Code. That section provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Article IX
PRE-CLOSING TERMINATION OF AGREEMENT

9.1 Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after receipt of the Parent Stockholder Approval:

(a) by mutual consent of Parent, Seller and Buyer in a written instrument authorized by the board of directors of each of Parent, Seller and Buyer;

(b) by either Parent and Seller, on the one hand, or Buyer, on the other hand, if any Governmental Entity that must grant a Seller Regulatory Approval or a Buyer Regulatory Approval listed on Schedule 2.3(a)(ii) denies approval of the Transactions and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Transactions;

(c) by either Parent and Seller, on the one hand, or Buyer, on the other hand, if the Transactions shall not have been consummated on or before March 31, 2021 (the “Outside Date”); provided, however, that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Sections 2.3(b) or 2.3(c), as the case may be;

(d) by either Parent and Seller, on the one hand, or Buyer, on the other hand (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, Parent or Seller, in the case of a termination by Buyer, or Buyer, in the case of a termination by Parent and Seller, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 2.3(b) or 2.3(c), as the case may be, and which is not cured within 30 days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period;

(e) by Buyer, (i) at any time after the board of directors of Parent and Seller shall have effected an Adverse Recommendation Change prior to receipt of the Parent Stockholder Approval, or (ii) in the event Parent and/or Seller shall have materially breached any of their obligations under Section 7.6;

(f) by Parent and Seller, in the event that: (i) Parent or Seller shall have received a Superior Proposal, (ii) subject to the obligations of Parent and Seller under Section 7.6(f), the respective boards of directors of Parent and Seller or any authorized committees thereof shall have authorized Parent and Seller to enter into a definitive agreement to consummate the transaction contemplated by such Superior Proposal, and (iii) concurrently with the termination of this Agreement, Parent and Seller pays, on a joint and several basis, to Buyer the Initial Termination Fee contemplated by Section 9.4 and Parent and Seller enter into the definitive agreement to consummate the transaction contemplated by such Superior Proposal; or

(g) by Buyer at any time prior to the Outside Date.

The Party or Parties desiring to terminate this Agreement pursuant to any of clauses (b) through (g) of this Section 9.1 shall give written notice of such termination to the other Party or Parties in accordance with Section 10.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall become void and have no effect, and none of Parent, Seller, Buyer, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the Transactions, provided, that (a) Sections 7.3(c), 9.2, 9.3, 9.4, 9.5 and Article X shall survive any termination of this Agreement and such termination shall not affect any Party’s rights or obligations under any of such sections of this Agreement, and (b) except as provided in Section 10.6(b), neither Parent nor Seller shall be relieved or released from any liabilities or damages arising out of its knowing and intentional breach of any provision of this Agreement (which, for this purpose, shall mean an act or failure to act undertaken by the breaching Party who had actual knowledge, or should have had knowledge, and intention that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement).

9.3 Fees and Expenses.

(a) Except as otherwise set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such fees or expenses.

(b) In the event that (i) this Agreement is terminated pursuant to Section 9.1(c), (ii) Parent and Seller shall have failed to obtain or receive, before the time of termination, each of the following duly executed by each party thereto other than Buyer: the Ourgame Stockholder Support Agreements, the Seller Stockholder Support Agreements, and the Primo Vital Support Agreement, (iii) Parent shall have failed to obtain the Parent Stockholder Approval and (iv) Buyer is not in material breach of its representations, warranties, covenants or agreements hereunder at the time of such termination, then Parent and Seller will, on a joint and several basis, (x) pay to Buyer, as its sole recourse (but subject to its right to receive a Tail Termination Fee in accordance with Section 9.4(b)) in connection with the termination of this Agreement in accordance with Section 9.1(c), no later than two (2) Business Days after receipt of supporting documentation evidencing the Buyer Expenses, an amount in cash equal to the Buyer Expenses to the account or accounts designated by Buyer (the “Expense Reimbursement”), and (y) reimburse to Buyer the Initial Payment simultaneously with the payment of the Expense Reimbursement. Each of the Parties acknowledges that the agreements contained in this Section 9.3(b) are an integral part of the Transactions, without which, the Parties would not enter into this Agreement.

9.4 Termination Fees.

(a) In the event that this Agreement is terminated pursuant to Section 9.1(e) or Section 9.1(f), Parent and Seller, on a joint and several basis, will (i) pay to Buyer, as its sole recourse in connection with termination of this Agreement in accordance with Section 9.1(e) or Section 9.1(f), as applicable, a fee in an amount equal to $3,000,000 (the “Initial Termination Fee”), and (ii) reimburse to Buyer the Initial Payment simultaneously with the payment of the Initial Termination Fee. The Initial Termination Fee shall be payable no later than two (2) Business Days after the date on which this Agreement is terminated by Buyer pursuant to Section 9.1(e) and immediately prior to the time of and as a condition to termination by Parent and Seller pursuant to Section 9.1(f).

(b) In the event that (i) this Agreement is terminated pursuant to Section 9.1(c), (ii) prior to such termination, a Competing Proposal shall have been made to Parent, Seller or any of their respective subsidiaries (or the respective Representatives of Parent, Seller, or any such subsidiary) and disclosed to stockholders of Parent, or a Competing Proposal shall have been made to the stockholders of Parent generally, or any Person shall have publicly announced an intention (whether or not conditional) to make a Competing Proposal after the date of this Agreement and before the date this Agreement is terminated, (iii) within twelve (12) months after the date of such termination, Parent, Seller and/or any of their respective subsidiaries enters into a definitive agreement with respect to a Competing Proposal (or transaction that would have constituted a Competing Proposal if made prior to the termination of this Agreement) or consummates a Competing Proposal (the “Tail Transaction”) and (iv) such Tail Transaction is consummated, then, Parent and Seller will, on a joint and several basis, as its sole recourse in connection with the termination of this Agreement in accordance with Section 9.1(c) (but subject to Buyer’s rights under Section 9.3(b) with respect to Buyer’s right to receive an Expense Reimbursement in connection with the termination of this Agreement in accordance with Section 9.1(c)), reimburse to Buyer the Initial Payment and pay to Buyer a fee in an amount equal to $3,000,000 (the “Tail Termination Fee”) (less, if applicable, any Expense Reimbursement previously paid in accordance with the provisions of Section 9.3(b)); provided that such reimbursement shall be made and such fee shall be paid simultaneously and not later than two (2) Business Days after the date on which Parent, Seller, or one or more of its subsidiaries, consummates such Competing Proposal.

(c) In the event that this Agreement is terminated (i) by Parent and Seller pursuant to Section 9.1(d) or by Buyer pursuant to Section 9.1(g), Buyer shall pay Parent, as the sole recourse of Parent and Seller in connection with termination of this Agreement in accordance with Section 9.1(d) or Section 9.1(g), a fee in an amount equal to $3,000,000 (the “Non-Performance Fee”) or (ii) by Buyer pursuant to Section 9.1(d), Parent shall, as the sole-recourse of Buyer in connection with termination of this Agreement in accordance with Section 9.1(d), pay Buyer the Non-Performance Fee and reimburse to Buyer the Initial Payment simultaneously with the payment of the Non-Performance Fee. The Non-Performance Fee shall be payable no later than two (2) Business Days after the date on which this Agreement is terminated by Parent and Seller pursuant to Section 9.1(d) or Section 9.1(g), or by Buyer pursuant to Section 9.1(d), as the case may be.

(d) Each of the Parties acknowledges that (i) the agreements contained in this Section 9.4 are an integral part of the transactions contemplated by this Agreement, (ii) the Initial Termination Fee, the Tail Termination Fee, and the Non-Performance Fee are not penalties, but are liquidated damages, in a reasonable amount that will compensate Buyer, in the circumstances in which the Initial Termination Fee or the Tail Termination Fee is payable, or Parent and Seller, in the circumstances in which the Non-Performance Fee are payable, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, (iii) without these agreements, the Parties would not enter into this Agreement, (iv) in the event that Parent and/or Seller shall fail to pay or reimburse, as applicable, the Initial Termination Fee, Tail Termination Fee, Expense Reimbursement or Initial Payment, or Buyer shall fail to pay the Non-Performance Fee, in each instance when due, and, in order to obtain such payment, Parent and Seller or Buyer, as the case may be, commences a suit that results in a final, non-appealable judgment against Parent and/or Seller or Buyer, as the case may be, Parent and Seller, on a joint and several basis, shall pay to Buyer, or Buyer shall pay to Parent, as the case may be, costs and expenses (including attorney’s fees) in connection with such suit, together with interest on the Initial Termination Fee, Tail Termination Fee, Expense Reimbursement, Initial Payment or Non-Performance Fee (as applicable) at a rate equal to five percent (5%) commencing on the date such payment was required to be made through the date of payment and (v) in no event shall Parent and Seller be required to pay both the Initial Termination fee and Tail Termination Fee, and in no event shall Parent and Seller be obligated to pay an Initial Termination Fee or a Tail Termination Fee more than once.

9.5 WPT Brand License. If any termination of this Agreement pursuant to Section 9.1 (except for any termination in which Buyer is required to pay a Non-Performance Fee), Buyer shall enter into, and Parent and Seller shall cause Peerless to enter into, the WPT Brand License. If any termination of this Agreement by Parent and Seller in which Buyer is required to pay a Non-Performance Fee occurs, Parent shall have the right, but not the obligation (such right to be exercised by Parent, if at all, by delivering written notice to Buyer pursuant to Section 10.2 within ninety (90) days after such termination), to require that Buyer enter into the WPT Brand License with Peerless.

9.6 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by the respective boards of directors of Parent, Seller and Buyer, at any time before or after receipt of the Parent Stockholder Approval; provided, however, that after receipt of the Parent Stockholder Approval, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

9.7 Extension; Waiver. At any time prior to the Closing, Seller, Parent and the Company, on the one hand, and Buyer, on the other hand, by action taken or authorized by their respective Board of Directors or manager(s), may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement of the other Party or Parties or (c) waive compliance with any of the agreements or conditions contained in this Agreement of the other Party or Parties. Any agreement on the part of a Party or Parties to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party or Parties, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article X
GENERAL PROVISIONS

10.1 Certain Interpretations. When a reference is made in this Agreement to an Annex, Exhibit or schedule, such reference shall be to an Annex, Exhibit or schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein (including in the glossary hereto) shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

10.2 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via e-mail (with acknowledgment of complete transmission) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a)	if to Buyer, to:

Element Partners, LLC
950 Tower Lane, Suite 1125

Foster City, CA 94404
Attention: Daniel Maor

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
10100 Santa Monica Boulevard, Suite 2200
Los Angeles, California 90067
Attention: Steven E. Hurdle, Jr.
Email: shurdle@loeb.com

(b)	if to the Company (prior to the Closing) to:

Club Services, Inc.

c/o Allied Esports Entertainment, Inc.
17877 Von Karman Avenue, Suite 300
Irvine, California 92614
Attention: Frank Ng, Chief Executive Officer
Email: Frank@alliedesports.com

if to Parent or Seller to:

Allied Esports Entertainment Inc.
17877 Von Karman Avenue, Suite 300
Irvine, California 92614
Attention: Frank Ng, Chief Executive Officer
Email: Frank@alliedesports.com

with copies (which shall not constitute notice) to:

Maslon LLP
3300 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402-4140
Attention: Bradley A. Pederson
Email: Bradley.pederson@maslon.com

10.3 Public Disclosure.  Neither the Company, Buyer, Parent, or Seller nor any of their respective Representatives shall issue any statement or communication to any third Person (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the Transactions, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other Party except that Parent may disclose the Transactions in a press release or in a Current Report on Form 8-K, subject, in the case of a press release, to the reasonable review of Buyer.

10.4 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of Parent, Seller, or the Company (whether by operation of law or otherwise) without the prior written consent of Buyer, and neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by Buyer (whether by operation of law or otherwise) without the prior written consent of Parent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective permitted successors and assigns. Except as provided in Section 7.9(e), this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties any rights or remedies under this Agreement. Each of Parent, Seller, the Company, and Buyer hereby agrees that its respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement (including the provisions of Section 7.9(e)), and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including, without limitation, the right to rely upon such representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.5 Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Remedies.

(a) Each of Parent, Seller, and the Company hereby agrees that irreparable damage would occur in the event that any provision of this Agreement was not performed by Parent, Seller or the Company in accordance with its specific terms or was otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, each of Parent, Seller and the Company agrees that, in the event of any breach or threatened breach by Parent, Seller, or the Company of any covenants or obligations set forth in this Agreement, Buyer shall be entitled to an injunction or injunctions, specific performance or other equitable relief, without proof of damages or otherwise, to prevent or restrain such breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Each of Parent, Seller and the Company hereby agrees not to raise any objections to the availability to Buyer of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance by Parent, Seller or the Company with, the covenants and obligations under this Agreement. Each of Parent, Seller, and the Company further agrees that (i) by seeking the remedies provided for in this Section 10.6(a), Buyer shall not in any respect waive its right to seek any other form of relief that may be available to Buyer under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.6(a) are not available or otherwise are not granted, (ii) nothing set forth in this Section 10.6(a) shall require Buyer to institute any proceeding for (or limit Buyer’s right to institute any proceeding for) specific performance under this Section 10.6(a) prior or as a condition to exercising any termination right under Section 9.1 (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 10.6(a) or anything set forth in this Section 10.6(a) restrict or limit Buyer’s right to terminate this Agreement in accordance with Section 9.1 or pursue any other remedies under this Agreement that may be available then or thereafter and (iii) the right of specific performance and other equitable relief set forth in this Section 10.6 are an integral part of the transactions contemplated by this Agreement and without that right, Buyer would not have entered into this Agreement.

(b) Notwithstanding anything to the contrary set forth in this Section 10.6 or in any other provision of this Agreement (including Section 9.2 or any provision of Article VIII), the Parties expressly acknowledge and agree that:

(i) the remedies set forth in Section 9.3(b) and Section 9.4(b), if applicable, shall be the sole and exclusive remedies available to Buyer in the event this Agreement is terminated under Section 9.1(c);

(ii) the remedies set forth in Section 9.4(a), if applicable, shall be the sole and exclusive remedies available to Buyer in the event this Agreement is terminated under Section 9.1(e) or Section 9.1(f);

(iii) the remedies set forth in Section 9.4(c), if applicable, shall be the sole and exclusive remedies available to (A) Parent and Seller in the event this Agreement is terminated by Parent and Seller under Section 9.1(d) or by Buyer pursuant to Section 9.1(g) and (B) Buyer in the event this Agreement is terminated by Buyer pursuant to Section 9.1(d); and

(iv) the receipt by Buyer of (i) the Tail Termination Fee in the event this Agreement is terminated under Section 9.1(c) and payment of the Expense Reimbursement and reimbursement of the Initial Payment, if applicable, or (ii) the Initial Termination Fee and reimbursement of the Initial Payment in the event this Agreement is terminated under Section 9.1(e) or Section 9.1(f), shall be deemed to be full and final payment for any and all losses or damages suffered or incurred by Buyer or any of its respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Buyer nor any of its Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against Parent, Seller, the Company or any of its Affiliates arising out of this Agreement, any of the Transactions or any matters forming the basis for such termination. The receipt by Parent of the Non-Performance Fee in the event this Agreement is terminated by Parent and Seller under Section 9.1(d) or by Buyer pursuant to Section 9.1(g) shall be deemed to be full and final payment for any and all losses or damages suffered or incurred by Parent, Seller, the Company or any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Seller, the Company nor any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against Parent, Seller, the Company or any of their respective Affiliates arising out of this Agreement, any of the Transactions or any matters forming the basis for such termination.

10.7 Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.8 Exclusive Jurisdiction.  Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in connection with any matter based upon or arising out of this Agreement, the Transactions or any other matters contemplated herein (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each Party agrees not to commence any legal proceedings related hereto except in such Court of Chancery (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in any federal court within the State of Delaware). By execution and delivery of this Agreement, each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The Parties irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such Party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable Law. The Parties hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any Party is entitled pursuant to any final judgment of any court having jurisdiction.

10.9 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

10.10 Entire Agreement.  This Agreement, the Annexes, Exhibits and schedules hereto, the Disclosure Letter, the Confidentiality Agreement, and the documents and instruments and other agreements among the Parties referenced herein constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings both written and oral, among the Parties with respect to the subject matter of this Agreement, including the nonbinding proposal entered into between Parent and Buyer on December 2, 2020, as amended from time to time.

10.11 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law, e.g., www.Docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered, sufficient to bind the Parties to the terms and conditions of this Agreement, and otherwise valid and effective for all purposes.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Buyer has caused this Agreement to be executed as of the date first written above.

BUYER

Element Partners, LLC,
a Delaware limited liability company

By:	/s/ Daniel Maor
Name:	Daniel Maor
Title:	Manager

Signature Page to Stock Purchase Agreement

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed as of the date first written above.

COMPANY

Club Services, Inc.,
a Nevada corporation

By:	/s/ David Polgreen
Name:	David Polgreen
Title:	Treasurer

Signature Page to Stock Purchase Agreement

IN WITNESS WHEREOF, Parent has caused this Agreement to be executed as of the date first written above.

PARENT

Allied Esports Entertainment, Inc.

By:	/s/ Frank Ng
Name:	Frank Ng
Title:	Chief Executive Officer

Signature Page to Stock Purchase Agreement

IN WITNESS WHEREOF, Seller has caused this Agreement to be executed as of the date first written above.

SELLER

Allied Esports Media, Inc.,
a Delaware corporation

By:	/s/ Frank Ng
Name:	Frank Ng
Title:	Chief Executive Officer

Signature Page to Stock Purchase Agreement

Annex A
CERTAIN DEFINED TERMS

“2020 Tax Acts” means The Families First Coronavirus Response Act (Pub. L. 116-127), CARES Act and any executive Order deferring the withholding or payment of any payroll Taxes in connection with the 2019 novel coronavirus (COVID-19) and includes any Treasury Regulations, notice (including, but not limited to Notice 2020-32 and Notice 2020-65) or other official guidance promulgated or issued under or in connection with either of the foregoing.

“Action” means any action, suit, claim, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute.

“Affiliate” of any Person means another Person that directly or indirectly through one of more intermediaries, controls, is controlled by or is under common control with, such first Person.

“Applicable Accounting Principles” means GAAP, applied in a manner consistent with the preparation of the Financials.

“Applicable Taxes” means such Taxes as defined in IRS Notice 2020-65 (and any corresponding Taxes under state or local Tax Law).

“Applicable Wages” means such wages as defined in IRS Notice 2020-65 (and any corresponding wages under state or local Tax Law).

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in Los Angeles, California are authorized or obligated by Law or executive Order to close.

“Buyer Expenses” means an amount equal to Buyer’s documented out-of-pocket expenses incurred in connection with the authorization, preparation, negotiation, execution and performance of Agreement and the Transactions (including, without limitation, all reasonable outside attorneys’, accountants’, consultants’ and investment bankers’ fees and expenses), but subject to a maximum of $1,000,000; provided that, for the avoidance of doubt, in no event shall Buyer Expenses include any internally allocated costs of Buyer.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, P.L. 116-136 (2020).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Equity Capital” means two shares of the Company’s common stock, par value $0.01 per share.

“Company Intellectual Property Licenses” means all Contracts, including licenses, sublicenses, agreements and permissions, by which the Company or any Subsidiary uses Intellectual Property owned by a third party, or a third party uses Intellectual Property owned by the Company or any Subsidiary, in each case other than licenses of off-the-shelf software commercially available on standard terms.

“Company Products and Services” means all products, content and services sold, distributed or provided directly by the Company or any Subsidiary or through the Company’s or any Subsidiary’s licensees as of the date of this Agreement.

“Company Service Provider Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, change of control, termination pay, deferred compensation, performance awards, equity or equity-related awards, welfare benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Service Provider, with respect to which the Company or any ERISA Affiliate has any liability or obligation, including any International Service Provider Plan.

“Competing Proposal” means any inquiry, proposal or offer made by any Third Party to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions (including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction) regarding any direct or indirect, complete or partial, acquisition of Parent, Seller, the Company or any of their respective subsidiaries and/or the poker-related business of Parent, Seller or their respective subsidiaries, but excluding the acquisition of equity interests or assets of Parent, Seller or their respective subsidiaries (other than the Company and the Subsidiaries that own or operate such poker-related business) to the extent solely comprising the esports business of Parent, in each case other than the Transactions.

“Connected Persons” means (i) a director, chief executive or substantial shareholder of Ourgame, (ii) an individual who was a director of Ourgame or any of its subsidiaries in the prior 12 months, (iii) an associate (as defined under the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited) of any of the Persons identified in items (i) and (ii), or (iv) a non wholly-owned direct or indirect subsidiary of Ourgame (and any of its subsidiaries) where any director, chief executive or substantial shareholder of Ourgame, individually or together, can exercise or control the exercise of 10% or more of the voting power at that subsidiary’s general or annual meeting.

“Contract” means any legally binding contract, mortgage, indenture, lease, license, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise or license.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other Person under common control with the Company or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Forgiven Amount” means, as of any date of determination, an amount equal to the portion of the PPP Loan and any interest thereon that is forgiven, in each case to the extent specified in the applicable PPP Loan Forgiveness Confirmation; provided, that if no portion of the PPP Loan and any interest thereon is forgiven as of such date, then the “Forgiven Amount” shall be equal to zero.

“Fundamental Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, as in effect from time to time including any amendments thereto. For example, the “Fundamental Documents” of a corporation would be its certificate or articles of incorporation and bylaws, each as may be amended from time to time.

“GAAP” means United States generally accepted accounting principles as of the date of this Agreement, consistently applied.

“Governmental Entity” means any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission.

“Indebtedness” means, with respect to any Person, any of the following, without duplication: (a) any indebtedness of such Person for borrowed money, including any and all any termination, pre-payment, balloon or similar fees or payments (including penalties) resulting from the pre-payment of any indebtedness in connection with the Transactions, (b) any indebtedness of such Person evidenced by notes, bonds or debentures, (c) any obligations of such Person under any leases which are required to be classified as capitalized leases under GAAP, (d) any unfunded severance payment obligations of such Person, and (e) any guaranty by such Person of any indebtedness of any other Person of a type described in clauses (a) through (d) above. Notwithstanding the foregoing, Indebtedness shall exclude (i) any trade payables and other current liabilities arising in the ordinary course of business, (ii) any operating or lease obligations (other than capitalized leases described in clause (c) of this definition), or (iii) any Transaction Expenses.

“Intellectual Property” means Intellectual Property Rights and Technology.

“Intellectual Property Rights” means any and all of the rights arising under any of the following, in any jurisdiction throughout the world: (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) original works of authorship, any copyright rights therein, copyright registrations and applications, and renewals thereof; (c) trademarks, service marks, trade names, trade dress, logos, designs and other indicia of source, and registrations, and applications, and renewals thereof, including all goodwill associated with any of the foregoing; (d) all forms and types of financial, business, scientific, technical, economic, or engineering information that the owner has taken reasonable measures to keep secret and from which the owner derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, another person who can obtain economic value from the disclosure or use of the information; (e) Internet domain names, including any websites represented by those domain names; (f) any social media accounts, including any handles associated with such social media accounts; and (g) and all rights and remedies against past, present and future infringement, misappropriation or other violation of any of the forgoing and the right to receive proceeds therefrom.

“International Service Provider Plan” means each Company Service Provider Plan or Service Provider Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, with respect to Service Providers who perform services outside the United States.

“IRS” means the United States Internal Revenue Service.

“Knowledge” or “Known” means with respect to Parent, Seller, or the Company, the knowledge as of the date hereof of Anthony Hung, Deborah Frazzetta, Frank Ng, Adam Pliska, and David Polgreen, in each case after reasonable inquiry under the circumstances.

“Law” means any applicable U.S. or non-U.S. federal, state, local or other constitution, law, statute, ordinance, rule, regulation, published administrative position, policy or principle of common law issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

“Lien” means any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any kind or character whatsoever.

“Losses” means all claims (whether or not, in the case of an actual or potential claim by a third-party, such third party is successful on the merits of such claim), losses, liabilities, damages, fees, costs, interest, awards, judgments, penalties and expenses, settlements, including (i) any Taxes imposed on any indemnification payments made by an Indemnifying Party to an Indemnified Party pursuant to Article VIII or (ii) actually incurred costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals; provided that “Losses” shall exclude any punitive damages (except to the extent paid or awarded to any Third Party).

“Material Adverse Effect” means any occurrence, change, event, effect or development that, individually, or taken together with all other occurrences, changes, events, effects or developments, (a) has or would reasonably be likely to have a material adverse effect on the condition (financial or otherwise), results of operations, properties, assets or business of the Company and its Subsidiaries taken as a whole; provided, however, that, with respect to this subsection (a), the determination of whether a “Material Adverse Effect” exists or has occurred shall not include effects on the foregoing to the extent attributable to (i) changes, after the date hereof, in GAAP or other regulatory accounting requirements, (ii) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industry in which the Company and its Subsidiaries operate, (iii) changes, after the date hereof, in global or national political conditions or general economic or market conditions, (iv) conditions arising out of acts of terrorism, war, sabotage, military actions, weather conditions, natural disasters, the 2019 novel coronavirus (COVID-19) and Orders affecting such businesses as a result thereof, or other force majeure events, (v) any change, in and of itself, in the market price or trading volume of Parent’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso), (vi) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with Buyer’s written consent, or (vii) any stockholder litigation against Parent, Seller, their respective subsidiaries and/or the directors or executive officers of Parent, Seller or their respective subsidiaries relating to the Transactions except, with respect to clauses (i), (ii), (iii) and (iv), to the extent that the effects of such change are disproportionately adverse to the condition (financial or otherwise), results of operations, properties, assets or business of the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which the Company and its Subsidiaries operate, (b) with respect to either Parent or Seller, on the one hand, or Buyer, on the other hand, has or would reasonably be expected to prevent or materially delay or impair the ability of Parent or Seller, or Buyer, as the case may be, to timely consummate the Transactions.

“Officer’s Certificate” means a certificate signed by any executive officer of Buyer or Parent, as applicable: (i) stating that an Indemnified Party has actually suffered or incurred and paid Losses and the amount of such Losses, (ii) specifying the provision of Section 8.2 pursuant to which such Indemnified Party is seeking indemnification, and (iii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was actually suffered or incurred and paid, and the facts and circumstances supporting such Indemnified Party’s claim for indemnification.

“Open Source Materials” means any third Person software generally distributed publicly in source code form under any license that is listed at http://www.opensource.org/licenses or that complies with the Open Source Definition available at http://opensource.org/osd. Open Source Material includes software that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, Apache License, or BSD License.

“Order” means any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity that is binding upon the subject Person.

“Ourgame” means Ourgame International Holdings Limited.

“Ourgame Stockholder Support Agreements” means the Deed Of Irrevocable Undertaking, substantially in the form of Exhibit D hereto, to be entered into among Buyer and by Persons holding equity securities of Ourgame constituting a majority of the voting power of the outstanding equity securities of Ourgame.

“Parent Common Stock” shall mean the common stock, par value $.0001 per share, of Parent.

“Paycheck Protection Program” means the temporary loan program added to the Small Business Administration’s 7(a) Loan Program by the CARES Act, as may be amended from time to time, as well as any regulations promulgated thereunder, and any guidance, guidelines, FAQs, or other instructions or interpretation issued by the Small Business Administration with respect to the program.

“Peerless” means Peerless Media Limited, a Gibraltar company limited by shares.

“Peerless Holdings” means Peerless Media Holdings Limited, a Gibraltar company limited by shares.

“Permitted Liens” means any of the following: (a) Liens for Taxes not yet due and payable; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens that are not yet due or that are being contested in good faith and by appropriate proceedings; (c) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (d) Liens imposed by applicable Law (other than Tax Law); (e) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (f) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (g) other than with respect to Company Intellectual Property, liens or other defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or its Subsidiaries; (h) Liens the existence of which are disclosed in the Financials or the Disclosure Letter; (i) statutory, common law or contractual liens of landlords; and (j) with respect to Intellectual Property, those restrictions set forth in Section 3.11(b) of the Disclosure Letter.

“Person” means an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Post-Closing Tax Period” means any Tax period or portion thereof beginning after the Closing Date.

“PPP Loan” means the Indebtedness evidenced by that certain Promissory Note, dated May 18, 2020, issued by WPT to CommerceWest Bank.

“PPP Maturity Date” means the earlier of (i) the date on which the PPP Loan is repaid and/or forgiven in full and (ii) May 18, 2022, provided that if the maturity date of the PPP Loan is extended beyond May 18, 2022, the foregoing date shall be deemed to be the extended maturity date.

“Pre-Closing Taxes” means any Taxes of the Company or any of its Subsidiaries attributable to a taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Primo Vital” means Primo Vital Limited, a British Virgin Islands limited company.

“Primo Vital Support Agreement” means the Support Agreement in the form of Exhibit C hereto, to be entered into among (a) Buyer, (b) Parent, (c) Ourgame and (d) Primo Vital, which is a subsidiary of Ourgame.

“Related Party” means any Person who directly or indirectly holds a beneficial interest in Parent.

“Representatives” means Affiliates, directors, officers, employees, equityholders, agents or other representatives of a Person.

“Restricted Business” means any business involving the game of poker or the variants thereof listed in Exhibit F, including (i) organizing, hosting, operating, promoting, and/or conducting tournaments, competitions, exhibitions, and other events relating to poker, whether for land-based, television, online or mobile audiences or participants, (ii) broadcasting or distributing, and authorizing or licensing other Persons to broadcast or distribute, footage and other audio, visual, digital, and/or print content relating to such tournaments, competitions, exhibitions, and other events set forth in (i), (iii) organizing, hosting, operating, promoting, and/or conducting clubs or organizations related to poker, and (iv) developing, manufacturing, distributing, promoting, marketing, and selling, and authorizing or licensing other Persons to develop, manufacture, distribute, promote, market or sell, products and merchandise, including cards, attire, furnishings, memorabilia, and other items of any kind or description, in each case relating to poker.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Stockholder Approval” means the affirmative vote or written consent of the holders of the outstanding shares of Seller representing a majority (in voting power) of the outstanding capital stock of Seller.

“Seller Stockholder Support Agreements” means the Voting Agreements, substantially in the form of Exhibit A hereto, to be entered into among Buyer, Parent (in its capacity as the sole stockholder of Seller), and by each of the following stockholders of Parent: Lyle Berman, Roy Choi, Judson Hannigan, Anthony Hung, Knighted Pastures, LLC, Frank Ng, and Adam Pliska.

“Service Provider” means any current or former employee, consultant, independent contractor or director of the Company, its Subsidiaries, or any ERISA Affiliate.

“Service Provider Agreement” means each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, or other Contract providing for compensation or benefits between the Company, or any ERISA Affiliate and any Service Provider.

“Small Business Act” means the Small Business Act (15 U.S.C. 636(a)) after giving effect to the implementation of the CARES Act.

“Superior Proposal” means a bona fide written Competing Proposal made by a Third Party that the board of directors of Parent determines in good faith, after consultation with its outside financial advisors and legal advisors, and taking into account the terms and conditions of such proposal, the party making such proposal, the conditions to, likelihood of, and anticipated timing of, consummation of such Competing Proposal, and all other material legal, financial, regulatory and other aspects of such Competing Proposal, (a) is reasonably likely to be consummated without undue delay relative to the Transactions, taking into account all financial, legal, regulatory and other aspects of such offer, and (b) is more favorable to Parent’s stockholders from a financial point of view than the Transactions, taken as a whole (including any revisions to the terms of this Agreement committed to by Buyer to Parent and Seller in writing in response to such Competing Proposal made to Parent, Seller or their respective subsidiaries or the respective Representatives of such Persons under the provisions of Section 7.6(f)).

“Tax” means (i) any income, alternative or add-on minimum tax, gross income, estimated, direct, indirect, gross receipts, built-in gains, sales, use, ad valorem, value added, transfer, franchise, local, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent, including employer and employees’ contributions), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), escheat or unclaimed property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, including by operation of law.

“Technology” means any or all of the following but not the Intellectual Property Rights therein or associated therewith: (a) published and unpublished works of authorship, including audiovisual works, computer programs, literary works, maskworks, architectural designs and sound recordings; (b) inventions and discoveries, including articles of manufacture, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items; and (c) tangible embodiments of information, including algorithms, customer lists, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques.

“Third Party” means a third party (or group of Persons) that is not a Party or any Affiliate of any Party.

“Third Party Claim” means any claim or other assertion of liability by a Third Party which may give rise to a claim pursuant to Article VIII.

“Transaction Payroll Taxes” means the employer portion of any payroll Taxes arising from the payment of any of the Total Consideration or other compensatory amounts paid in connection with the Transactions.

“WPT” means WPT Enterprises, Inc.

“WPT Brand License” means the license agreement by and between WPT and Buyer, in the form of Exhibit B hereto.

INDEX OF OTHER DEFINED TERMS

2020 Bonus Payments	3.13(a)
2020 Tax Acts	Annex A
Acceptable Confidentiality Agreement	7.6(d)
Accounting Firm	1.3(e)
Acquired Equity Interests	Recitals
Action	Annex A
Adverse Recommendation Change	7.4(b)
Affiliate	Annex A
Agreement	Preamble
Applicable Accounting Principles	Annex A
Applicable Taxes	Annex A
Applicable Wages	Annex A
Approved Indemnification Claim	8.3(c)
Balance Sheet Date	4.6(f)
Basket Amount	8.4(b)
Board Recommendation	4.2(a)
Business Day	Annex A
Buyer	Preamble
Buyer Expenses	Annex A
Buyer Fundamental Representations	2.3(d)
Buyer Indemnified Parties	8.2(a)
Buyer Indemnifying Party	8.2(b)
Buyer Regulatory Approvals	5.3(a)
CARES Act	Annex A
Change of Control Payments	3.13(a)
Charter Documents	3.1(b)
Closing	2.1
Closing Cash Payment	1.1
Closing Date	2.1
COBRA	Annex A
Code	Annex A
Company	Preamble
Company Authorizations	3.15
Company Cash	1.3(a)(i)
Company Employee List	3.14(a)
Company Equity Capital	Annex A
Company Fundamental Representations	2.3(d)
Company Indebtedness	1.3(a)(ii)
Company Intellectual Property	3.11(a)
Company Intellectual Property Licenses	Annex A
Company Products and Services	Annex A
Company Service Provider Plan	Annex A
Competing Proposal	Annex A
Confidentiality Agreement	7.3(c)
Conflict	3.4
Contract	Annex A
Covered Persons	7.13
D&O Indemnified Person	7.9(a)
D&O Indemnified Persons	7.9(a)
D&O Insurance	7.9(c)
Data Security Breach	3.16
Determination Time	1.3(a)(iii)
DGCL	Annex A
Disclosure Letter	Article III

Dispute Notice	8.3(b)
Dispute Period	8.3(b)
Dispute Statement	1.3(d)
Encumbrance And Restriction Free	3.11(b)
ERISA	Annex A
ERISA Affiliate	Annex A
Exchange Act	Annex A
Expense Reimbursement	9.3(b)
Export Approvals	3.26(a)
Final Total Consideration	1.3(f)
Final Tournament Payment	1.2(a)(iii)
Financials	4.6(f)
First Quarterly Payment Period	1.2(a)(i)
First Quarterly Tournament Payment	1.2(a)(i)
Forgiven Amount	Annex A
Forgiveness Application	3.28(a)
Fundamental Documents	Annex A
Fundamental Representations	2.3(d)
GAAP	Annex A
Governmental Entity	Annex A
Governmental Reports	4.4(a)
Hazardous Materials	3.25
Income Tax Returns	7.10(a)
Indebtedness	Annex A
Indemnification Cap	8.4(a)
Indemnified Parties	8.2(b)
Indemnifying Party	8.2(b)
Initial Payment	1.1
Initial Termination Fee	9.4(a)
Intellectual Property	Annex A
Intellectual Property Rights	Annex A
Interested Party	3.20
Interim Financials	4.6(f)
International Service Provider Plan	Annex A
IRS	Annex A
Knowledge	Annex A
Known	Annex A
Labor Agreement	3.14(d)
Law	Annex A
Lease Agreements	3.10(a)
Leased Real Property	3.10(a)
Lien	Annex A
Losses	Annex A
Material Adverse Effect	Annex A
Material Contract	3.12(a)
Negative Adjustment Amount	2.5(b)

Non-Fundamental Claim Cap	8.4(a)
Non-Performance Fee	9.4(c)
Notice of Adverse Recommendation	7.6(f)
Notice of Superior Proposal	7.6(f)
Officer’s Certificate	Annex A
Open Source Materials	Annex A
Order	Annex A
Ourgame	Annex A
Ourgame Stockholder Support Agreements	Annex A
Outside Date	9.1(c)
Parent	Preamble
Parent and Seller Fundamental Representations	2.3(d)
Parent Common Stock	Annex A
Parent SEC Reports	4.5
Parent Stockholder Approval	4.2(a)
Parties	Preamble
Party	Preamble
Paycheck Protection Program	Annex A
Payment Spreadsheet	2.4(a)
Payoff Letter	2.2(a)(vi)
Peerless	Annex A
Peerless Holdings	Annex A
Permitted Liens	Annex A
Person	Annex A
Personal Data	3.16
Positive Adjustment Amount	2.5(a)
Post-Closing Statement	1.3(c)
Post-Closing Tax Period	Annex A
PPP Indemnification	8.2(a)
PPP Loan	Annex A
PPP Loan Forgiveness Confirmation	7.12(c)
PPP Maturity Date	Annex A
Pre-Closing Period	6.1
Pre-Closing Statement	1.3(b)
Pre-Closing Tax Period	7.10(c)
Pre-Closing Taxes	Annex A
Primo Vital	Annex A
Primo Vital Support Agreement	Annex A
Protected Person	7.13(b)(i)
Proxy Statement	4.3(a)
Related Party	Annex A
Representatives	Annex A
Resolution Period	1.3(e)
Restricted Business	Annex A
Restricted Period	7.13
Review Period	1.3(d)

Sarbanes-Oxley Act	Annex A
SEC	Annex A
Section 409A	3.13(f)
Securities Act	Annex A
Seller	Preamble
Seller Indemnified Parties	8.2(b)
Seller Indemnifying Party	8.2(a)
Seller Regulatory Agreement	4.4(b)
Seller Regulatory Approvals	4.3(a)
Seller Stockholder Approval	Annex A
Seller Stockholder Support Agreements	Annex A
Service Provider	Annex A
Service Provider Agreement	Annex A
Significant Customer	3.27(a)
Significant Supplier	3.27(b)
Small Business Act	Annex A
SRO	4.3(a)
Straddle Period	7.10(c)
Subsequent Quarterly Tournament Payments	1.2(a)(ii)
Subsidiary	3.6
Superior Proposal	Annex A
Tail Insurance Policies	7.9(c)
Tail Termination Fee	9.4(b)
Tail Transaction	9.4(b)
Takeover Statutes	4.9
Tax	Annex A
Tax Incentive	3.9(p)
Tax Returns	3.9(a)
Technology	Annex A
Third Party	Annex A
Third Party Claim	Annex A
Total Closing Consideration	1.3(a)(iv)
Total Consideration	1.3(a)(v)
Tournament Payment	1.2(a)
Tournament Statement	1.2(b)
Transaction Expenses	1.3(a)(vi)
Transaction Payroll Taxes	Annex A
Transactions	Recitals
Transfer Taxes	7.10(d)
Transition Services Agreement	2.2(a)(ix)
ULR Rules	7.10(g)
Unadjusted Purchase Price	1.1
Undisputed Claim	8.3(b)
WPT	Annex A
WPT Brand License	Annex A
Year-End Financials	4.6(f)

EXHIBIT A

FORM OF SELLER STOCKHOLDER SUPPORT AGREEMENT

[See attached]

STOCKHOLDER VOTING AGREEMENT

STOCKHOLDER VOTING AGREEMENT, dated as of January 19, 2021 (this “Agreement”), by and among Element Partners, LLC, a Delaware limited liability company (“Buyer”), and the stockholders of Allied Esports Entertainment, Inc., a Delaware corporation (“Parent”), identified as the signatories hereto (collectively, the “Principal Stockholders,” and each a “Principal Stockholder”).

WHEREAS, in connection with and concurrently with the execution of this Agreement, Buyer, Club Services, Inc., a Nevada corporation, (“Company”), Allied Esports Media, Inc., a Delaware corporation (“Seller”), and Parent are entering into a Stock Purchase Agreement, dated as of January 19, 2021 (as may be amended from time to time, the “Purchase Agreement”), which provides for, among other things, the sale by Seller to Buyer of 100% of the issued and outstanding equity interests of the Company in accordance with the terms of the Purchase Agreement;

WHEREAS, Buyer would not enter into the Stock Purchase Agreement unless each Principal Stockholder were to enter into this Agreement;

WHEREAS, each Principal Stockholder is the record and Beneficial Owner of the number of Owned Shares (as defined herein) set forth opposite such Principal Stockholder’s name on Schedule I hereto;

WHEREAS, the respective boards of directors of Parent and Seller have each approved and deemed expedient and in the best interests of the Parent and Seller, respectively, and their respective stockholders, the Purchase Agreement and the transactions contemplated hereby and have recommended that their respective stockholders adopt, authorize and approve this Agreement and the transactions contemplated hereby;

WHEREAS, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Parent Common Stock entitled to vote thereon is required to approve the adoption of the Purchase Agreement; and

WHEREAS, as a stockholder of Parent, each Principal Stockholder will benefit from the Purchase Agreement.

NOW, THEREFORE, in consideration of Buyer’s entry into the Purchase Agreement, each Principal Stockholder agrees with each other and Buyer as follows:

1. Certain Definitions. Capitalized terms not expressly defined in this Agreement will have the meanings ascribed to them in the Purchase Agreement. For purposes of this Agreement:

(a) “Beneficially Own,” “Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having voting power or investment power with respect to such securities (as determined pursuant to Rule 13d-3(a) under the Securities Exchange Act of 1934, as amended), except for those shares of Parent Common Stock which such Principal Stockholder has the right to acquire within 60 days.

(b) “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in Los Angeles, California are authorized or obligated by Law or executive order to close.

(c) “Family Group” means, with respect to a Principal Stockholder that is a natural Person, such Person’s spouse, descendants (whether natural or adopted), or siblings.

(d) “Governmental Entity” shall mean any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission.

(e) “Law” shall mean any applicable U.S. or non-U.S. federal, state, local or other constitution, law, statute, ordinance, rule, regulation, published administrative position, policy or principle of common law issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

(f) “Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent.

(g) “Permitted Transferee” means, with respect to a Principal Stockholder, (i) any member of such Principal Stockholder’s Family Group; (ii) the estate or any of the heirs or legatees of such Principal Stockholder upon such Person’s death; and (iii) any trust established and maintained for the benefit of (A) any Principal Stockholder that is a natural Person or (B) any member of such Stockholder’s Family Group.

(h) “Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

2. Representations and Warranties of Principal Stockholders. Each Principal Stockholder represents and warrants as follows:

(a) He, she or it is the Beneficial Owner of the number of shares of Parent Common Stock set forth opposite his, her or its name on Schedule I attached hereto (the “Owned Shares”), free from any lien, encumbrance, proxy, voting trust, voting agreement, voting restriction, understanding, right of first refusal, limitation on disposition, adverse claim of ownership, or restriction whatsoever, other than those created by this Agreement, as described on Schedule I attached hereto, or under applicable federal or state securities laws, and with full and sole power to vote the Owned Shares without the consent or approval of any other Person;

(b) Except for the Owned Shares set forth on Schedule I, he, she or it does not Beneficially Own any other Parent Common Stock or hold any securities convertible into or exchangeable for Parent Common Stock and has no other voting rights with respect to any such securities;

(c) Except as set forth on Schedule I hereto, he, she or it is the record holder of the Owned Shares entitled to vote or to execute written consents with respect to such Owned Shares;

(d) This Agreement has been duly executed by such Principal Stockholder and constitutes the valid and legally binding obligation of such Principal Stockholder, enforceable against such Principal Stockholder in accordance with its terms, except as may be limited by (x) the Laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (y) rules of Law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity;

(e) The execution, delivery and performance of this Agreement by such Principal Stockholder and the proxy contained herein does not violate or breach, and will not give rise to any violation or breach of, such Principal Stockholder’s certificate of formation or limited liability company agreement or other organizational documents (if such Principal Stockholder is not an individual), or any Law, contract, instrument, arrangement or agreement by which such Principal Stockholder is bound;

(f) The execution, delivery and performance of this Agreement by such Principal Stockholder and the proxy of such Principal Stockholder contained herein do not, and performance of this Agreement by such Principal Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the Exchange Act), domestic or foreign;

(g) The execution, delivery and performance of this Agreement by such Principal Stockholder and the proxy of such Principal Stockholder contained herein does not create or give rise to any right in such Principal Stockholder or, to such Principal Stockholder’s knowledge, in any other signatory hereto or any other person, with respect to the Owned Shares or any other security of Parent (including, without limitation, voting rights and rights to purchase or sell any shares of Parent Common Stock or other securities of Parent) pursuant to any stockholders’ agreement or similar agreement or commitment, other than any such right as is duly and validly waived pursuant to Section 6 of this Agreement;

(h) He, she or it understands and acknowledges that Buyer is entering into the Purchase Agreement in reliance upon his, her or its execution and delivery of the Parent Stockholder Approval and this Agreement, and he, she or it has read the Purchase Agreement carefully and fully understands the terms and provisions thereof; and

(i) The representations and warranties by each Principal Stockholder in Section 2(a) made herein are qualified in their entirety by the effects of applicable community property Law and the Laws affecting the rights of marital partners generally.

For all purposes of this Agreement, Owned Shares shall include any shares of Parent as to which record or Beneficial Ownership is acquired by a Principal Stockholder after the execution hereof.

3. Covenant to Vote.

(a) Each Principal Stockholder irrevocably and unconditionally agrees that, during the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with Section 12 hereof:

(i) provided that (x) Buyer has delivered written notice to such Principal Stockholder with an instruction to vote as set forth in this Section 3(a)(i) because Buyer is not voting the Owned Shares subject to the Proxy, such Principal Stockholder will execute and timely deliver (or expeditiously cause to be executed and timely delivered) any written consent with respect to all of his, her or its Owned Shares), and such Principal Stockholder shall not thereafter revoke, withdraw, modify or amend such written consent, or (y) Buyer has delivered written notice to such Principal Stockholder with an instruction to vote as set forth in this Section 3(a)(i) prior to any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Parent Common Stock because Buyer is not voting the Owned Shares subject to the Proxy, such Principal Stockholder shall appear at each such meeting or otherwise expeditiously cause all of his, her or its Owned Shares called to vote upon to be counted as present thereat for purposes of establishing a quorum and vote or consent (or expeditiously cause to be voted or consented) such Owned Shares, as follows:

(1) in favor of the approval of the adoption of the Purchase Agreement and the transactions contemplated thereby, including the Transaction, and otherwise in such manner as may be necessary or appropriate to consummate the transaction contemplated by the Purchase Agreement (including the Parent Stockholder Approval), and in connection therewith to execute any documents reasonably requested by Parent that are necessary or appropriate to effect the foregoing;

(2) in favor of the adoption of the Purchase Agreement, in favor of the Transactions, and otherwise in such manner as may be necessary or appropriate to consummate the transactions contemplated by the Purchase Agreement (including the Parent Stockholder Approval); and

(3) against any action, agreement or arrangement (a) related to or in furtherance of any Competing Proposal, (b) that would or could be reasonably be expected to result in a breach of any covenant, obligation, agreement, representation or warranty of Seller, Parent or (prior to Closing) the Company pursuant to the Purchase Agreement, (c) that would or could be reasonably be expected to result in any condition to Seller’s, Parent’s or (prior to Closing) the Company’s obligations under the Purchase Agreement not being completed in full and timely including, without limitation, any action that could breach or reasonably be expected to breach any representation, warranty or covenant in the Purchase Agreement, or (d) that would reasonably be expected to be inconsistent with or frustrate the purposes of the Stock Purchase Agreement or this Agreement (each of items 3(a)(i)(3)(a) through (d), a “Prohibited Act”).

(ii) Such Principal Stockholder shall not vote, or cause to be voted, any Owned Shares (or otherwise provide a proxy or consent or enter into another voting agreement with respect thereto) in favor of any Prohibited Act, whether by written consent or at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Parent Common Stock.

(b) Each Principal Stockholder hereby revokes any and all previous proxies with respect to such Principal Stockholder’s Owned Shares.

(c) Each Principal Stockholder who has a spouse on the date of this Agreement shall cause such Principal Stockholder’s spouse to execute and deliver to Buyer a spousal consent in the form of Exhibit A hereto (a “Spousal Consent”) contemporaneously with such Principal Stockholder’s execution of this Agreeement, pursuant to which the spouse acknowledges that he or she has read and understood this Agreement and agrees to be bound by its terms and conditions. If any Principal Stockholder should marry or engage in a Marital Relationship following the date of this Agreement, such Principal Stockholder shall cause his or her spouse to execute and deliver to the Company a Spousal Consent within three (3) Business Days thereof.

4. Irrevocable Proxy. Each Principal Stockholder hereby irrevocably appoints Buyer and any designee of Buyer, each of them individually, each such Principal Stockholder’s proxy and attorney-in-fact for and on behalf of such Principal Stockholder pursuant to the provisions of Section 212 of the General Corporation Law of the State of Delaware, as amended, with full power of substitution and resubstitution, to attend and to vote and act on each such Principal Stockholder’s behalf and in each such Principal Stockholder’s name, place and stead with respect to such Principal Stockholder’s Owned Shares, at any annual, special or other meeting of the stockholders of Parent, and at any adjournment or postponement of any such meeting, held during the term of this Agreement, and to act by written consent (including the execution and delivery of any written consent) with respect to each such Principal Stockholder’s Owned Shares, in all events and at all times during the term of this Agreement with respect to the matters referred to in, and in accordance with, Section 3(a) hereof. Each Principal Stockholder affirms that this proxy is coupled with an interest, shall be irrevocable and shall not be terminated by operation of law or upon the occurrence of any other event other than the valid termination of this Agreement pursuant to Section 12 hereof. Each Principal Stockholder affirms that this irrevocable proxy set forth in this Section 4 is given in connection with and granted in consideration of and as an inducement to Buyer entering into the Purchase Agreement and that such irrevocable proxy is given to secure the obligations of such Principal Stockholder under Section 3(a) hereof. Each Principal Stockholder agrees to expeditiously take and shall expeditiously take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy including, without limitation, issuing, expeditiously executing and delivering any directions or legal proxies to the applicable record holder of such Principal Stockholder’s Owned Shares. Except in order to vote the Owned Shares in accordance with Section 3(a), each Principal Stockholder covenants and agrees not to grant any subsequent proxy with respect to such Principal Stockholder’s Owned Shares, and further covenants and agrees that any such proxy, if granted, shall not be valid or effective.

5. Limitations on Transfer. Until the termination of this Agreement pursuant to Section 12 hereof, each Principal Stockholder agrees that he, she or it will not, without the prior written consent of Buyer, (a) directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Owned Shares except as specifically permitted on Schedule I, or any securities convertible into or exchangeable for common stock of Parent, and (b) take any action that would prohibit, prevent or preclude such Principal Stockholder from performing its obligations under this Agreement, including, without limitation, the granting of a power of attorney with respect to the Owned Shares, depositing the Owned Shares in a voting trust or entering into any other stockholder voting agreements with respect to the Owned Shares, provided, however, that a Principal Stockholder may transfer any of its Owned Shares to a Permitted Transferee without the prior written consent of Buyer if such Permitted Transferee executes a counterpart of this Agreement agreeing to be bound by this Agreement and agrees in writing to hold such Owned Shares (or interest in such Owned Shares) subject to all of the terms and provisions of this Agreement, provided that the Principal Stockholder shall remain liable under this Agreement in all respects. Until the termination of this Agreement pursuant to Section 12 hereof, each Principal Stockholder further covenants and agrees not to request that Parent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Principal Stockholder’s Owned Shares, unless such transfer is made in compliance with this Agreement and acknowledges that Buyer and Parent may notify Parent’s transfer agent of the terms hereof. Until the termination of this Agreement pursuant to Section 12 hereof, each Principal Stockholder agrees, if requested by Buyer, that such Principal Stockholder shall tender its Owned Shares for the inscription of a legend consistent with this Agreement.

6. Consent to this Agreement. Each Principal Stockholder hereby consents, for purposes of any stockholders’ agreement or other agreement or commitment among the stockholders of Parent, to the execution, delivery and performance of this Agreement by each other Principal Stockholder (and waives any rights such Principal Stockholder would otherwise have pursuant to any such stockholders’ agreement or other agreement or commitment by virtue of the execution, delivery or performance of this Agreement). Each Principal Stockholder further consents and authorizes Buyer and Parent to publish and disclose in the Proxy Statement (including all documents filed with the United States Securities and Exchange Commission in connection therewith) its identity and ownership of the Owned Shares and the nature of its commitments, arrangements and understandings under this Agreement.

7. Specific Performance. Each Principal Stockholder agrees that irreparable damage to Buyer would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by each Principal Stockholder and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at Law or in equity, and that each Principal Stockholder waives the posting of any bond or security in connection with any proceeding related thereto.

8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Agreement shall not be effective as to any party hereto until such time as this Agreement or a counterpart hereof has been executed and delivered by each party hereto (which delivery may be by facsimile).

9. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Buyer shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Buyer.

10. No Waiver. The failure of Buyer to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at Law or in equity, or to insist upon compliance by any Principal Stockholder hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by Buyer of its right to exercise any such or other right, power or remedy or to demand such compliance.

11. Stockholder Capacity. Each Principal Stockholder is executing this Agreement solely in his or its capacity as owner of the Owned Shares and not in its fiduciary capacity as a director or officer of Parent. Nothing herein shall prohibit, prevent or preclude such Principal Stockholder from taking or not taking any action in his capacity as an officer or director of Seller, Parent or the Company.

12. Termination. This Agreement shall terminate upon the earlier to occur of (a) the Closing Date, (b) the date of termination of the Stock Purchase Agreement in accordance with its terms, and (c) the material reduction of the amount of the Unadjusted Purchase Price or the amount of the Tournament Payment. Nothing in this Section 12 shall relieve or otherwise limit the liability of any party for breach of this Agreement prior to termination hereof. From and after the date of termination of this Agreement, this Agreement will be of no further force or effect, and the rights and obligations of each of the Principal Stockholders hereunder shall terminate.

13. No Agreement as Director or Officer. Each Principal Stockholder makes no agreement or understanding in this Agreement in such Principal Stockholder’s capacity as a director or officer of Parent or any of its direct or indirect subsidiaries (if such Principal Stockholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by such Principal Stockholder in such Principal Stockholder’s capacity as such a director or officer, including in exercising rights under the Stock Purchase Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit, or restrict such Principal Stockholder from exercising such Principal Stockholder’s fiduciary duties as an officer or director to Parent, its direct and indirect subsidiaries and their respective stockholders.

14. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via e-mail (with acknowledgment of complete transmission) to the parties at the addresses set below the signature of such party to this Agreement (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

16. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

17. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no Principal Stockholder may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of Buyer.

18. Entire Agreement. This Agreement (together with the Purchase Agreement and the other agreements and documents expressly contemplated hereby and thereby) embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

19. Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto.

[Signature page(s) follows]

IN WITNESS WHEREOF, Buyer and each Principal Stockholder have duly executed this Stockholder Voting Agreement as of the date first above written.

BUYER

Element Partners, LLC,
a Delaware limited liability company

By:
Name:
Title:

Address for Notice:

Element Partners, LLC

Attention:
Email:

with a copy (which shall not constitute notice) to:

Attention:
Email:

[Execution Page to Stockholder Voting Agreement]

IN WITNESS WHEREOF, Buyer and each Principal Stockholder have duly executed this Stockholder Voting Agreement as of the date first above written.

PRINCIPAL STOCKHOLDERS

[ ]
Address for Notice:

Attention:
Email:

[Execution Page to Stockholder Voting Agreement]

EXHIBIT A

FORM OF SPOUSAL CONSENT

[SEE ATTACHED]

SPOUSAL CONSENT

I, the undersigned, being the spouse of ____________________, a stockholder of Allied Esports Entertainment, Inc., a Delaware corporation, hereby acknowledge that I have read and hereby approve that certain Stockholder Voting Agreement dated as of January 19, 2021 in favor of Element Partners, LLC, a Delaware limited liability company (the “Voting Agreement”). I hereby agree to be irrevocably bound by the Voting Agreement and that any community property interest that I may have in the Owned Shares shall be similarly bound by the Voting Agreement. I hereby appoint my spouse, ___________________, as my attorney-in-fact with respect to the exercise of any rights or the performance of any obligations under the Voting Agreement.

Date: January 19, 2021

Signature:
Name (Printed):

Schedule I

Principal Stockholder	Owned Shares

TOTAL

Schedule I

EXHIBIT B

FORM WPT BRAND LICENSE

[See attached]

BRAND LICENSE AGREEMENT

This BRAND License Agreement (this “Agreement”) is made on _____________, 2021 (the “Effective Date”).

BETWEEN

(1)	Peerless Media Ltd., a Gibraltar private limited company, with its principal offices located at 17877 Von Karman Avenue, Suite 300, Irvine, California, 92614 (“Licensor”);

AND

(2)	Element Partners, LLC, a limited liability company incorporated in Delaware, with its principal offices located at 950 Tower Lane, Suite 1125, Foster City, California 94404 (“Licensee”).

WHEREAS:

(A)	Licensor owns or licenses all intellectual property rights associated with the World Poker Tour and its related name, style, look and feel, including the Licensed Property (as defined in Section 1.1 hereof);

(B)	Licensee wishes to utilize the Licensed Property to market, promote and operate the Services in the Territory (each as defined herein);

(C)	In order for Licensee to operate the Services, Licensee desires to take, and Licensor desires to grant, a license to use the Licensed Property on the terms set forth herein.

NOW IT IS AGREED as follows:

1. LICENSED PROPERTY

1.1  License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee and Licensee hereby accepts during the Term (as defined in Section 13.1 hereof), a non-transferable, non-assignable right and license to use that certain intellectual property identified on Exhibit A, attached hereto and incorporated herein by reference (the “Licensed Property”), solely in connection with the marketing, promotion and operation of the Services in the Territory, on an exclusive basis (the “Brand License”).

1.2 Restrictions and Limitations.

(A) Reservation of Rights. Licensee hereby acknowledges and agrees that (i) the Licensed Property has or potentially may have, many uses; (ii) the Brand License granted to Licensee is a limited field-of-use license and Licensee may use the Licensed Property only in connection with the Services and for no other use; and (iii) Licensor reserves and retains all other rights to the Licensed Property not expressly licensed to Licensee hereunder. Notwithstanding anything to the contrary contained in this Agreement, but subject to the last provision of this Sub-section regarding Licensee’s potential concerns about the quality of services or marketing below affecting the goodwill associated with the Licensed Property in the Territory, Licensor specifically reserves the right to use itself, or to license third party(s) to use, the Licensed Property for purposes in connection with promotions, co-promotions, and commercial tie-ins for the World Poker Tour tours, Sinclair Broadcast Group (or other telecasting networks) and/or member casinos or event sponsors, so long as such uses are for purposes other than any relating to the Services. Licensor and its affiliates or third-party partners shall not be in breach of this Agreement by virtue of (i) continuing to market its own existing websites through its own channels or through third party agents or affiliates, so long as such marketing is for purposes unrelated to the Services, or (ii) registering any customer, and/or accepting bets or wagers from customers in respect of real money gambling outside of the Territory or permitting any third party to do so in connection with the Licensed Property, to the extent such customers manage to register themselves or place wagers from within the Territory, so long as Licensor or its affiliates or the applicable third party utilizes geo-blocking software with respect to customers in the Territory. Should Licensee reasonably believe that Licensor’s or a third party licensee’s provision of goods or services in connection with the Licensed Property, or its promotion or marketing of such goods or services in connection with the Licensed Property, as provided for above, is likely to adversely affect the goodwill Licensee has established or is working to establish in connection with the Licensed Property in the Territory, Licensee may raise such concerns with Licensor under, and the parties will seek to resolve the concern in accordance with, the provisions of Section 11. However, the concern will not be taken to arbitration and, if the parties are unable to reach agreement on how the concern should be addressed, Licensor’s reasonable commercial decision regarding such concern will be final.

(B) Rights Excluded. Licensee specifically understands and agrees that no rights are granted herein with respect to any trademarks, logos, copyrights or other intellectual property rights owned or licensed by Licensor other than those specifically set forth on Exhibit A, it being understood that all rights in and to said properties are reserved exclusively to Licensor.

(C) No Right to Sublicense. Licensee shall not be entitled to sublicense any of its rights under this Agreement (other than to Approved Operators as set forth and defined in Section 2.1 hereof, and only to the extent such Approved Operators agree to abide by the terms of this Agreement as if they were a party hereto). Licensee agrees and acknowledges that it is responsible and liable for all acts, errors or omissions of any Approved Operator as if they were Licensee’s acts and/or omissions.

(D) No Liens. The Licensee shall not allow the Licensed Property to become the subject of any charge, lien or security interest.

1.3 Brand Guidelines.

(A) As soon as is practicable after the Effective Date, Licensor’s and Licensee’s respective representatives will discuss Licensor’s Style Guide attached hereto as Exhibit B, as well as any additional brand guidelines for the effective use of the Licensed Property as provided by Licensor from time to time (the “Brand Guidelines”).

(B) Licensee will use its best efforts to ensure that the Services and any marketing or promotional material utilized in connection with the Services do not violate the Brand Guidelines, and are not used to promote any business other than the Services.

2. Services

2.1 Generally. Licensee will operate a real-money online poker gaming service in connection with the Licensed Property (the “Services”), either directly or via agreement with third party operators approved in advance and in writing by Licensor (“Approved Operators”), in the Asian territories (which shall exclude Australia and India) set forth on Exhibit C hereof, as adjusted from time to time by mutual agreement of the parties (the “Territory”).

2.2 Operations. Licensee will be responsible for all aspects of the management and operation of the Service and shall use commercially reasonable efforts to ensure that the Services are managed and operated and are as competitive as the similarly situated real money online gaming products offered in the Territory, including in terms of its acquisition marketing (directly and through affiliates), customer relationship management, payments and customer service.

2.3 Domains. Licensee agrees and acknowledges that Licensor will remain the registered owner of all domain names utilized in connection with providing the Services that consist of, include or are confusingly similar to any of the Licensed Property, although during the Term, Licensee will be responsible for the upkeep and maintenance of such domains and the costs and expenses in connection therewith.

2.4 Duties. Licensee will provide the Services in accordance with the duties set forth in Section 4.1 hereof.

3. PAYMENT TERMS

3.1 Payment. In exchange for the Brand License, for each twelve-month period during the Term, Licensee hereby agrees to pay to Licensor as follows (the “Net Revenue Share”):

(A)  In the first 12 months of the term (i.e., ______, 2021 to _______ 2022 (“Year One”)), the greater of (i) twenty percent (20%) of Net Revenue (as defined below), or (ii) Four Million US Dollars ($4,000,000) (the “Year One Minimum Payment”).

(B) In the second 12 months of the term (i.e., ______, 2022 to _______ 2023 (“Year Two”)), the greater of (i) twenty percent (20%) of Net Revenue (as defined below), or (ii) Six Million US Dollars ($6,000,000) (the “Year Two Minimum Payment”).

(C) In the third 12 months of the term (i.e., ______, 2023 to _______ 2024 (“Year Three”)), the greater of (i) twenty percent (20%) of Net Revenue (as defined below), or (ii) Eight Million US Dollars ($8,000,000) (the “Year Three Minimum Payment”).

“Net Revenue” means Gross Revenue less (i) bonuses; (ii) jackpot contributions; (iii) fraud or charge-backs; and (iv) applicable taxes. “Gross Revenue” means the percentage of stakes charged to players for participation in a poker game on the Services (i.e., rake) from the total stakes received from players accessing the Services. Licensee agrees that it will consult with Licensor on a regular basis to ensure that any bonuses, jackpot contributions or other player marketing or promotional endeavors are commercially reasonable and acceptable to Licensor.

3.2 Net Revenue Share Payments. Commencing on _______, 2021 and on the last day of each calendar month thereafter during the Term, Licensee shall pay to Licensor the total amount of Net Revenue Share due and payable to Licensor under this Agreement that was generated and received during the immediately preceding calendar month.

(A) Net Revenue Share Shortfall. If, on [December 1]1 during each of Year One, Two and Three (as defined in Section 3.1 hereof) of the Term, Licensee hasn’t made Net Revenue Share payments equaling the Minimum Payment for that applicable year, Licensee will remit, at least three (3) business days prior to [December 31]2 of the applicable year during the Term, the shortfall amount between the Minimum Payment for the applicable year and the aggregate Net Revenue Share fees paid in the applicable year during the Term.

(B) Payment Terms. All payments shall be payable by wire transfer of immediately available funds, in the currency in which such sums were earned (unless another currency is specified by Licensor, in which case Licensor will pay the actual, market-based costs associated with required currency conversions), to an account specified by Licensor in advance. All payments to be made by Licensee to Licensor pursuant to this Agreement shall be made free and net of any deduction or withholding, including of a tax nature, unless Licensee is legally obliged to make said deduction or withholding on account of taxes, in which case the sum to be paid by the Licensee in respect of which such deduction or withholding is required shall be increased to the extent necessary to ensure that after making said deduction or withholding Licensor receives (free from all liability in respect of the deduction or withholding) a net sum equal to that which it would have received if the deduction or withholding had not been made or need not have been made. All late payments shall be subject to a late payment charge calculated at the rate of two percent (2%) per month on all outstanding amounts from the date such payments are due until the date of payment to Licensor. However, if the amount of such late payment charge exceeds the maximum permitted by law for such a charge, it shall be reduced to such maximum amount. Licensor’s right hereunder to interest on late payments shall not preclude Licensor from exercising any of its other rights or remedies pursuant to this Agreement or otherwise with regard to Licensee’s failure to make timely remittances. If Licensee is prohibited, due to legal or monetary restrictions, from remitting any amounts due to Licensor in a timely manner, Licensee shall promptly provide to Licensor written notice and evidence of such restrictions. In such event, Licensee shall, upon Licensor’s instruction, do any one or more of the following: (i) deposit all or a portion of such amounts in one or more accounts in the name of Licensor; (ii) pay all or a portion of such amounts to such persons or entities designated by Licensor; and/or (iii) deposit all or a portion of such amounts in a Licensor-approved interest bearing account of Licensee, with such amounts and the resulting accrued interest payable to Licensor on the date such restrictions terminate.

(C) Records and Financial Reports. Licensee shall keep full, complete and accurate books of account and records (collectively, “records”) covering all transactions relating to the subject matter of this Agreement in sufficient detail to enable the Net Revenue Share fees payable hereunder to be determined and verified.

(1) No later than thirty (30) days after the end of each calendar quarter during the Term, Licensee shall submit to Licensor a written report, certified by an authorized representative of Licensee, that contains an accurate and detailed computation of the Net Revenue Share earned during the immediately preceding calendar quarter (the “Quarterly Report”). Each such Quarterly Report shall contain information in sufficient detail to determine the accuracy of the Net Revenue Share payments that were made or are due and payable for the prior calendar quarter pursuant to this Agreement. Receipt or acceptance by Licensor of any of the statements furnished pursuant to this Agreement or of any sums paid hereunder shall not preclude Licensor from questioning the correctness thereof within sixty (60) days after receipt of receiving the Quarterly Report. If, based on its review of a Quarterly Report, Licensor reasonably believes inconsistencies or mistakes exist in connection with the information in the Report or Licensee’s payments, it will immediate notify Licensee in writing of the alleged inconsistencies or mistakes and supply information and supporting materials sufficient to explain the bases of the claim and the calculations used to compute each alleged inconsistency or mistake. Licensee will have fourteen (14) days from receipt of such information to evaluate the information supplied by Licensor and notify Licensor in writing of whether and to what extent it agrees with Licensor’s conclusions and calculations and, in the event it does not completely agree, provide Licensor with the same types of supporting information and materials Licensor provided in support of its above claim of inconsistency or mistake.

[1]	NTD: Insert date that is 30 days prior to the end of such period.
[2]	NTD: Insert date that is one day before end of such period.

(2) In the event Licensee agrees with Licensor’s assessment, it shall pay such deficiency to Licensor within 30 (thirty) days of its receipt of Licensor’s notice of the inconsistency or mistake. In the event the parties do not agree on the existence or amount of any inconsistency or mistake, the parties shall follow the dispute resolution steps outlined in Section 11 below.

(D) Licensee shall permit the records mandated by Section 3.2 above to be examined at any time up to two (2) times per calendar year (up to a period of no more than eighteen (18) months after the expiration or termination of this Agreement) by authorized representatives of Licensor, including such independent auditors as Licensor may designate, upon three (3) business days written notice and during usual business hours, to verify to the extent necessary the payments required hereunder, and Licensor and its representatives shall use reasonable efforts to minimize any disruptions to Licensee’s business. Licensee agrees to use reasonable efforts not to cause or permit any interference with Licensor or nominees of Licensor in the performance of their duties. If Licensor reasonably believes inconsistencies or mistakes exist in Licensee’s documentation or in Licensee’s calculation of any payment amount owed under this Agreement, it and then the parties will follow the steps outlined in Section 3.2.C. If the adjustment is more than Ten Thousand Dollars ($10,000) in favor of Licensor, then the out-of-pocket costs of such examination shall be borne by Licensee. Such records shall be maintained by Licensee for a period of not less than eighteen (18) months following the expiration or termination of this Agreement.

(E) Accounting; No Avoidance. It is expressly understood and agreed by the parties hereto that all computations relating to determination of the amount of Net Revenue Share fees due and payable pursuant to this Agreement shall be made in accordance with recognized and generally accepted accounting principles as reflected in the practice of certified independent public accountants of national reputation practicing in the United States. Furthermore, Licensee hereby agrees to take no actions the purpose of which is to avoid paying the Net Revenue Share fees due under this Agreement.

4. DUTIES OF THE PARTIES.

4.1 Licensee Duties. Licensee agrees to fulfill the following duties during the Term:

(A) Reasonable Commercial Efforts. Subject to Licensor’s decisions under Section 3 that individually or in the aggregate affect Licensee’s efforts, Licensee shall exercise its reasonable commercial efforts, in accordance with Applicable Law (as defined in Section 4.1(B) below), to vigorously and effectively operate, market, and promote the Services throughout the entire Term. Licensee acknowledges and agrees that it will use the Licensed Property as the branding for the Services and make the Services available for broad customer use as soon as is practicable after the Effective Date, but in no event later than six (6) months thereafter (the “Launch Date”). Licensor will be given an opportunity to review the Services a reasonable amount of time before they are launched to ensure Licensor has adequate time to make such review and Licensee has adequate time to make any agreed-upon changes in advance of the Launch Date.

(B) Standard of Performance in Operations; Applicable Law. Licensee shall at all times act in a manner consistent with the fair trade, fair competition and business ethics standards in connection with providing the Services that are observed by similarly situated real money online gaming services in the Territory and will comply with all Applicable Law. “Applicable Law” means (as amended, supplemented or replaced from time to time) any laws, rules, regulations, orders, directives and other requirements issued by any governmental or official government sanctioned legislative body, regulatory body or exchange in each country in the Territory that has jurisdiction and authority over the activities of a party, including without limitation the performance of each party’s obligations set forth in this Agreement and with respect to Licensee, performance of the Services. Licensee shall make available adequate human resources required for the full and proper performance of the Services at a level commensurate with similarly situated real money online gaming services in the Territory. Licensee will be responsible for ensuring the Services are blocked for persons located outside of the Territory.

(C) Copyright Notice. Licensee will provide a legally sufficient copyright notice on any material advertising, marketing, promoting, displaying or describing the Services incorporating any of the Licensed Property including, without limitation, any marketing materials bearing any reproduction of the Licensed Property, by causing the following to be imprinted, prominently, irremovably and legibly, on all such materials © 20__ WPT Enterprises, Inc. (the year date shall be as instructed in writing by Licensor).

(D) Trademark Notice. Licensee will provide a legally sufficient trademark notice by causing the letters TM or the symbol ®, as specified by Licensor and permitted by controlling law, to be imprinted irremovably, legibly, and directly after the trademark, each time such trademark identified in Exhibit A is used in connection with the Services and/or on any material advertising, marketing, promoting, displaying or referencing the Services. Licensee will display the following statement at least once on each version of the above materials: “___________ [insert mark] is a trademark of WPT Enterprises, Inc. used with permission. All rights reserved.” (The use of the letters TM or the symbol ® shall be as instructed in writing by Licensor and permitted by controlling law).

(E) Privacy Obligations. “User Data” means and any and all information provided to or collected by Licensee or its affiliates or Approved Operators in the course of Licensee’s performance under this Agreement that can be used to identify or authenticate a living individual’s identity (including, without limitation, names, addresses, telephone numbers, e-mail addresses, IP addresses traceable to an individual, financial/payment information, and other personal identifiers). Licensor shall:  (1) keep and maintain all User Data in strict confidence, using such degree of care as is appropriate to avoid unauthorized access, use or disclosure; and (2) install and maintain all safeguards to protect User Data from unauthorized access, destruction, use, modification or disclosure that fully comply with the laws, regulations, ordinances and other official rules of each country in the Territory and accepted industry practices in each country in the Territory.  Licensee will respond to all requests from individuals exercising their rights under the applicable Privacy Laws (as defined below) in relation to the User Data processed by Licensee. Licensee shall promptly inform Licensor whenever it knows or reasonably believes a security breach has occurred that involves or potentially involves User Data and, at Licensee’s sole cost and expense, investigate and remediate any such occurrence as required by Applicable Law.  Upon expiration or termination of this Agreement, at Licensor’s option, Licensee shall (i) promptly deliver all User Data to Licensor that it is permitted to transfer to Licensor (in a format reasonably acceptable to Licensor) under controlling Privacy Laws and in a format reasonably acceptable to Licensor, provided such format is consistent with process(es) and in format(s) required by controlling Privacy Laws; or (ii) destroy all copies of User Data and deliver to Licensor a signed written certification from an officer of Licensee stating that all User Data has been so destroyed. The term “Privacy Laws” means, collectively, all applicable federal, state, and foreign privacy and data protection laws, including but not limited to EU 2016/679 General Data Protection Regulation and California Consumer Privacy Act of 2018 (CCPA).

4.2 Licensor Duties. Licensor agrees to fulfill the following duties during the Term:

(A) Licensor will provide reasonable assistance and cooperation requested by Licensee in connection with Licensee’s provision of the Services.

(B) Licensor will continue to develop and promote its Licensed Property and work with Licensee to assist in the marketing and promotion of the Services through Licensor’s promotion and marketing channels to the extent such marketing and promotion would not violate Applicable Law.

5. Approvals and Quality Control.

5.1 Definition and Process. “Approval” or “Approved” shall mean Licensor’s prior written consent, which, other that as expressly provided for herein, may be given or withheld in Licensor’s sole discretion. Licensee shall send any request for approval to Licensor in writing in accordance with the notice provisions in Section 14.8. Licensor shall be deemed to have granted its approval if it does not approve or deny such request in writing in accordance with the notice provisions in Section 14.8 within the lesser of thirty (30) days following it receipt of such request or any other applicable period expressly set forth in this Section 5. All Approvals and requests for Approvals shall be provided in accordance with this Section 5.

5.2 Quality. Licensee shall perform the Services at a high level of quality and standard in order to maintain the good name and reputation of Licensor and the Licensed Property, which will be substantially equivalent to those standards used by Licensor for the services Licensor offers in connection with the Licensed Property in the operation of its business in the ordinary course. Licensor shall have the right, at any time, to reasonably modify or supplement the quality standards to be maintained by Licensee by providing written notice thereof. Without limiting the generality of the foregoing, Licensee shall at all times act in a manner consistent with the business reasonable standards of fair trade, fair competition and business ethics exercised by similarly situated real money online gaming services in the Territory in connection with the exercise of Licensee’s rights and the performance of its obligations hereunder.

5.3 Artwork. No Artwork, including, but not limited to, materials advertising, marketing, promoting, displaying or describing any Service shall be used or distributed by Licensee without Licensor’s prior Approval, including, without limitation, any public statements (such as press releases) regarding this Agreement or the Services.

Licensor shall approve or disapprove each piece of Artwork in writing within five (5) business days of receipt, which approval shall not unreasonably be withheld. Any Artwork Licensor does not approve or disapprove of in writing within the above five (5) business day period shall be deemed approved and may be used as planned by Licensee. If Licensee disagrees with the revisions or modifications Licensor demands, in whole or in part, it may avail itself of the informal dispute resolution provisions in Section 11 below. After samples of any Artwork have been approved by Licensor, Licensee may not change them without further Approval. Notwithstanding the foregoing sentence, modifications of approved Artwork do not require re-approval if the modifications do not constitute material changes. For purposes of this Section, a material change includes, for example, the addition or deletion of substantive content, substantive editing of content, altering any of the Licensed Property from the presentations mandated by the Style Guide in Exhibit B hereto, and material changes to the look or feel of the Artwork. Any such changed Artwork as described in the previous two sentences shall be considered Derivative Works (as such term is defined in Section 8.5(a) hereof). If Licensor requests that changes or modifications be made to any Artwork submitted to Licensor for its Approval, Licensee will make such changes or modifications unless, in its commercially reasonable judgment, such changes or modifications will violate Applicable Law, be injurious to the Services or Licensee or the success of either. If Licensee declines to make the changes or modifications Licensor has requested, Licensee will not use the materials until the disagreement has been resolved to the satisfaction of the parties and/or pursuant to the provisions of Section 11 below. Furthermore, the exercise of Licensor’s rights of Approval or disapproval shall not be deemed to affect, limit or alter, or otherwise deprive Licensor of the benefit of, any of Licensee’s representations, warranties, or obligations hereunder. “Artwork” as used herein shall include, without limitation, all pictorial, graphic, visual, audio, audio-visual, digital, literary, animated, artistic, dramatic, sculptural, musical or any other type of, copyrightable works, whether finished or not, including, but not limited to, animation, drawings, designs, sketches, images, illustrations, film, video, software, object code, source code, music text, stories, visuals, scripts, voiceovers, logos, one-sheets, promotional pieces, packaging, display materials, printed materials, photographs, notes, shot logs, character profiles and translations, produced by Licensor or for Licensor that consist of or contain any of the Licensed Property.

5.4 Style Guide. The use of the Licensed Property must at all times comply with the specifications set forth in the Style Guide attached hereto as Exhibit B and incorporated herein by reference.

6. Insurance.

6.1 Licensee agrees to obtain and maintain, at Licensee’s sole cost and expense, errors and omissions insurance and a policy of insurance insuring against those risks customarily covered under comprehensive general liability policies, including without limitation, “product liability” and “completed operations” from a well-recognized insurance company applicable to any claims, liabilities, damages, costs or expenses arising out of the Services and the use of the Licensed Property hereunder. The policies shall name Licensor and its affiliates as additional insureds. Licensee further warrants that it will abide by all applicable employment laws in the countries in the Territory in which Licensee operates including, as applicable, but not limited to, the maintenance of workers compensation insurance at the statutory levels required by each relevant country in the Territory for all individuals working on providing the Services. Licensee agrees to submit a certificate to Licensor evidencing such workers compensation coverage prior to commencement of such Services.

7. REPRESENTATIONS, WARRANTIES AND COVENANTS OF LICENSOR.

7.1 Ownership; Authority. Licensor owns all right, title and interest in and to the Licensed Property enumerated in Exhibit A, and Licensee’s use of the Licensed Property as provided for in this Agreement will not infringe any intellectual property rights or any other proprietary rights of any third-party. Licensor has the authority to enter into this Agreement and entering into this Agreement does not violate or conflict with any agreement, right or obligation existing between Licensor and any other person, firm, corporation or other legal entity. This Agreement constitutes a valid and binding obligation of Licensor, enforceable in accordance with its terms. Licensor will not grant a license to any third party that in any manner impinges on the rights granted to Licensee hereunder and will not otherwise enter into any agreement that will breach this Agreement.

7.2 Disclaimer of Warranties. SUBJECT TO THE PROVISIONS OF SECTIONS 7.1 AND 9, THE LICENSED PROPERTY IS PROVIDED “AS IS” WITH NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY STATUTE OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SYSTEM INTEGRATION, TITLE, NON-INFRINGEMENT, OR ANY WARRANTIES THAT MAY ARISE OUT OF COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE. LICENSEE SPECIFICALLY AGREES THAT LICENSOR SHALL NOT BE LIABLE FOR LOSSES OR LIABILITIES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH USE OF THE LICENSED PROPERTY PROVIDED HEREUNDER. LICENSOR NEITHER ASSUMES NOR AUTHORIZES ANY PERSON OR ENTITY TO ASSUME FOR IT ANY LIABILITY. LICENSEE ACKNOWLEDGES AND AGREES THAT IT HAS RELIED ON NO WARRANTIES WITH RESPECT TO THE LICENSED PROPERTY OTHER THAN THE EXPRESS WARRANTIES (IF ANY) IN THIS AGREEMENT.

7.3 Liability Limitations. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, IN NO EVENT SHALL LICENSOR OR ITS AFFILIATES, OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, OR AGENTS BE LIABLE TO THE LICENSEE (OR ANY PERSON CLAIMING THROUGH THE LICENSEE) FOR ANY DIRECT (EXCEPT IN THE EVENT OF LICENSOR’S BREACH OF SECTION 7.1) INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES ARISING OUT OF OR RELATING IN ANY WAY TO THE LICENSED PROPERTY OR THIS AGREEMENT, IRRESPECTIVE OF WHETHER LICENSOR WAS ADVISED, KNEW, OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

7.4 Non-Compete. Licensor acknowledges and agrees that during the Term it will not offer any poker-related gaming service(s) that include(s) real money poker, or social poker that involves the potential for members, subscribers or other participants to reap financial or other rewards of value (e.g. real cash or prizes) won as a result of such participant’s successful results at the poker table (such social poker hereinafter called “Social Money Poker”) in the Territory, whether on its own or through third parties. Notwithstanding the foregoing, Licensee agrees and acknowledges that Licensor currently offers, markets and promotes, and it will continue to offer, market and promote, its current ClubWPT subscription product (including the social/play chip poker product contained therein), and will continue to license, market and promote its brand in connection with social/play chip poker with other third parties (e.g., PlayWPT, Zynga) (collectively, “Social Poker”), provided such Social Poker is not Social Money Poker and it is not offered, marketed or promoted in connection with or on the same platform as real money poker or Social Money Poker. Licensee agrees and acknowledges that a Social Poker product that provides (i) a rewards or points or similar program, or (ii) giveaways, contests or other methods for winning prizes, with such rewards, points or prizes given on a basis other than players’ successful results at the poker table, will not be considered a Social Money Poker product. Notwithstanding the foregoing, Licensor will not expand the Social Poker services it offers in the Territory during the Term. Further, the parties agree that Licensee may raise concerns about the goodwill associated with the WPT Licensed Property as used in connection with Licensor’s above products in accordance with the last sentence of Section 1.2(A) above.

8. REPRESENTATIONS, WARRANTIES AND COVENANTS OF LICENSEE.

8.1 Ownership; Authority. Licensee has the authority to enter into this Agreement and entering into this Agreement does not violate or conflict with any agreement, right or obligation existing between Licensee and any other person, firm or corporation. This Agreement constitutes a valid and binding obligation of Licensee, enforceable in accordance with its terms.

8.2 No Rights Created. Licensee hereby agrees that nothing in this Agreement shall give to Licensee any right, title or interest in (i) the Licensed Property, except as provided in this Agreement; or (ii) other Licensor-owned intellectual property, including trademarks, logos and copyrights.

8.3 Compliance With Law. The parties hereby agree to comply with all Applicable Laws and regulations and other orders, in connection with entering into, consummating, and performing this Agreement. For clarity and the avoidance of doubt, such actions with regard to Licensee include its (i) use of the Licensed Property and (ii) performance of the Services.

8.4 Non-Compete. Other than Licensee’s provision of the Services in accordance with this Agreement, Licensee shall not, during the Term, host, organize, advertise, promote, distribute, sell or enter into a co-marketing or similar agreement with other poker tour brands, including, but not limited to, the World Series of Poker (generally, “WPT Competitors”) in the Territory. In the event Licensee violates the above provision, or in the event that any substantial holder of the a financial or equity interest in any WPT Competitor acquires or otherwise comes to hold a controlling financial or equity interest in Licensee, Licensor shall have the right to terminate this Agreement on not less than thirty (30) days’ notice to Licensee. Furthermore, Licensee agrees and acknowledges that during the Term, neither Licensee or its affiliates or any Approved Operators will utilize the Licensed Property, including in connection with offering the Services, in connection with any Social Poker offering or offering similar to ClubWPT in any way in the Territory. Nothing in this Agreement shall be interpreted as a limitation on Licensee’s right to engage in a lawful profession, trade or business, as protected by California Business & Professions Code Section 16600 et seq.

8.5 Protection of Intellectual Property Rights.

(A) Use of Intellectual Property. Licensee hereby agrees (i) not to use any other trademark, service mark, logo, name, style, or identification on or in connection with any Licensed Property without Licensor’s prior Approval in each case; (ii) that Licensor or an Affiliate is the owner of the Licensed Property and that Licensee has no ownership or beneficial right or interest in or to the Licensed Property other than those rights set forth in this Agreement; (iii) not to take any action that would prejudice or interfere with the validity or ownership of the Licensed Property; (iv) not to use any trademark, service mark, logo, name, style or identification which is a variant, colorable imitation, translation and/or simulation of the Licensed Property and/or any such items that are confusingly similar thereto; (v) not to seek registration of any of the trademarks part of the Licensed Property or any variant, colorable imitation, translation and/or simulation thereof anywhere in the world; (vi) that upon the expiration or termination of the Brand License under this Agreement, to immediately cease all use of the Licensed Property. Licensee shall not dispute or contest, directly or indirectly, Licensor’s ownership of or rights in the Licensed Property or the validity thereof, nor shall Licensee assist others in doing so. Licensee further agrees that any and all derivative works based on the Licensed Property, including, without limitation, Artwork (collectively, “Derivative Works”) shall be owned in its entirety exclusively by Licensor and considered a work-made-for-hire for Licensor as a work specifically ordered and/or commissioned by Licensor, and therefore Licensor shall be the author and copyright owner thereof for all purposes throughout the universe. Furthermore, any and all goodwill arising from the use of the Licensed Property shall inure to the benefit of Licensor. Licensee hereby irrevocably assigns to Licensor any and all ownership, beneficial, trademark, goodwill or other rights or interests which Licensee has, or may have at any point in time, in the Licensed Property and all Derivative Works. Licensee hereby agrees to execute all necessary documents to reflect the assignment set forth in the preceding sentence, and hereby irrevocably appoints Licensor as its agent and attorney-in-fact to execute such assignment documents on its behalf. All of the obligations under this section shall survive any expiration or termination of this Agreement.

(B) Ownership Rights. Licensee acknowledges that the Licensed Property is unique and original and that Licensor is the owner thereof. Licensee hereby agrees that the Licensed Property is, and shall remain, the property of Licensor, and that Licensee obtains no right, title, interest or license in or to any of such Licensed Property except for the limited rights set forth in this Agreement. Licensee shall not dispute or contest, directly or indirectly, Licensor’s ownership of the Licensed Property, Licensor’s exclusive right to use the Licensed Property, subject to this Agreement, validity of any trademarks, copyrights or logos included in the Licensed Property, or Licensor’s ownership thereof, nor shall Licensee assist others in doing so. All use of the Licensed Property under this Agreement inures solely to the benefit of Licensor.

(C) Intellectual Property Protection.

(1) Licensor retains all rights to file trademark and copyright applications and obtain registrations with regard to the Licensed Property. Licensor retains, in its sole discretion, all decisions regarding intellectual property matters, including but not limited to whether to file, where and when to file, whether to defend or abandon, and whether to maintain trademark and copyright registrations and applications. At Licensor’s request and at Licensor’s cost, Licensee shall cooperate with Licensor in the prosecution of any applications to register any trademarks, service marks or other identifications of source in connection with the Services in each country in the Territory. Notwithstanding the forgoing provisions in this Sub-section, as soon as is practicable after the Effective Date but in no event more than fourteen (14) days thereafter, Licensor will file trademark applications for each trademark, service mark and other identification of source that constitutes Licensed Property for all of the Services in each country in the Territory to the extent Licensor does not already own such registrations. This provision shall also apply to any marks, products and services the parties may subsequently agree to add to this Agreement. The parties will equally share in the costs and expenses of such filings.

(2) Each party will notify the other party of any apparent infringement of or challenge to any of the Licensed Property in the Territory or claim by any person of any right to any of the Licensed Property in the Territory (“Violation”) promptly after such information comes to the notifying Party’s attention. Licensor will have the sole right to determine what action, if any, to take with respect to any such infringement, unfair use or claim of right and shall be under no obligation to take any action at Licensee’s request. Licensee shall cooperate with Licensor at Licensor’s expense, in preventing or stopping any infringement or unfair use of the Licensed Property by any third party and defending against any claim of right. Subject to payment of any of Licensee’s reasonable, pre-approved expenses incurred in connection with Licensee’s participation in such action, any monetary recoveries from such enforcement proceedings or settlements will go to Licensor. In the event Licensor elects not to take action with regard to a Violation, then Licensee may, with Licensor’s prior written consent (which will not unreasonably be withheld), take such action at Licensee’s own expense. Licensor agrees to cooperate in any such action at Licensee’s expense, and Licensee will keep Licensor reasonably informed of the status of such action and will cooperate with Licensor’s counsel with respect to strategy, tactics and actions. Licensee will not settle any claims or actions without Licensor’s prior written approval, which will not unreasonably be withheld. Subject to payment of any of Licensor’s reasonable, pre-approved expenses incurred in connection with Licensor’s participation in any such action, any monetary recoveries from such enforcement proceedings or settlement will go to Licensee.

8.6 Miscellaneous. Licensee represents and warrants that (i) Licensee shall not use the Licensed Property or the Services in a manner derogatory to Licensee or its Affiliates; (ii) Licensee shall not alter the Licensed Properties or manipulate any of the image(s) and/or element(s) or other features thereof in a manner other than that Approved by Licensor; (iii) Licensee shall not use Licensor’s names or logos related to the Licensed Property for any purpose except as Approved in connection with this Agreement; (iv) Licensee shall not use the Licensed Property for any purpose not specifically set forth herein or in a manner that may impair the goodwill or reputation of Licensor or its Affiliates; (v) except as expressly provided in this Agreement, Licensee shall not authorize any third party to use the Licensed Property; (vi) Licensee’s use and exploitation of any materials that contain or are Derivative Works based on any of the Licensed Property and are created by or for Licensee for the advertising, promotion or provision of the Services shall not violate or infringe upon the trademark, trade name, copyright, patent, or other property right, right of privacy or publicity, moral rights of authors or any other right of any person, firm, corporation or other entity; provided, however, that this representation and warranty shall not apply to materials constituting Licensed Property; (vii) Licensee shall not include the name, logo or trademark of a third party on the Licensed Property or in connection with operating the Services, or any advertising or promotional materials related to the Licensed Property or operation of the Services without the prior written Approval of Licensor; (viii) the Licensed Property and Licensee’s operation of the Services and Licensee’s conduct thereof and therein do not and shall not violate any Applicable Law (including, but not limited to, any law related to gaming); and (ix) Licensee will advise Licensor in writing of the existence of any facts that Licensee in good faith believes would constitute a “Default” (as defined herein) by Licensee as soon as such facts become known to Licensee.

9. INDEMNIFICATION.

9.1 Indemnification Obligations. The parties agree to indemnify, defend and hold harmless (“Indemnify”) the other party, its Affiliates and Approved Operators, and the partners, officers, directors, members, employees, agents and representatives thereof (each an “Indemnified Party”), against and from any claim, demand, action, proceeding, loss, liability, cost and expense (including court costs and reasonable fees of attorneys, accountants and other professionals) (each a “Claim” and collectively, the “Claims”) incurred or suffered by the other party arising out of or relating to:

(A) In the case of Licensee, Licensee’s breach of any material term of this Agreement or any representation and warranty made herein. Licensee shall Indemnify Licensor and any related Indemnified Party against all Claims arising out of Licensee’s, Approved Operators’ or their respective agents or end users’ use or distribution of the Licensed Property other than as allowed under this Agreement.

(B) In the case of Licensor, Licensor’s breach of any material term of this Agreement or any representation and warranty made herein. Licensor shall Indemnify Licensee and any related Indemnified Party against all Claims arising out of Licensee’s use of the Licensed Property as permitted by this Agreement.

9.2 Procedure for Indemnification. If any third party makes a Claim, or notifies an intention to make a Claim, the indemnifying party shall have the right to: (a) employ attorneys to institute or defend any Claim, which attorneys must be reasonably acceptable to the indemnified party, (b) take any other reasonably appropriate steps to protect all rights and interests at issue; and/or (c) settle in good faith or in any other manner dispose of any Claim and satisfy any judgment that may be rendered, except that no settlement or disposition of any such Claim may be effected or committed by the indemnifying party without the prior written consent of the indemnified party, which consent may not be unreasonably withheld. The indemnified party shall have the right to participate in, but not control, the defense of any such Claim at the cost and expense of the indemnified party. If the indemnifying party does not commence the defense of any Claim promptly following written notice thereof, the indemnified party shall have the right to retain separate counsel and to take any other action necessary to represent its interests at the sole cost and expense of the indemnifying party.

10. Confidentiality.

10.1 Nondisclosure. Each party shall treat as confidential all Confidential Information provided by the other party or to which the party has access under the terms of or in fulfillment of this Agreement, shall not use such Confidential Information except to exercise its express rights and perform its obligations under this Agreement, and shall not disclose such Confidential Information to any third party except (i) as reasonably necessary in connection with a proceeding to resolve a dispute under this Agreement, (ii) pursuant to the order or requirement of a court, administrative agency, or other governmental body or stock exchange and (iii) under confidentiality obligations consistent with this Agreement, in connection with the exercise of its rights and performance of its obligations and exploitation of its rights under this Agreement; provided, however, that in each case (i) and (ii) above, the disclosing party shall provide prompt notice thereof to the other party to enable that party to seek a protective order or otherwise prevent, protect or restrict such disclosure. Without limiting the foregoing, each party shall use at least the same degree of care that it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information. Each party shall promptly notify the other party of any actual or suspected misuse or unauthorized disclosure of any of the Confidential Information and take all commercially reasonable actions to prevent any further inadvertent disclosure or unauthorized use. Each party shall be responsible for any breach of the terms hereof by any of its personnel, representatives, Affiliates, agents and/or sublicensees to whom or to which such Confidential Information was disclosed. “Confidential Information” shall mean any confidential and proprietary information disclosed pursuant to this Agreement or the subject matter thereof by either party to the other party or to which either party otherwise has access to. .

10.2 Exceptions. Notwithstanding the above, each party shall not be liable to the other party with regard to any Confidential Information which:

(A) was in the public domain at the time it was disclosed or has entered the public domain through no fault of the disclosing party, as demonstrated by a written record in existence at the time of disclosure;

(B) was known to the disclosing party, without restriction, at the time of disclosure, as demonstrated by a written record in existence at the time of disclosure;

(C) was independently developed by the disclosing party without any use of the Confidential Information, as demonstrated by files created contemporaneously with such independent development; or

(D) becomes known to the disclosing party, without restriction, from a source other than the other party without breach of this Agreement by the disclosing party and not otherwise in violation of the other party’s rights.

10.3 Confidentiality of Agreement. Each party shall be entitled to disclose the existence of this Agreement, but agrees that the terms and conditions of this Agreement shall be treated as Confidential Information and shall not be disclosed to any third party by either party; provided, however, that each party may disclose the terms and conditions of this Agreement:

(A) as required by any court or other governmental or regulatory body;

(B) as otherwise required by Applicable Law;

(C) to legal counsel of the parties;

(D) in confidence, to a party’s professional advisors, accountants, banks, and financing sources and their advisors;

(E) pursuant to a press release or statement approved in advance in writing by the other party;

(F) in connection with the enforcement of this Agreement or rights under this Agreement; or

(G) in confidence under non-disclosure agreement, in connection with an actual or proposed merger, acquisition, or material business transaction directly related to the portion of the business related to the Licensed Property.

11. Allegations of Breach and Dispute Resolution Procedures. In the event Licensor believes that Licensee’s or any Approved Operator’s provision of a Licensed Service or its marketing of the Licensed Service is not in material compliance with Section 5 above, or if either party believes the other party is in material breach of Section(s) 7.4 or 8.4, or in the event of the violation of any other provision in this Agreement the party alleging breach will promptly notify the other party in writing of the alleged breach and provide a description of the alleged breach in the notice. Within ten (10) business days after the allegedly breaching party’s receipt of the above notice, a representative of each party with authority to bind that party will confer as to: (i) whether a violation has occurred or is occurring; (ii) if so, what action on what schedule the breaching party must take to remedy the breach; and (iii) in the case of Licensee’s breach of Section 5 or Licensor’s breach of Section 7.4, whether such party must cease offering the Services or halt and/or withdraw the complained of marketing from the market until the violation has been cured. If the parties are unable to agree as to the existence of and/or remedy for an alleged breach during the above conference, they may agree to further discussions or either party may elect to submit the matter to arbitration under the provisions of Section 12 below.

12. Arbitration.

(A) Any dispute, claim or controversy between the parties arising out of, under or in connection with this License, or the matters contemplated hereby, whether in contract, tort, equity or otherwise, and whether relating to the meaning, interpretation, effect, validity, performance or enforcement of this License or otherwise (collectively, an “Arbitration Claim”), will be resolved by binding arbitration.

(B) Any arbitration proceeding instituted in accordance with this Section will be conducted by JAMS (or any like organization successor thereto) (“JAMS”) in Los Angeles, California, before one (1) JAMS arbitrator. The arbitration will be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. The arbitrator will be chosen from a list of three (3) or more names submitted by JAMS to the parties in accordance with the applicable JAMS rules for selecting arbitrators and the proposed arbitrators will, to the extent possible, have relevant arbitration experience in the subject matter of the arbitration. The arbitration proceeding will be conducted in as expedited a manner as is then permitted by the commercial arbitration rules (formal or informal) of JAMS. The arbitrator’s decision may include equitable relief, and any arbitration award will include an award of costs and reasonable attorneys’ fees in an allocation between the parties to be determined by the arbitrator (including the arbitrators’ compensation and costs and reimbursement of any collection costs). Pending an award of costs and fees hereunder, each party to any arbitration hereunder will pay (i) its own expenses in connection therewith; and (ii) fifty percent (50%) of the arbitrators’ fees and costs.

(C) Both the foregoing agreement to arbitrate any Arbitration Claims, and the results, determinations, findings, judgments and awards rendered through such arbitration, will be final and binding on the parties and may be specifically enforced through legal proceedings in accordance with Section 14.3 below.

13. Term and Termination.

13.1 Term. The initial term of this Agreement shall commence on the Effective Date and expire on _________, 2024 (the “Term”),3 unless terminated earlier pursuant to the terms of this Agreement. This Agreement will automatically renew for an additional three (3) year term on the same terms set forth herein, unless either party notifies the other party in writing that it does not wish to renew at least thirty (30) days prior to the end of the then-current Term.

13.2 Licensor’s Right to Terminate. Licensor shall have the right to terminate this Agreement upon fourteen (14) days written notice and without prejudice to any rights which it may have, whether pursuant to the provisions of this Agreement, in law, in equity, or otherwise, in relation to any one or more of the following events, which may have material adverse effect (the “Defaults”) and Licensee does not substantially comply with any agreement reached by the parties under Section 11 or any relevant order of the arbitrator issued under Section 12 within the timeframe set forth in such agreement or order:

(A) Any of Licensee’s representations or warranties hereunder fails to be true and accurate at any time during the Term;

(B) Licensee fails to make any payments when such payments are due;

(C) Licensee fails to comply with any Applicable Laws in any country in the Territory where such non-compliance may materially adversely affect the Services or the goodwill (or other value) associated with any of the Licensed Property, or if an official vested with appropriate authority in a country in the Territory finds that Licensee is using any of the Licensed Property in contravention of Applicable Laws in that country or in a manner likely to cause harm to the relevant consuming public in a country in the Territory. In any such instance, the application of Section 12 and any resulting termination will be limited to the Country in which the violation of Applicable Law has occurred, except if the violation has occurred in China, in which case, Licensor may terminate either (i) with respect to China, or (ii) the entire Agreement, in its sole discretion.

[3]	NTD: To be the date that is the 3 year anniversary of the Effective Date.

(D) If (i) Licensee becomes insolvent; (ii) Licensee is the subject of voluntary or involuntary bankruptcy proceedings instituted on behalf of or against Licensee (except for involuntary bankruptcy proceedings which are dismissed within ninety (90) days); (iii) an administrative receiver, receiver and manager, interim receiver, custodian, sequestrator or similar officer is appointed in respect of Licensee; (iv) a resolution shall have been passed to wind up Licensee other than a resolution for the solvent reconstruction or reorganization of Licensee; (v) a resolution shall have been passed by Licensee or Licensee’s directors to make an application for an administration order or to appoint an administrator; or (vi) Licensee proposes or makes any general assignment, composition or arrangement with or for the benefit of all or some of Licensee’s creditors or makes or suspends making payments to Licensee’s creditors generally or Licensee submits to any type of voluntary arrangement with respect to the foregoing; (the above such events, generally, an “Insolvency Event”);

(E) Licensee’s exploitation of the Licensed Property in the Territory (as delivered to Licensee by Licensor) other than as permitted under this Agreement, violates or infringes upon the intellectual property rights (including, but not limited to, trademark, trade name, copyright, patent, civil or property right, right of privacy or publicity, moral rights of authors or any other right) of any person, firm, corporation or other entity; or constitutes a libel, slander or defamation of any person, firm, corporation or other entity;

(F) Whether prior to or after the execution of this Agreement, Licensee makes any material misrepresentation or omits to state a material fact necessary to make any material statement not misleading, or Licensee fails to inform Licensor in writing of any later discovered information that would make a prior statement or representation by Licensee materially misleading;

(G) Licensor or Licensee is made aware or reasonably anticipates that any part of the Services or continuation of this Agreement is illegal, infringes or otherwise violates any rights of any third party, or will likely lead to any regulatory or other governmental action in any part of the Territory or will likely lead to any governmental action or series of governmental actions that would result in a material negative impact on the Licensor’s reputation or good standing by virtue of licensing the Licensed Property to Licensee, provided however, that the parties first seek advice from outside counsel jointly retained by the parties as to the best course of action and the parties discuss and attempt to agree on a course of action. If, after the above consultation and advice, Licensor maintains its decision to terminate this Agreement as to such Licensed Property for the Services or an aspect of the Services and such decision is upheld, in whole or in part, through the dispute resolution process in Section 11, Licensor (in consultation with Licensee) will work to implement the termination on terms that (1) have the least adverse effect on Licensee’s rights hereunder; and (2) where applicable, provide Licensee with the longest phase-out period commercially and legally practicable; or

(H) According to publicly promulgated laws and regulations by applicable authority, one or more provisions of this Agreement, or an affiliation with Licensee, or individuals employed by Licensee, is likely to jeopardize any gaming regulatory license or permit held or applied for by Licensor or any affiliate.

13.3 Licensor’s Regulatory Termination. In the event Licensor desires to terminate part (i.e., as to a Service or a Licensed Property) or all of this Agreement based on Section 13.2(C), (G) or (H), it will notify Licensee in writing pursuant to the provisions of Section 13.2 above. Within the fourteen (14) day notice period prescribed by Section 13.2 above, Licensee will notify Licensor in writing as to whether or not it accepts Licensor’s termination. If Licensee does not accept the termination, the parties shall submit the issue to arbitration under Section 12 above. If the arbitrator rules that Licensor’s termination was reasonable, it will go into effect fourteen (14) days after JAMS’s decision. If JAMS rules that Licensor’s termination was not reasonable, then (a) if such ruling is at any time prior to the last calendar day of Year One, Licensor may not terminate, or (b) if such ruling is at any time from and after the last calendar day of Year One, Licensor may either not terminate or, if it goes ahead with the termination (subject to the fourteen (14) day period provided in the above sentence), it (i) may not thereafter enter into an arrangement competitive to the Service in the applicable Territory for the remaining Term and (ii) shall pay to Licensee the Non-Default Termination Fee on or before the Non-Default Termination Date pursuant to Section 13.4 below.

13.4 Licensor’s Non-Default Termination. In addition to the above-referenced termination rights of Licensor, Licensor has the right, at any time after the last calendar day of Year One, upon thirty (30) days written notice to Licensee, to terminate this Agreement for any reason (a “Non-Default Termination”). In the event of such Non-Default Termination, Licensor will pay to Licensee, within seven (7) days of the termination date set forth in the applicable notice (the “Non-Default Termination Date”), an amount equal to Two Million US Dollars ($2,000,000) (the “Non-Default Termination Fee”). If Licensor exercises its right to a Non-Default Termination, and as of the Non-Default Termination Date, Licensee has not yet paid Licensor the pro rata Net Revenue Share for the period of the then current calendar year this Agreement has been in effect, Licensee acknowledges and agrees that it will pay to Licensor the above pro-rata share. Any such payment can be netted against the Non-Default Termination Fee. To the extent Licensor exercises its right to a Non-Default Termination during Year Two, Licensee will have no obligation to pay the Year Three Minimum Payment to Licensor.

13.5 Licensee’s Right to Terminate. Licensee shall have the right to terminate this Agreement upon fourteen (14) days written notice and without prejudice to any rights which it may have, whether pursuant to the provisions of this Agreement, in law, in equity, or otherwise, upon the occurrence of any one or more of the following events and Licensor does not substantially comply with any agreement reached by the parties under Section 11 or any relevant order of the arbitrator issued under Section 12 within the timeframe set forth in such agreement or order:

(A) If Licensor materially breaches any provision of this Agreement;

(B) If Licensor has an Insolvency Event;

(C) If any of Licensor’s representations or warranties hereunder fails to be true and accurate at any time during the Term;

(D) Whether prior to or after the execution of this Agreement, Licensor makes any material misrepresentation or omits to state a material fact necessary to make any material statement not misleading, or Licensor fails to inform Licensee in writing of any later discovered information that would make a prior statement or representation by Licensor materially misleading;

(E) A party is made aware or reasonably anticipates that the Licensed Property, as delivered on the Effective Date, is illegal, infringes or otherwise violates any rights of any third party, provided however, that the parties first seek advice from outside counsel jointly retained by the parties as to the best course of action and the parties discuss and attempt to agree on a course of action. If, after the above consultation and advice, Licensee maintains its decision to terminate this Agreement as to such Licensed Property for the Services or an aspect of the Services, and such decision is upheld, in whole or in part, through any relevant order of the arbitrator issued under Section 12.

13.6 Effect of Termination. If this Agreement is terminated in its entirety, then Licensee’s rights under the Brand License set forth in Section 1.1 shall immediately terminate, provided, however, solely to enable an orderly transition or winding-down of Licensee’s use of the Licensed Property, Licensee, upon notice to Licensor, may continue use the Licensed Property for not longer than sixty (60) days after termination to market and provide services under the Licensed Property, subject to the continued obligation by Licensee make payments to Licensor that would be required under the terms of the Agreement. Notwithstanding the above provision, no such post-termination use will be permitted to the extent such use would violate Applicable Law or the Agreement has been terminated for a violation of the Quality Standards and Licensee has had the opportunity to cure such violation pursuant to the provisions of Section 11.

13.7 Survival of Certain Terms. The provisions of Sections 8, 9, 10, 11, 12, 13.4 13.6, and 14 of this Agreement shall survive the termination of this Agreement for any reason. All other rights and obligations of the parties shall cease upon termination of this Agreement.

14. Miscellaneous.

14.1 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective permitted successors and assigns. Any amendment or waiver effected in accordance with this Section 14.1 shall be binding upon the parties and their respective successors and assigns.

14.2 Successors and Assigns. Licensee shall not assign any of its rights, obligations or privileges (by operation of law or otherwise) hereunder without the prior written consent of Licensor. Any attempt by Licensee to assign its rights or obligations under this Agreement in breach of this Section 14.2 shall be void and of no effect. Licensor may assign this agreement to any of its Affiliates, or to a third party in the event of a merger, acquisition, or sale of all or substantially all of the assets of Licensor. Subject to the foregoing, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

14.3  Litigation.

(A) Pursuant to the terms of this Agreement, Licensee agrees that there shall be no right to enjoin the exhibition of any World Poker Tour television episodes or any parts or elements thereof, the World Poker Tour poker tournament events, or any ClubWPT or WPT-related online games, or to obtain any other form of equitable or injunctive relief, any right to which is hereby waived.

(B) If the parties’ agreement to arbitrate all Claims is found invalid or inapplicable for any reason, or if a party seeks to enforce an arbitrator’s decision, such litigation will be conducted pursuant to the provisions of Section 14.4 below.

14.4 Governing Law; Jurisdiction. This Agreement and any dispute or claim arising out of or in connection with it or its subject matter (including any dispute or claim relating to non-contractual obligations) shall be governed by and construed in accordance with the laws of the State of California. The state and federal courts in the County of Orange, California, have exclusive jurisdiction to settle any dispute or claim (“Action”) arising out of, or in connection with, this Agreement or its subject matter or formation (including any dispute or claim relating to non-contractual obligations). Each party irrevocably waives any right that it may have to object to an action being in such courts on the grounds of venue, on the grounds that an action has been brought in an inappropriate or inconvenient forum or that such courts do not have jurisdiction.

14.5 Attorney’s Fees. In the event of any dispute between the parties hereto arising out of the subject matter of this Agreement, the out-of-pocket costs, expenses, and reasonable attorney’s fees of the prevailing party incurred in resolving or settling the dispute shall be paid by the other party in addition to any other relief or damages to which the prevailing party may be entitled.

14.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Any signature page to this Agreement (or any amendment thereto) transmitted electronically (e.g., a Tagged Image Format File (“TIFF”) or Portable Document Format (“PDF”)) shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.

14.7 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

14.8 Notices. All notices, consents and other communications required or permitted by this Agreement shall be in writing and shall be sent as follows to the following address (or to such other address as a party may designate by notice to the other party), (a) by personal delivery, in which case notice shall be deemed to have been given on the date of delivery; (b) by UPS, Federal Express, DHL or other nationally-recognized overnight delivery service, in which case notice shall be deemed to have been given the first Business Day after deposit of such notice with such service; (c) by facsimile with a copy of such notice sent on the same date by the means set forth in the foregoing clause (b), in which case notice shall be deemed to have been given on the day of the facsimile transmission as set forth in a facsimile log; or (d) by electronic mail with a copy of such notice sent on the same date by the means set forth in the foregoing clause (b), in which case notice shall be deemed to have been given on the day of the electronic mail transmission as set forth in the body of such electronic mail transmission:

If to Licensor, to:

Marked: Personal and Confidential

Peerless Media Ltd.

17877 Von Karman Avenue, Suite 300

Irvine, CA 92614
Attention: Adam Pliska and David Polgreen

Facsimile: 949-225-2602

Email:	Adam.Pliska@wpt.com
David.Polgreen@wpt.com

with a copy (which shall not constitute notice) to:

Maslon LLP
3300 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402-4140
Attention: Bradley A. Pederson
Email: Bradley.pederson@maslon.com

If to Licensee, to:

Marked: Personal and Confidential
Element Partners, LLC

950 Tower Lane, Suite 1125

Foster City, CA 94404

Attention: Daniel Maor

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
10100 Santa Monica Boulevard, Suite 2200
Los Angeles, California 90067
Attention: Steven E. Hurdle, Jr.
Email: shurdle@loeb.com

14.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under Applicable Law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

14.10 Independent Contractor. Neither party shall, for any purpose, be deemed to be an agent of the other party and the relationship between the parties shall only be that of independent contractors. Neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.

14.11 Entire Agreement. This Agreement is the product of both of the parties hereto, and constitutes the entire agreement between such parties pertaining to the subject matter hereof and merges all prior negotiations and drafts of the parties with regard to the transactions contemplated herein. Any and all other written or oral agreements existing between the parties hereto regarding such transactions are expressly canceled. All Exhibits to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified, or amended, are incorporated herein by reference.

14.12 Advice of Legal Counsel. Each party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

[Signature Page Follows]

AS WITNESS duly authorized representatives of each of the parties have executed and delivered this Agreement as of the date first set forth above.

Licensor:	LICENSEE:

PEERLESS MEDIA LTD.	ELEMENT PARTNERS, LLC

By:	By:

Name:	Name:

Title:	Title:

-Signature Page to Brand License Agreement-

EXHIBIT A

Licensed Property

(i) The name “World Poker Tour”, “WPT” and its related name, style, look and feel, which includes the logos and trademarks below:

(ii) any other intellectual property of Licensor that Licensor agrees, in its sole discretion, could be used in connection with the Services.

EXHIBIT B

Style Guide

Provided separately on FTP or CD-Rom

EXHIBIT C

Territory

Brunei

China

Indonesia

Japan

Laos

Malaysia

Philippines

Singapore

South Korea

Taiwan

Thailand

Vietnam

EXHIBIT C

FORM OF PRIMO VITAL SUPPORT AGREEMENT

[See attached]

Exhibit C

STOCKHOLDER VOTING AGREEMENT

STOCKHOLDER VOTING AGREEMENT, dated as of January 19, 2021 (this “Agreement”), by and between Element Partners, LLC, a Delaware limited liability company (“Buyer”), and a stockholder of Allied Esports Entertainment, Inc., a Delaware corporation (“Parent”), identified as the signatory hereto (the “Principal Stockholder”).

WHEREAS, in connection with the execution of this Agreement, Buyer, Club Services, Inc., a Nevada corporation, (“Company”), Allied Esports Media, Inc., a Delaware corporation (“Seller”), and Parent entered into a Stock Purchase Agreement dated January 19, 2021 (as may be amended from time to time, the “Purchase Agreement”), which provides for, among other things, the sale by Seller to Buyer of 100% of the issued and outstanding equity interests of the Company in accordance with the terms of the Purchase Agreement;

WHEREAS, Buyer would not enter into the Stock Purchase Agreement unless the Principal Stockholder were to enter into this Agreement;

WHEREAS, the Principal Stockholder is the record and Beneficial Owner of the number of Owned Shares (as defined herein) set forth opposite the Principal Stockholder’s name on Schedule I hereto;

WHEREAS, the respective boards of directors of Parent and Seller have each approved and deemed expedient and in the best interests of the Parent and Seller, respectively, and their respective stockholders, the Purchase Agreement and the transactions contemplated hereby and have recommended that their respective stockholders adopt, authorize and approve this Agreement and the transactions contemplated hereby;

WHEREAS, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Parent Common Stock entitled to vote thereon is required to approve the adoption of the Purchase Agreement; and

WHEREAS, as a stockholder of Parent, the Principal Stockholder will benefit from the Purchase Agreement.

NOW, THEREFORE, in consideration of Buyer’s entry into the Purchase Agreement, the Principal Stockholder agrees with Buyer as follows:

1. Certain Definitions. Capitalized terms not expressly defined in this Agreement will have the meanings ascribed to them in the Purchase Agreement. For purposes of this Agreement:

(a) “Beneficially Own,” “Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having voting power or investment power with respect to such securities (as determined pursuant to Rule 13d-3(a) under the Securities Exchange Act of 1934, as amended), except for those shares of Parent Common Stock which the Principal Stockholder has the right to acquire within 60 days.

(b) “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in Los Angeles, California are authorized or obligated by Law or executive order to close.

(c) “Governmental Entity” shall mean any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission.

(d) “Law” shall mean any applicable U.S. or non-U.S. federal, state, local or other constitution, law, statute, ordinance, rule, regulation, published administrative position, policy or principle of common law issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

(e) “Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent.

(f) “Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

2. Representations and Warranties of the Principal Stockholder. The Principal Stockholder represents and warrants as follows:

(a) He, she or it is the Beneficial Owner of the number of shares of Parent Common Stock set forth opposite his, her or its name on Schedule I attached hereto (the “Owned Shares”), free from any lien, encumbrance, proxy, voting trust, voting agreement, voting restriction, understanding, right of first refusal, limitation on disposition, adverse claim of ownership, or restriction whatsoever, other than those created by this Agreement or under applicable federal or state securities laws, and with full and sole power to vote the Owned Shares without the consent or approval of any other Person;

(b) Except for the Owned Shares set forth on Schedule I, he, she or it does not Beneficially Own any other Parent Common Stock or hold any securities convertible into or exchangeable for Parent Common Stock and has no other voting rights with respect to any such securities;

(c) Except as set forth on Schedule I hereto, he, she or it is the record holder of the Owned Shares entitled to vote or to execute written consents with respect to such Owned Shares;

(d) This Agreement has been duly executed by the Principal Stockholder and constitutes the valid and legally binding obligation of the Principal Stockholder, enforceable against the Principal Stockholder in accordance with its terms, except as may be limited by (x) the Laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (y) rules of Law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity;

(e) The execution, delivery and performance of this Agreement by the Principal Stockholder and the proxy contained herein does not violate or breach, and will not give rise to any violation or breach of, the Principal Stockholder’s certificate of formation or limited liability company agreement or other organizational documents (if the Principal Stockholder is not an individual), or any Law, contract, instrument, arrangement or agreement by which the Principal Stockholder is bound;

(f) The execution, delivery and performance of this Agreement by the Principal Stockholder and the proxy of the Principal Stockholder contained herein do not, and performance of this Agreement by the Principal Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the Exchange Act), domestic or foreign;

(g) The execution, delivery and performance of this Agreement by the Principal Stockholder and the proxy of the Principal Stockholder contained herein does not create or give rise to any right in the Principal Stockholder or, to the Principal Stockholder’s knowledge, in any other person, with respect to the Owned Shares or any other security of Parent (including, without limitation, voting rights and rights to purchase or sell any shares of Parent Common Stock or other securities of Parent) pursuant to any stockholders’ agreement or similar agreement or commitment, other than any such right as is duly and validly waived pursuant to Section 5 of this Agreement;

(h) He, she or it has read the Purchase Agreement carefully and fully understands the terms and provisions thereof; and

(i) The representations and warranties by the Principal Stockholder in Section 2(a) made herein are qualified in their entirety by the effects of applicable community property Law and the Laws affecting the rights of marital partners generally.

For all purposes of this Agreement, Owned Shares shall include any shares of Parent as to which record or Beneficial Ownership is acquired by a Principal Stockholder after the execution hereof.

3. Covenant to Vote.

(a) The Principal Stockholder irrevocably and unconditionally agrees that, during the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with Section 11 hereof:

(i) provided that (x) Buyer has delivered written notice to the Principal Stockholder with an instruction to vote as set forth in this Section 3(a)(i) because Buyer is not voting the Owned Shares subject to the proxy of the Principal Stockholder contained herein, the Principal Stockholder will execute and timely deliver (or expeditiously cause to be executed and timely delivered) any written consent with respect to all of his, her or its Owned Shares, and the Principal Stockholder shall not thereafter revoke, withdraw, modify or amend such written consent, or (y) Buyer has delivered written notice to the Principal Stockholder with an instruction to vote as set forth in this Section 3(a)(i) prior to any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Parent Common Stock because Buyer is not voting the Owned Shares subject to the proxy of the Principal Stockholder contained herein, the Principal Stockholder shall appear at each such meeting or otherwise expeditiously cause all of his, her or its Owned Shares called to vote upon to be counted as present thereat for purposes of establishing a quorum and vote or consent (or expeditiously cause to be voted or consented) such Owned Shares, as follows:

(1) in favor of the approval of the adoption of the Purchase Agreement and the transactions contemplated thereby, including the Transactions, and otherwise in such manner as may be necessary or appropriate to consummate the transaction contemplated by the Purchase Agreement (including the Parent Stockholder Approval), and in connection therewith to execute any documents reasonably requested by Parent that are necessary or appropriate to effect the foregoing;

(2) in favor of the adoption of the Purchase Agreement, in favor of the Transactions, and otherwise in such manner as may be necessary or appropriate to consummate the transactions contemplated by the Purchase Agreement (including the Parent Stockholder Approval); and

(3) against any action, agreement or arrangement (a) related to or in furtherance of any Competing Proposal, (b) that would or could be reasonably be expected to result in a breach of any covenant, obligation, agreement, representation or warranty of Seller, Parent or (prior to Closing) the Company pursuant to the Purchase Agreement, or of any Principal Stockholder in this Agreement, (c) that would or could be reasonably be expected to result in any condition to Seller’s, Parent’s or (prior to Closing) the Company’s obligations under the Purchase Agreement not being completed in full and timely including, without limitation, any action that could breach or reasonably be expected to breach any representation, warranty or covenant in the Purchase Agreement, or (d) that would reasonably be expected to be inconsistent with or frustrate the purposes of the Stock Purchase Agreement or this Agreement (each of items 3(a)(i)(3)(a) through (d), a “Prohibited Act”).

(ii) The Principal Stockholder shall not vote, or cause to be voted, any Owned Shares (or otherwise provide a proxy or consent or enter into another voting agreement with respect thereto) in favor of any Prohibited Act, whether by written consent or at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Parent Common Stock.

(b) The Principal Stockholder hereby revokes any and all previous proxies with respect to its Owned Shares.

4. Irrevocable Proxy. The Principal Stockholder hereby irrevocably appoints Buyer and any designee of Buyer, each of them individually, each the Principal Stockholder’s proxy and attorney-in-fact for and on behalf of the Principal Stockholder pursuant to the provisions of Section 212 of the General Corporation Law of the State of Delaware, as amended, with full power of substitution and resubstitution, to attend and to vote and act on each the Principal Stockholder’s behalf and in each the Principal Stockholder’s name, place and stead with respect to the Principal Stockholder’s Owned Shares, at any annual, special or other meeting of the stockholders of Parent, and at any adjournment or postponement of any such meeting, held during the term of this Agreement, and to act by written consent (including the execution and delivery of any written consent) with respect to each the Principal Stockholder’s Owned Shares, in all events and at all times during the term of this Agreement with respect to the matters referred to in, and in accordance with, Section 3(a) hereof. The Principal Stockholder affirms that this proxy is coupled with an interest, shall be irrevocable and shall not be terminated by operation of law or upon the occurrence of any other event other than the valid termination of this Agreement pursuant to Section 11 hereof. The Principal Stockholder affirms that this irrevocable proxy set forth in this Section 4 is given in connection with and granted in consideration of and as an inducement to Buyer Entering into the Purchase Agreement and that such irrevocable proxy is given to secure the obligations of the Principal Stockholder under Section 3(a) hereof. The Principal Stockholder agrees to expeditiously take and shall expeditiously take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy including, without limitation, issuing, expeditiously executing and delivering any directions or legal proxies to the applicable record holder of the Principal Stockholder’s Owned Shares. Except in order to vote the Owned Shares in accordance with Section 3(a), the Principal Stockholder covenants and agrees not to grant any subsequent proxy with respect to the Principal Stockholder’s Owned Shares, and further covenants and agrees that any such proxy, if granted, shall not be valid or effective.

5.  Consent to this Agreement. The Principal Stockholder hereby consents, for purposes of any stockholders’ agreement or other agreement or commitment among the stockholders of Parent, to the execution, delivery and performance of this Agreement by each other Principal Stockholder (and waives any rights the Principal Stockholder would otherwise have pursuant to any such stockholders’ agreement or other agreement or commitment by virtue of the execution, delivery or performance of this Agreement). The Principal Stockholder further consents and authorizes Buyer and Parent to publish and disclose in the Proxy Statement (including all documents filed with the United States Securities and Exchange Commission in connection therewith) its identity and ownership of the Owned Shares and the nature of its commitments, arrangements and understandings under this Agreement.

6. Specific Performance. The Principal Stockholder agrees that irreparable damage to Buyer would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Principal Stockholder and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which it is entitled at Law or in equity, and that the Principal Stockholder waives the posting of any bond or security in connection with any proceeding related thereto.

7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Agreement shall not be effective as to any party hereto until such time as this Agreement or a counterpart hereof has been executed and delivered by each party hereto (which delivery may be by facsimile).

8. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Buyer shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Buyer.

9. No Waiver. The failure of Buyer to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at Law or in equity, or to insist upon compliance by any Principal Stockholder hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by Buyer of its right to exercise any such or other right, power or remedy or to demand such compliance.

10. Stockholder Capacity. The Principal Stockholder is executing this Agreement solely in his or its capacity as owner of the Owned Shares and not in its fiduciary capacity as a director or officer of Parent. Nothing herein shall prohibit, prevent or preclude the Principal Stockholder from taking or not taking any action in his capacity as an officer or director of Seller, Parent or the Company.

11. Termination. This Agreement shall terminate upon the earlier to occur of (a) the Closing Date and (b) the date of termination of the Stock Purchase Agreement in accordance with its terms. Nothing in this Section 11 shall relieve or otherwise limit the liability of any party for breach of this Agreement prior to termination hereof.

12. No Agreement as Director or Officer. The Principal Stockholder makes no agreement or understanding in this Agreement in the Principal Stockholder’s capacity as a director or officer of Parent or any of its direct or indirect subsidiaries (if the Principal Stockholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by the Principal Stockholder in the Principal Stockholder’s capacity as such a director or officer, including in exercising rights under the Stock Purchase Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit, or restrict the Principal Stockholder from exercising the Principal Stockholder’s fiduciary duties as an officer or director to Parent, its direct and indirect subsidiaries and their respective stockholders.

13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via e-mail (with acknowledgment of complete transmission) to the parties at the addresses set below the signature of such party to this Agreement (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

15. Non-exclusive Jurisdiction. Any matter, claim or dispute arising out of or in connection with this Agreement shall be subject to the non-exclusive jurisdiction of the Hong Kong courts.

16. Process Agent. Without prejudice to any other mode of service allowed under any relevant law, the Principal Stockholder agrees to irrevocably appoint Ourgame International Holdings Limited as its process agent in Hong Kong (the “Process Agent”) and agrees that for service of process in relation to any proceedings before the Hong Kong courts any document could be served upon the Process Agent, at the following address, 31/F, Tower Two, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong (or such other address of the Process Agent as may be notified to the Buyer from time to time).

17. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

18. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no Principal Stockholder may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of Buyer.

19. Entire Agreement. This Agreement (together with the Purchase Agreement and the other agreements and documents expressly contemplated hereby and thereby) embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

20. Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto.

[Signature page(s) follows]

IN WITNESS WHEREOF, Buyer and the Principal Stockholder have duly executed this Stockholder Voting Agreement as of the date first above written.

BUYER

Element Partners, LLC,
a Delaware limited liability company

By:
Name:
Title:
Address for Notice:

Element Partners, LLC

Attention:
Email:

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
10100 Santa Monica Boulevard, Suite 2200
Los Angeles, California 90067
Attention: Steven E. Hurdle, Jr.
Email: shurdle@loeb.com

IN WITNESS WHEREOF, Buyer and the Principal Stockholder have duly executed this Stockholder Voting Agreement as of the date first above written.

PRINCIPAL STOCKHOLDER

For and on behalf of Primo Vital Limited

Director

Address for Notice:

Attention:
Email:

Acknowledged by Ourgame International Holdings Limited

For and on behalf of Ourgame International Holdings Limited

Director

Schedule I

Principal Stockholder	Owned Shares
Primo Vital Limited, a company incorporated in the British Virgin Islands with limited liability and having its registered office at	11,986,523	**

TOTAL

** Shares	held in street name.

Schedule I

EXHIBIT D

FORM OF OURGAME STOCKHOLDER SUPPORT AGREEMENT

[See attached]

Exhibit D

DEED OF IRREVOCABLE UNDERTAKING

STRICTLY PRIVATE & CONFIDENTIAL

To: Element Partners, LLC (the “Buyer”)

2021

Attn: Board of Directors

Dear Sir/Madam

Re: Ourgame International Holdings Limited (stock code: 06899) (the “Company”)

We, [●], a company incorporated in [●] with limited liability and having its registered office at [●], refer to the announcement of the Company published on the Stock Exchange’s website dated                2021 in relation to the Disposal (the “Announcement”). Save where otherwise defined in this Deed, capitalized terms used in this Deed take the same meanings ascribed to them in the Announcement.

1	Definitions

For the purpose of this Deed,

1.1	“CCASS Participant” shall mean a person admitted to participate in Central Clearing and Settlement System as a direct clearing participant or general clearing participant, a custodian participant or an investor participant who may be an individual or joint individuals or a corporation;

1.2	“Existing Shares” shall have the meaning ascribed to it in Clause 2.1(a);

1.3	“Shares” shall mean the ordinary shares in the share capital of the Company; and

1.4	“Stock Exchange” shall mean The Stock Exchange of Hong Kong Limited.

2	Representations and Warranties

2.1	We hereby represent and warrant as at the date of this Deed, that:

(a)	we beneficially own, control or have direction over [●]issued Shares (the “Existing Shares”), free and clear of any lien, charge, mortgage, encumbrance or any third party rights whatsoever; and

(b)	we have full power and authority to execute and deliver this Deed, give the undertakings contained herein, and to perform the obligations hereunder.

3	Undertakings

We hereby irrevocably and unconditionally undertake to the Buyer that subject to compliance with the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited:

3.1	unless otherwise instructed by the Buyer, we shall exercise, or irrevocably instruct our broker, custodian or nominee who is, or has in turn deposited the Existing Shares with, a CCASS Participant, to exercise or procure the exercise of the voting rights attached to the Existing Shares at a general meeting of the Company to be convened (including any adjournment thereof) to vote in person or by proxy in favour of any resolution (by way of poll) which is necessary to implement or otherwise relates to the Disposal (including any resolution that may impact on the fulfilment of any condition of the Disposal), and if applicable, for the above purpose, if requested by the Buyer in writing at least two days in advance of the above meetings, we will deliver signed proxy forms for voting for the resolutions to be proposed at the relevant general meeting, and will not revoke such proxy forms and will not attend the relevant meetings.

3.2	to the extent that any of the Existing Shares are not registered in our name, we shall irrevocably instruct our broker, custodian or nominee who is, or has in turn deposited the Existing Shares with, a CCASS Participant, to procure the registered holder(s) thereof to take such actions as shall be necessary for Clause 3.1 to be complied with in full.

4	Miscellaneous

4.1	We consent to the issue of any announcement(s) and/or circular by the Company (if required) incorporating references to us and to this Deed. We undertake to provide the Buyer and the Company with all such further information in relation to our interest and that of any person connected with us as the Buyer or the Company may require in order to comply with the rules and requirements (and requests, if applicable) of the Stock Exchange, and any other legal or regulatory requirements for inclusion in the Company’s announcement(s) and circular(s).

4.2	We agree to this Deed being made available for inspection by the Stock Exchange if required.

4.3	We have read the Announcement and the latest draft circular of the Company in relation to the Disposal carefully and fully understands the information and the resolutions thereof.

4.4	This Deed shall take effect from the date of this Deed, and our obligations under this Deed shall terminate after the date of the forthcoming general meeting (or any adjournment thereof) of the Company in relation to, among other things, the approval of the Disposal.

4.5	We agree that damages may not be an adequate remedy for breach of this Deed and acknowledge that the Buyer may be entitled to seek remedies of specific performance and other equitable relief for breach of this Deed.

4.6	Any date, time or period referred to in this Deed shall be of the essence except to the extent to which we and the Buyer agree in writing to vary any date, time or period, in which event the varied, date, time or period shall be of the essence.

4.7	This Deed shall be governed by and construed in accordance with the laws of Hong Kong.

4.8	Any matter, claim or dispute arising out of or in connection with this Deed shall be subject to the non-exclusive jurisdiction of the Hong Kong courts.

4.9	Without prejudice to any other mode of service allowed under any relevant law, we agree to irrevocably appoint Ourgame International Holdings Limited as our process agent in Hong Kong (the “Process Agent”) and agree that for service of process in relation to any proceedings before the Hong Kong courts any document could be served upon the Process Agent, at the following address, 31/F, Tower Two, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong (or such other address of the Process Agent as may be notified to the Buyer from time to time).

4.10	We do not intend to confer any rights under this Deed upon any third party other than the Buyer. The Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) shall not apply to this Deed.

IN WITNESS WHEREOF this Deed has been executed on the day and year first above written.

EXECUTED AND DELIVERED AS A DEED by	)
[●], [title]	)
for and on behalf of	)
[●]	)
in the presence of:	)

EXHIBIT E

AMENDMENT TO EMPLOYMENT AGREEMENT

[See attached]

AMENDMENT 2 TO EXECUTIVE ENGAGEMENT AGREEMENT

This AMENDMENT 2 TO EXECUTIVE ENGAGEMENT AGREEMENT (this “Amendment”) is dated as of ___________, 2021 (the “Effective Date”), by and among Allied Esports Entertainment, Inc., a Delaware corporation (“AESE”), Adam J. Pliska (“Employee”), and Club Services, Inc., a Nevada corporation (the “Company”). AESE, Employee and the Company are collectively referred to as the “Parties” and each is a “Party”.

A. On January 24, 2018, Employee entered into an Executive Engagement Agreement (the “Original Agreement”) with Ourgame International Holdings Limited (“Ourgame”). On June 1, 2018, pursuant to Amendment 1 to Executive Engagement Agreement (“Amendment 1”), the Original Agreement was amended in order to, among other things, add Trisara Ventures, LLC as a party. On April 24, 2020, pursuant to an Assignment and Assumption of Employment Agreement (the “Assignment and Assumption Agreement,” and the Original Agreement, as amended by Amendment 1, the Assignment and Assumption Agreement and this Amendment, the “Employment Agreement”), among other things, AESE assumed the obligations of Ourgame under the Employment Agreement, Trisara Ventures, LLC ceased to be a party to the Employment Agreement, and the Original Agreement, as amended by Amendment 1, was further amended.

B. As of immediately prior to the Effective Date, (i) AESE wholly owns Allied Esports Media, Inc., a Delaware corporation (“Seller”); (ii) Seller wholly owns the Company; (iii) the Company wholly owns WPT Enterprises, Inc., a Nevada corporation (“WPT”); (iv) WPT wholly owns Peerless Media Holdings Limited, a Gibraltar company limited by shares (“Peerless Holdings”); and (v) Peerless Holdings wholly owns Peerless Media Limited, a Gibraltar company limited by shares (“Peerless” and collectively, the “AESE Group”).

C. AESE, Seller, the Company, and Element Partners, LLC, a Delaware limited liability company (“Buyer”), entered into that certain Stock Purchase Agreement dated January 19, 2021, (the “Purchase Agreement”) pursuant to which, at the Closing (as defined therein), Seller agreed to sell to Buyer 100% of the issued and outstanding equity interests of the Company resulting in Buyer being the sole owner of the Company and the indirect sole owner of WPT, Peerless Holdings and Peerless.

D. Pursuant to the Purchase Agreement, this Amendment is required to be executed and delivered at the “Closing” (as defined in the Purchase Agreement) in order to, among other things, replace AESE as a party to the Employment Agreement with the Company, extend the term of Employee’s employment by one (1) year, and for Employee to release AESE of any ongoing obligations under the Employment Agreement, each as described in this Amendment; and

E. The Closing has occurred on the Effective Date.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendment No. 1. Each reference to the “Company” in the Employment Agreement is hereby amended to mean “Club Services, Inc., a Nevada corporation.”

2. Amendment No. 2. Section 2 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“Except for and subject to the terms herein (e.g„ the guaranteed 5-year Lock Up and Guaranteed Period), this Agreement provides for at-will employment. The term shall be for an initial five (5) year guaranteed period and thereafter may be terminated by either Party, for any reason or no reason, upon written notice to the other Party.”

3. Amendment No. 3. Section 5(a) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“This Agreement shall be guaranteed for a period of five (5) years (“Lock Up and Guaranteed Period”). The Company agrees to all provisions in this Agreement and Employee agrees to provide work for the Company in a full time capacity.”

4. Novation. From and after the Effective Date, (a) the Company hereby agrees and undertakes to perform the obligations of AESE under the Employment Agreement and agrees to be bound by the terms and conditions of the Employment Agreement in all respects as if the Company were named as a party to the Employment Agreement in place of AESE, (b) AESE shall no longer be liable for any obligations owed to Employee under the Employment Agreement for any obligations that arise on and after the Effective Date, and (c) Employee acknowledges and consents to the foregoing.

5. Governing Law; Venue. This Amendment shall be governed by the laws of the State of California without regard to its conflicts-of-law principles. The Parties expressly acknowledge and agree that any judicial action to enforce any right of any Party under this Amendment may be brought and maintained in the State of California, and the Parties consent to the jurisdiction of the courts of the State of California, County of Orange, and the federal courts located in the Central District of the State of California. Accordingly, the Parties hereby submit to the process, jurisdiction and venue of any such court. Each Party hereby waives, and agrees not to assert, any claim that it is not personally subject to the jurisdiction of the foregoing courts in the State of California or that any action or other proceeding brought in compliance with this Section is brought in an inconvenient forum.

6. Counterparts. This Amendment may be executed in counterparts, all of which taken together shall constitute one agreement binding on the Parties. Facsimile and electronically transmitted signatures shall be valid and binding to the same extent as original signatures. In making proof of this Amendment, it will be necessary to produce only one copy signed by the Party to be charged.

[Signature page(s) follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

ALLIED ESPORTS ENTERTAINMENT, INC.

By:
Name:	Frank Ng
Its:	CEO

EMPLOYEE

Adam J. Pliska

CLUB SERVICES, INC.

By:
Name:
Its:

[Signature Page to Amendment 2 to Executive Engagement Agreement]

EXHIBIT F

RESTRICTED BUSINESS

1.	No Limit Hold’em (all forms, including, but not limited to, bounty, 6-max or survivor tournaments)

2.	Pot Limit Hold’em

3.	Pot Limit Omaha

4.	Omaha 8/or Better

5.	Stud 8/or Better

6.	Limit Hold’em

7.	Razz

8.	Stud

9.	HORSE (Hold’em/Omaha 8/Razz/Stud/Stud 8)

10.	Pot Limit 8/or Better

11.	Triple Draw

12.	No Limit Single Draw

13.	Pai Gow

F-1